    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                ASK JEEVES, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                              7375                             94-3334199
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
   incorporation or organization)       Classification Code Number)                     No.)

                           --------------------------

                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 985-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                ROBERT W. WRUBEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ASK JEEVES, INC.
                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 985-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                            ANDREI M. MANOLIU, ESQ.
                            MICHAEL L. WEINER, ESQ.
                               COOLEY GODWARD LLP
                              3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                                 (650) 843-5000
                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    It this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                            AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED       REGISTERED(1)          SHARE(2)             PRICE(2)         REGISTRATION FEE
Common Stock, $.001 par value..........     1,631,864(1)           $99.3125           $162,064,494            $42,785

(1) Estimated solely for the purpose of calculating the amount of the registration fee and based upon the average of the high and low sale price of Common Stock of the Registrant on the Nasdaq National Market on
    January 21, 2000.
                           --------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                ASK JEEVES, INC.

                                1,631,864 SHARES

                                  COMMON STOCK

    The selling stockholders identified in this prospectus are selling 1,631,864 shares of our common stock. All of the shares being offered in this prospectus were issued to the selling stockholders in connection with the acquisition of Net Effect Systems, Inc. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "ASKJ". On January 27, 2000, the last reported sales price for our common stock was $110.75 per share.

    The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 64.

    Investing in our our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 to read about risks that you should consider before buying shares of our common stock.

    The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JANUARY 28, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................     4
Risk Factors................................................     6
Special Note Regarding Forward-Looking Statements...........
Use of Proceeds.............................................
Dividend Policy.............................................
Price Range of Common Stock.................................
Selected Financial Data.....................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................
Business....................................................
Management..................................................
Certain Transactions........................................
Principal and Selling Stockholders..........................
Description of Capital Stock................................
Plan of Distribution........................................
Legal Matters...............................................
Experts.....................................................
Where You Can Find More Information.........................
Incorporation by Reference..................................
Index to Financial Statements...............................

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Ask Jeeves has developed and deployed a natural language question answering network on the Internet for companies and consumers, establishing a new way to interact with the World Wide Web. Ask Jeeves was first introduced to the public in April 1997 to provide Web users with a more satisfactory and productive experience by quickly directing users to relevant answers. Our mission is to humanize the Internet by making it easier and more intuitive for consumers to find the information, products and services they need, and for companies to better acquire, retain and maximize the value of their online customers. Our branding strategy centers on the Jeeves character, a friendly and trusted assistant who provides help and guidance on the Web. The Ask Jeeves question answering network let's users ask a question in plain English and receive a response that points to relevant Internet destinations to provide the answers. Our two principal businesses are based on the same underlying technology. The Consumer Service allows users to obtain answers to frequently asked questions on the Internet. The Corporate Service helps companies provide a human-like online interface for their customers. We believe that our Corporate and Consumer services make interaction with the Internet more intuitive, less frustrating and significantly more productive.

    While the growth of the Internet has drawn users at an unprecedented pace, the volume of online information has made it increasingly difficult for users to navigate effectively. To take full advantage of the Internet, users must be able to successfully navigate a network of dispersed Web sites, which are generally not connected in a logical fashion. In addition, once at the Web site, users are faced with the difficulty of sorting through an overwhelming amount of information. Users currently rely on Internet search engines or directories to locate information and make online purchases. These methods typically require consumers to construct keyword or complex search strings that often result in hundreds or thousands of irrelevant results. Given the magnitude of this problem, companies are recognizing the need to provide a means by which their customers and potential customers can more easily find relevant information, products and services on their Web sites. We believe that until navigation on the Internet improves, consumers will remain frustrated with their online experiences, and companies will be frustrated by their inability to provide an easy, intuitive and intelligent user interface, and as a result, to maximize returns on their investments in Internet strategies.

    Beginning with only 3,000 questions a day in its first month of operation, Ask Jeeves answered over 1.7 million questions a day in September 1999, and the number of users has grown from 425,000 in September 1998 to more than
4.1 million in September 1999. Ask Jeeves, at Ask.com, provides users with relevant answers to a wide range of questions from "Is it raining in Paris?" to "Where can I comparison shop for cameras?" Our Corporate Service is designed to improve customer satisfaction on Web sites, improve conversion rates of browsers to purchasers and reduce expensive support costs such as call centers. In November 1999, we acquired Net Effect Systems, Inc., a provider of a live help service that enables real-time, text-based communication between a company and its online customers. In January 2000, we entered into an agreement to acquire Direct Hit Technologies, Inc., a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services.

    Our principal executive offices are located at 5858 Horton Street, Suite 350, Emeryville, California 94608, and our telephone number is (510) 985-7400. Our World Wide Web site address is www.Ask.com. The information in the Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common Stock offered by us..................................  0 shares
Common Stock offered by Selling Stockholders................  1,631,864 shares
Common Stock to be outstanding after the offering...........  28,472,883 shares
Use of Proceeds.............................................  We will not receive any proceeds from the sale of
                                                              common stock by the selling
                                                              stockholders
Nasdaq National Market symbol...............................  ASKJ

    The foregoing information is based upon shares outstanding as of December 31, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                    PERIOD FROM
                                                      JUNE 13,
                                                        1996
                                                    (INCEPTION)            YEAR ENDED                NINE MONTHS ENDED
                                                      THROUGH             DECEMBER 31,                 SEPTEMBER 30,
                                                    DECEMBER 31,   --------------------------   ----------------------------
                                                        1996           1997          1998           1998            1999
                                                    ------------   ------------   -----------   -------------   ------------
Consolidated Statement of Operations Data:
Total revenues....................................   $      --      $   22,603    $   800,398    $   238,436    $ 11,124,852
Gross profit (loss)...............................          --          22,603       (598,994)      (210,531)      2,807,060
Operating loss....................................    (107,797)       (730,174)    (6,966,362)    (3,187,150)    (30,487,764)
Net loss..........................................   $(107,797)     $ (724,639)   $(6,806,359)   $(3,106,162)   $(29,185,828)
Basic and diluted net loss per share..............   $    (.08)     $     (.21)   $      (.74)   $      (.39)   $      (1.65)
Weighted average shares...........................   1,295,342       3,394,397      9,162,624      8,021,526      17,659,875

                                                                     AS OF
                                                              SEPTEMBER 30, 1999
                                                              -------------------
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term and long-term
  investments...............................................      $62,922,372
Working capital.............................................       56,474,089
Total assets................................................       79,390,815
Capital leases, less current portion........................        2,196,462
Total stockholders' equity..................................       63,465,018

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR BUSINESS IS EXTREMELY DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS
  LIMITED

    We were incorporated in June 1996 and launched Ask Jeeves, at Ask.com, our public Web site, in April 1997. Because of our limited operating history, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential is unproven and our business model is constantly evolving. For example, in the quarter ended March 31, 1999, we restructured our organization into two business units: the Consumer Service and the Corporate Service. Because the Internet is constantly changing, we may need to change our business model again to adapt to those changes. Frequent changes in organizational structure could impose significant burdens on our management and our employees and could result in loss of productivity or even increased attrition.

    Any investment in our company must be considered in light of the problems frequently encountered by companies in an early stage of development in new and rapidly evolving markets. To address the risks we face, we must, among other things:

    - maintain and enhance our brand

    - expand our product and service offerings

    - increase the amount of traffic to Ask Jeeves

    - increase the number and types of businesses that use the products and services of our Corporate and Consumer Service

    - increase the value of our Corporate and Consumer Service to our users, customers, electronic commerce merchants and advertisers

    - attract, integrate, retain and motivate qualified personnel; and

    - maintain the leadership and quality of our services.

    We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES

    We have incurred significant net losses in each fiscal quarter since our inception, including a net loss of approximately $29.2 million for the nine months ended September 30, 1999, and as of September 30, 1999 we had an accumulated deficit of approximately $36.8 million. We expect to have increasing net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the revenue growth from our advertisers, corporate customers and electronic commerce merchants and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop our brand loyalty through marketing and promotion, enhancement of our Corporate and Consumer Service and expansion of our other services. As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future we will be unable to continue our operations.

OUR CORPORATE AND CONSUMER SERVICES ARE NOVEL AND UNPROVEN

    Our Corporate and Consumer services are novel and unproven. We will be successful only if Internet users adopt our natural-language services on Ask Jeeves and on the Web sites of our corporate customers. Prior to the launch of Ask Jeeves, Internet users only had traditional search techniques, such as search engines, to navigate the Internet. Traditionally, users relied on methods, such as call centers, chat rooms and e-mail, rather than difficult-to-navigate corporate Web sites, to obtain information on products and services. It is difficult to predict the extent and rate of user adoption of our Corporate and Consumer services. We cannot assure you that widespread acceptance of our services will occur. Visitors to our service may use it once or twice and then revert to traditional search techniques to navigate the Internet.

OUR METHODS OF GENERATING REVENUE ARE RELATIVELY NEW AND LARGELY UNTESTED

    We generated approximately 65%, 31% and 4% of our revenues for the nine months ended September 30, 1999 through Internet advertising, licensing of our Corporate Service to corporate customers and knowledge base licensing fees that provide Internet-wide navigation services, respectively. We facilitate electronic commerce by directing users who ask a shopping question to electronic commerce merchants, some of whom compensate us for the referral. These methods of revenue generation are relatively new and largely untested and revenues to date have not been material.

    Revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media. Advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Internet believing that Internet advertising is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. Our business could be materially adversely affected if Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues. Furthermore, we rely on a third-party advertising service, provided by DoubleClick, Inc., to deliver advertisements to our users. If DoubleClick fails to deliver the advertisements as contracted for, due to reliability or performance problems, or if advertisements cannot be targeted as promised to advertisers, our revenues will decrease.

    In addition, a portion of our revenues for the foreseeable future is expected to be derived from the facilitation of electronic commerce transactions. The market for Internet products and services has only recently begun to develop and is rapidly changing. Therefore, the success of our business depends upon the adoption of the Internet as a medium for commerce by a broad base of customers. If this market fails to develop or develops more slowly than expected, or if our electronic commerce services do not achieve market acceptance, our business may suffer.

    Furthermore, we expect sales to corporate customers to constitute a growing percentage of our revenues. As of September 30, 1999, we had provided customized solutions to approximately 26 companies. In addition, our Corporate Service has only been recently implemented onto these corporate Web sites. As such, we cannot yet determine the effectiveness of our Corporate Service compared to traditional methods of customer relationship management. If we cannot demonstrate to corporate customers that our Corporate Service increases the rate at which browsers become purchasers, improves customer satisfaction on their Web sites and reduces expensive support costs, such as those associated with call centers, our ability to attract and retain corporate customers may be impaired. Our business would be materially adversely affected if we are unsuccessful in increasing the number of corporate customers.

OUR GROWTH WILL DEPEND ON OUR ABILITY TO DEVELOP OUR BRAND

    We believe that broader brand recognition and a favorable consumer perception of the Ask Jeeves brand is essential to our future success. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. We intend to continue to incur significant expenditures, approximately $40 to $50 million in the year 2000, on these advertising and promotional programs and activities. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. In addition, even if brand recognition increases, the number of new users may not increase. Further, even if the number of new users increases, the amount of traffic on Ask Jeeves and the number of corporate customers may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

TO MANAGE OUR GROWTH, WE NEED TO IMPROVE OUR SYSTEMS, CONTROLS AND PROCEDURES
  AND COORDINATE OUR CORPORATE AND CONSUMER SERVICES

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. This growth will place a significant strain on our personnel, management systems and resources. We expect that the number of employees, including management-level employees, will continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, as well as, train and manage our workforce. We must also maintain close coordination between our Corporate and Consumer Services, as well as our technical, accounting, finance, marketing, sales and editorial organizations. We cannot be assured that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage growth effectively, our business would be materially adversely affected.

OUR ACQUISITION OF NET EFFECT SYSTEMS, INC. AND DIRECT HIT TECHNOLOGIES, INC.
  AND ANY FUTURE ACQUISITIONS, MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

    We acquired Net Effect Systems, Inc., effective November 19, 1999 and we entered into an agreement on January 25, 2000 to acquire Direct Hit Technologies, Inc. We may encounter risks to our business associated with the assimilation of Net Effect and Direct Hit including:

    - difficulties in assimilation of acquired personnel, operations, technologies or products;

    - unanticipated costs associated with the acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on our existing business relationships with our, Net Effect and Direct Hit customers; and

    - inability to retain employees of Net Effect and Direct Hit.

    As part of our business strategy, we may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. These future acquisitions could pose the same risks to our business posed by the acquisitions described above. In addition, with future acquisitions, we could use substantial portions of our available cash, as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

    If we are unable to successfully integrate Net Effect and Direct Hit or to create new or enhanced services, we may not achieve the anticipated benefits from our mergers with Net Effect and Direct Hit. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses, experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if any significant number of Net Effect or Direct Hit employees fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisition.

WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE AGAINST OUR CURRENT AND POTENTIAL
  COMPETITORS

    We have a number of competitors in both the Consumer and Corporate services businesses.

    CONSUMER SERVICE

    We face direct competition from companies that provide Internet-wide search and directory services. For example, we compete with search engines, including Excite@Home Corporation, Inktomi Corporation, Google Inc. and AltaVista Company, for the traffic generated by Internet users seeking links to third-party content to address their online information needs. We also compete with directory services, such as Yahoo! Inc., Goto.com and LookSmart, Ltd. because they provide alternative ways for users to obtain the desired information.

    CORPORATE SERVICE

    Our Corporate Service competes with a number of companies that are addressing the same need to improve automated or online customer service for corporate clients. The companies that provide automated online customer products and services against which we compete can be categorized as follows:

          CATEGORY                         FOCUS                       COMPETITORS
-----------------------------  -----------------------------  -----------------------------
Web-based....................  Web-site specific search       Inktomi Corporation, Primus
                               engine, "frequently asked      Telecommunications Group,
                               questions," self-help problem  Inc. and WebAnswers, LLC
                               resolution and expert systems
E-mail.......................  Automated response to          Aptex Software, Inc.,
                               customer generated e-mail and  Brightware, Inc., Egain
                               automated routing of customer  Communications Corp., Kana
                               e-mail to appropriate answer   Communications, Inc. and
                               provider                       Mustang Software, Inc.
Phone call with customers....  Receive, manage and track      Clarify, Inc., Siebel
                               telephonic communications      Systems, Inc., Face Time
                                                              Communications, Inc., Vantive
                                                              Corporation and Remedy
                                                              Corporation

    Our ability to compete depends on many factors, many of which are outside of our control. These factors include: the quality of content, the ease of use of online services, the timing and market acceptance of new and enhanced online services, and sales and marketing efforts by our competitors and us.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and, consequently, result in a decrease in traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, advertisers and electronic commerce merchants. Our competitors may develop products and services that are equal to, or superior to, our products and services, or achieves greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

OUR RECENTLY FORMED INTERNATIONAL SUBSIDIARY MAY NOT BE SUCCESSFUL

    In the fourth quarter of 1999, we formed a wholly owned subsidiary, Ask Jeeves International, Inc., for the purpose of marketing Ask Jeeves' services outside of the United States. This expansion into international markets will require substantial management attention and financial resources. At this time, we have recorded no sales from international operation. We cannot be certain that our investment in establishing operations in other countries will produce the desired levels of revenue. In addition, international operations are subject to other inherent risks and problems, including:

    - the impact of recessions in economies outside the United States;

    - greater difficulty in accounts receivable collections;

    - unexpected changes in regulatory requirements;

    - difficulties and costs of staffing and managing foreign operations;

    - reduced protection for intellectual property rights in some countries;

    - political and economic instability;

    - the introduction of the euro;

    - fluctuations in currency exchange rates; and

    - difficulty in maintaining effective communications due to distance, language and cultural barriers.

    Some or all of the above factors could have a material adverse effect on the results of our operations.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT

    You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including:

    - our ability to obtain new corporate customers, the length of the development cycle of the Corporate Service for corporate customers and the timing of revenue recognition with respect to contracts with corporate customers;

    - our ability to obtain new advertising contracts, maintain existing ones, and effectively manage our advertising inventory;

    - the number of questions asked and answered on Ask Jeeves and on the Web sites of our corporate customers;

    - our ability to attract and retain advertisers and our ability to link our electronic commerce merchants to potential customers;

    - seasonal and other fluctuations in demand for our electronic commerce services and for advertising space on Ask Jeeves;

    - our ability to develop and introduce new technology;

    - announcements and new technology introductions by our competitors;

    - our ability to attract and retain key personnel;

    - costs relating to possible acquisitions and integration of technologies or businesses;

    - rate changes for advertising on Ask Jeeves; and

    - marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations.

    We have experienced lower traffic during the year-end holiday season and a slower rate of growth during the summer months. Given our limited operating history, user traffic on our Web site is extremely difficult to forecast accurately. Moreover, obtaining new corporate customers depends on many factors that we are not able to control, such as the allocation of budgetary resources by potential customers. The average sales cycle for obtaining new corporate customers has typically ranged from two to four months. Therefore, it is difficult to predict the number of corporate customers that we will have in the future. We may be unable to adjust spending to compensate for an unexpected shortfall in our revenues. In addition we expect our operating expenses to increase as we expend our engineering, sales and marketing operations, broaden our customer support capabilities, develop new strategic alliances, fund increased levels of research and development and build our operational infrastructure. As a result, if we experience an unexpected shortfall in revenue, or if our revenues do not grow faster than the increase in these expenses, we could experience significant variations in the operating results from quarter to quarter.

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE
  MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY

    Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet users, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

OUR CONSUMER SERVICE DEPENDS ON THIRD-PARTY CONTENT

    Our Consumer Service is designed to directly link users into a page within a third-party Web site that contains the answer to a question asked. However, when our Consumer Service attempts to direct the user to a page within the Web site, some companies have automatically redirected users to their home page. If companies prevent us from directly linking our consumer users to a page within a third-party Web site, and if there are no comparable alternative Web sites to which we can direct our users, the utility and attractiveness of our services to consumers may be reduced. If this occurs, traffic on Ask Jeeves could significantly decrease, which would have a material adverse effect on our business.

    Visitors to Ask Jeeves use our Consumer Service to obtain direct access to the information, products and services they need through the display of a third-party Web page containing the answer to the user's question. We have little control over the content contained on these third-party Web sites. If these third-party Web sites do not contain high-quality, up-to-date and useful information to the user, the utility of our service to the user will be reduced, which could materially and adversely affect our business.

WE MAY BE LIABLE FOR OUR LINKS TO THIRD-PARTY WEB SITES

    We could be exposed to liability with respect to the selection of third-party Web sites that may be accessible through Ask Jeeves. Such claims might include, among others, that by linking to Web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by such third parties through such Web sites. Other claims may be based on errors or false or misleading information provided on Ask Jeeves, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. Other claims may be based on our links to sexually explicit Web sites and our provision of sexually explicit advertisements when this content is displayed. Our business could be materially adversely affected due to the cost of investigating and defending such claims, even to the extent such claims do not result in liability. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

FAILURE TO RETAIN CUSTOMERS OR ADD NEW CUSTOMERS TO OUR CORPORATE SERVICE MAY
  HAVE AN ADVERSE EFFECT ON OUR REVENUES

    For the nine months ended September 30, 1999 no customer accounted for more than ten percent of our total revenues. AltaVista and theglobe.com, inc. accounted for approximately 10% and 10% of total revenues, respectively, for the year ended December 31, 1998. In addition, in the coming year we expect that revenues associated with our Corporate Service will be heavily dependent on a limited number of customers, comprised primarily of corporations with large, difficult-to-navigate Web sites. As a result, if we do not complete our sales to a sufficient number of customers, our future revenues will be adversely affected.

    Most of our customer contracts in the Corporate Service have a term of one year. As a result, if we are unable to offer value to our customers during the term of these contracts, or if our customers choose a competitor's service over our service, or if such customers decide to use their own proprietary technology to develop services similar to ours, such customers may not renew their contracts. If we do not obtain a sufficient amount of contract renewals or if such renewal contracts are obtained on terms less favorable than the original contract, our business could be materially adversely affected.

OUR DEVELOPMENT CYCLE FOR OUR CORPORATE SERVICE IS LONG AND LABOR INTENSIVE

    Because the customization of our Corporate Service is labor intensive, it is difficult to predict the length of the development cycle. Factors that affect the length of the development cycle include the overall size and complexity of the Web site, the interaction with the customer and the dynamic nature of the content. Generally, it takes three to four months to launch a customized Corporate Service. However, because we have a limited number of corporate customers, it is difficult to predict whether the development cycle will stay in this timeframe. The long development cycle makes it difficult to predict the delivery time to the customer, realize our revenue goals and manage our internal hiring needs to meet new projects. In addition, in order to meet increased demand for custom Corporate Service, we may have to hire additional people and train them in advance of orders. When we outsource development of custom knowledge bases, we will have little control over the speed and quality of the development. Any decline in the speed or quality of the implementation of custom knowledge bases could adversely affect our business.

    Our revenue growth is dependent, in part, on our ability to leverage our customization of knowledge bases. We have outsourced our knowledge base creation process to providers of integrated Internet solutions to leverage our sales efforts. If we are unable to continue to outsource the labor intensive process of creating customized knowledge bases, our expenses in developing a customized corporate Web site will continue to be high, which may have an adverse effect on our business.

WE FACE RISKS RELATED TO EXPANDING INTO RELATIVELY NEW SERVICES AND BUSINESS
  AREAS, IN PARTICULAR, ELECTRONIC COMMERCE

    To increase our revenues, we will need to expand our operations by promoting new or complementary products and by expanding the breath and depth of our services. In particular, our future success will largely depend on our ability to substantially increase revenues through the facilitation of electronic commerce transactions. The market for electronic commerce services is extremely competitive. Because we only recently entered this market and we have little experience in it, we may have limited success in this market. Such expansion may strain our management, financial and operational resources. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business, operating results and financial condition will be materially adversely affected.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR PRESIDENT AND CHIEF
  EXECUTIVE OFFICER

    Our future success depends, in part, on the continued service of Robert Wrubel, our Chief Executive Officer. Mr. Wrubel is not bound by an employment agreement for any specific term. Our relationship with Mr. Wrubel is at will. Although we are the beneficiaries of a key person life insurance policy on Mr. Wrubel's life, the loss of his services, would have a material adverse effect on our business.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY
  SKILLED EMPLOYEES

    Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. Additionally, it is often more difficult to attract employees once a company's stock is publicly traded because the exercise price of equity awards such as stock options are based on the public market, which is highly volatile. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS

    Our business would be adversely affected if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

    - the Internet infrastructure may not be able to support the demands placed on it;

    - performance and reliability of the Internet may decline as usage grows;

    - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    - privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

THE OPERATING PERFORMANCE OF OUR SYSTEMS AND SERVERS IS CRITICAL TO OUR BUSINESS
  AND REPUTATION

    Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of Ask Jeeves could result in reduced user traffic on Ask Jeeves and reduced revenues. Our network and server equipment is located at Frontier Global Center in Palo Alto, California and Exodus Communications in Sunnyvale, California. Although we believe that our current back-up methods are adequate, we cannot assure you that the back-up servers will not fail or cause an interruption in our service.

    Our services on both Ask Jeeves and our Corporate Service customer sites have from time to time experienced slower response times and interruptions in service due to malfunction at our hosting facilities and on the Internet backbone networks, major software upgrades at Ask Jeeves and undetected software defects. The Ask Jeeves Web site has been interrupted for periods ranging from a few minutes to three hours. In addition, these Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptions. If we experience outages, frequent or persistent system failures or degraded response times, our reputation and brand could be permanently harmed. In addition, we could lose advertising revenues during these interruptions and user satisfaction could be negatively impacted if the service is slow or unavailable.

    Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to Ask Jeeves. Each of these providers has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

    The occurrence of an earthquake or other natural disaster or unanticipated problems at our leased headquarters in Emeryville, California or at the servers that host or back-up our systems could cause interruptions or delays in our business, loss of data or render us unable to provide Corporate and Consumer Services. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our general liability insurance policies may not adequately compensate us for losses that may occur due to interruptions in our service.

WE MAY NOT BE ABLE TO ADAPT TO EVOLVING INTERNET TECHNOLOGIES AND CUSTOMER
  DEMANDS

    To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our products and services and introducing new services to address our customers' changing needs. We could incur substantial development or acquisition costs if we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services. Our business could be materially adversely affected if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors. Furthermore, our competitors or potential competitors may develop a novel method of Internet navigation that is equal or superior to our Corporate and Consumer Service. As a result, demand for our Corporate and Consumer Service may decrease.

WE MAY FACE POTENTIAL LIABILITY FOR INVASION OF PRIVACY

    Although we have a policy against using personal information, current computing and Internet technology allows us to collect personal information about our users. We may decide in the future to compile and provide such information to our Corporate customers and electronic commerce merchants. In the past, the Federal Trade Commission has investigated companies that have taken such actions without permission or in violation of a stated privacy policy. If we begin collecting such information without permission or in violation of our privacy policy, we may face potential liability for invasion of privacy for compiling and providing information to our corporate customers and electronic commerce merchants based on questions asked by users and visitors on Ask Jeeves and corporate sites.

WE NEED TO EXPAND OUR SALES AND SUPPORT ORGANIZATIONS

    We will continue to expand both our advertising sales and corporate sales operations and marketing efforts to increase market awareness and sales of our products and services. We recently expanded our sales forces and plan to hire additional sales personnel. Competition for highly-qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. We will need to increase our staff to support new customers and the expanding needs of our existing customers. Hiring highly-qualified customer service and account management personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our profitability.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce, where such taxes are discriminatory and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

    In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

WE MAY FACE POTENTIAL ELECTRONIC COMMERCE-RELATED LIABILITIES AND EXPENSES

    Arrangements with electronic commerce merchants may expose us to legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

    Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include:

    - potential liabilities for illegal activities that may be conducted by participating merchants;

    - product liability or other tort claims relating to goods or services sold through third-party commerce sites;

    - consumer fraud and false or deceptive advertising or sales practices;

    - breach of contract claims relating to merchant transactions;

    - claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

    - claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

    Even to the extent that such claims do not result in material liability, investigating and defending such claims could have a material adverse effect on our business, operating results or financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE
  LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

    Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business. We have applied for a patent on our "Grammar Template Query System" with the United States Patent and Trademark Office. We have obtained registered trademark status for "Ask Jeeves" in the United States. We have also applied for registered trademark status for "Ask.com," "Ask Jeeves for Kids," and our logo and service marks in the United States and various foreign countries. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Because we are devoting significant resources to building our brands, primarily "Ask Jeeves" and "Ask.com," through media advertising campaigns, if we are unable to register the trade and service marks for which we have applied, or if we are unable to defend our intellectual property rights, our business may be materially and adversely affected.

    In July 1999, IP Learn LLC filed a complaint against us in the United States District Court for the Northern District of California, which was amended by the plaintiff, which alleges that aspects of the Ask Jeeves technology infringe one or more patents alleged to be held by the plaintiff. We have answered the complaint and discovery has begun. Additionally, in December 1999, Patrick H. Winston and Boris Katz filed a complaint against us in the United States District Court for the District of Massachusetts. The complaint alleges that the Company's technology infringes two patents alleged to be held by the plaintiffs. We have has not yet answered the complaint. We do not believe that either lawsuit is meritorious and is vigorously defending each of the cases. However, the outcome of litigation is difficult to predict and could result in a judgment against us.

    Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

WE COULD FACE ADDITIONAL STOCK-BASED COMPENSATION RELATED TO OUR RELATIONSHIP
  WITH TRINET

    Until May 31, 1999, we used TriNet VCO, an independent professional employer organization, to provide payroll services and employee benefits for all our employees. Under the co-employment arrangement, we paid a percentage of compensation per co-employee, in addition to compensation costs, to TriNet to cover payroll processing and related taxes and insurance. On December 31, 1998, the Financial Accounting Standards Board or FASB issued an Exposure Draft of a FASB Interpretation, Accounting for Certain Transactions involving Stock Compensation--interpretation of APB Opinion No. 25. Such FASB Exposure Draft, if adopted, could be interpreted to indicate that employees subject to co-employment arrangements, would not be considered our employees for purposes of applying APB No. 25. On April 30, 1999, we gave notice of termination of this co-employment arrangement. If additional clarification regarding the definition of an employee is not provided in the final pronouncement, we may be required to establish a new measurement date for stock options granted after December 15, 1998 to our employees for the purpose of accounting for stock options under APB No. 25. If a new measurement date is required to be established, we would recognize deferred stock-based compensation which would be amortized as stock-based compensation over the remaining vesting periods of the options. We estimate that this charge could be approximately $5.2 million in the aggregate, which would be amortized beginning with the first quarter of fiscal 2000, and ending in 2003. Such amortization could have a material adverse effect on our operating results.

WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL
  NEEDS

    We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months following the date of this prospectus. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds after eighteen months to fund brand promotion, develop new or enhanced services, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS WHICH COULD
  RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate.

PROVISIONS IN DELAWARE LAW AND OUR CHARTER, STOCK OPTION AGREEMENTS AND OFFER
  LETTERS TO
  EXECUTIVE OFFICERS MAY PREVENT OR DELAY A CHANGE OF CONTROL

    We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's assets unless:

    - the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's assets

    - after the transaction where the stockholder acquired 15% or more of the corporation's assets, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer

    - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

    A Delaware corporation may opt out of the Delaware anti-takeover laws if its original certificate of incorporation or amended certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of Ask Jeeves and may discourage attempts by other companies to acquire us.

    Our Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

    - our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms

    - the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval

    - all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent

    - special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the board; and

    - the elimination of cumulative voting.

    These provisions may have the effect of delaying or preventing a change of control.

    Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

    In addition, our option agreements under the 1996 Equity Incentive Plan provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of an option, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months upon a change of control. As of September 30, 1999, there were 6,584,426 unvested shares of common stock reserved for options granted under this plan. Furthermore, offer letters with our executive officers provide for the payment of severance and acceleration of options upon the termination of these executive officers following a change of control of Ask Jeeves. These provisions in our stock option agreements and offer letters could have the effect of discouraging potential takeover attempts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We will not receive any proceeds from sales, if any, of our common stock by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been traded on the Nasdaq National Market under the symbol "ASKJ" since our initial public offering on July 1, 1999. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market:

                                                                SALE PRICES
                                                            -------------------
                                                              HIGH       LOW
                                                            --------   --------
1999
First Quarter.............................................       --         --
Second Quarter............................................       --         --
Third Quarter.............................................  $ 77.82    $ 24.00
Fourth Quarter............................................  $190.50    $ 31.00
2000
First Quarter (through January 27, 2000)..................  $139.75    $85.375

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

    The following selected supplemental consolidated financial data are qualified by reference to, and should be read in conjunction with, our Supplemental Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected supplemental consolidated statement of operations data from June 13, 1996 (inception) through December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, and the selected supplemental consolidated balance sheet data at December 31, 1996, 1997, 1998 and September 30, 1999 are derived from, and are qualified by reference to, our supplemental consolidated financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. The financial data for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or any other future period. We merged with Net Effect Systems, Inc. in November 1999 in a transaction accounted for as a pooling of interests. The historical financial statements have been restated to include the financial position and results of operations of Net Effect.

                                                  PERIOD FROM             YEAR ENDED                 NINE MONTHS
                                                 JUNE 13, 1996           DECEMBER 31,            ENDED SEPTEMBER 30,
                                              (INCEPTION) THROUGH   -----------------------   --------------------------
                                               DECEMBER 31, 1996      1997         1998          1998           1999
                                              -------------------   ---------   -----------   -----------   ------------
                                                                                                     (UNAUDITED)
SUPPLEMENTAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Consumer..................................      $        --       $      --   $   577,159   $   155,386   $  7,201,116
  Corporate.................................               --          22,603       223,239        83,050      3,923,736
                                                  -----------       ---------   -----------   -----------   ------------
      Total revenues........................               --          22,603       800,398       238,436     11,124,852
Cost of revenues:
  Consumer..................................               --              --       602,716       285,249      3,664,856
  Corporate.................................               --              --       796,676       163,718      4,652,936
                                                  -----------       ---------   -----------   -----------   ------------
      Total cost of revenues................               --              --     1,399,392       448,967      8,317,792
Gross profit (loss).........................                           22,603      (598,994)     (210,531)     2,807,060
Operating expenses:
  Product development.......................          107,797         440,740     1,712,466       882,770      5,312,959
  Sales and marketing.......................               --          94,214     2,301,108       953,123     21,334,612
  General and administrative................               --         217,823     2,324,784     1,140,726      4,681,332
  Amortization of deferred stock
  compensation..............................               --              --        29,010            --      1,605,224
  Write-off of in-process technology........               --              --            --            --        360,697
                                                  -----------       ---------   -----------   -----------   ------------
      Total operating expenses..............          107,797         752,777     6,367,368     2,976,619     33,294,824
                                                  -----------       ---------   -----------   -----------   ------------
Operating loss..............................         (107,797)       (730,174)   (6,966,362)   (3,187,150)   (30,487,764)
Interest income.............................               --           5,535       165,741        86,726      1,381,806
Interest expense............................               --              --        (5,738)       (5,738)       (79,870)
                                                  -----------       ---------   -----------   -----------   ------------
Net loss....................................      $  (107,797)      $(724,639)  $(6,806,359)  $(3,106,162)  $(29,185,828)
                                                  ===========       =========   ===========   ===========   ============
Basic and diluted net loss per share........      $      (.08)      $    (.21)  $      (.74)  $      (.39)  $      (1.65)
                                                  ===========       =========   ===========   ===========   ============
Weighted average shares outstanding used in
  computing basic and diluted net loss per
  share.....................................        1,295,342       3,394,397     9,162,624     8,021,526     17,659,875
                                                  ===========       =========   ===========   ===========   ============

                                                                     AS OF DECEMBER 31,
                                                              --------------------------------    AS OF SEPTEMBER
                                                                1996       1997        1998           30, 1999
                                                              --------   --------   ----------   ------------------
                                                                                                    (UNAUDITED)
Supplemental Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term and long-term
  investments...............................................  $    --    $583,476   $8,465,851      $69,922,372
Working capital.............................................       --     500,816    7,318,469       56,474,089
Total assets................................................       --     678,655    9,933,411       79,390,815
Capital leases, less current Portion........................       --          --       45,945        1,966,462
Stockholders' equity........................................  $(6,219)   $567,797   $8,291,152      $63,465,018

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We have two principal businesses based on the same underlying technology. The Consumer Service allows users to obtain answers to frequently asked questions on the Internet. The Corporate Service helps companies provide a human-like online interface for their customers.

    Revenues from the Consumer Service consist primarily of three components:

    - advertising revenues;

    - knowledge base licensing fees; and

    - electronic commerce transaction fees.

    We earn advertising revenues from short-term advertising contracts by delivering impressions to users over a specified period of time. Advertising rates, measured on a cost per thousand impressions (CPM) basis, are dependent on whether the impressions are displayed in general rotation throughout our Web site or are directed to targeted audiences or channels within Ask Jeeves, such as the computer, entertainment, family, health, money, shopping and travel channels. Revenues are based upon actual impressions delivered as measured by our third-party advertising delivery provider, DoubleClick, Inc. We currently license the Ask Jeeves knowledge base to four companies that provide Internet-wide navigation services. These companies are Netscape Communications, Oxygen Media Inc., AltaVista Company, and Infonautics Corporation. Knowledge base licensing fees consist of a fixed fee that is recognized ratably over the contract term, generally a twelve month period. In the future, we expect that licensing of the knowledge base will not be a significant percentage of our revenues. We also expect to generate a portion of our revenues from a third component, the facilitation of electronic commerce. We are currently in a pilot phase of our electronic commerce program and revenues from the facilitation of electronic commerce from inception through September 30, 1999 have not been significant. Typically, we receive payment only if the user clicks on the answer that links to such electronic commerce merchant's Web sites on a cost per click
(CPC) basis.

    Revenues from the Corporate Service consist of two components:

    - knowledge base customization; and

    - maintenance and information service fees.

    Since its introduction in October 1998, our Corporate Service has been adopted by several companies including Compaq, Dell, Toshiba, WebTV, Iomega, US Web, Hewlett Packard, Intel, F5 Networks, Martha Stewart, My Points, Microsoft, IDG, Micron, E*trade, Williams-Sonoma, Bell South, Datek, Oxygen Media, Office Depot, etown, PCY2000, American Express, OneNetNow, and Adam.com. We recognize knowledge base customization, maintenance, and information service fees ratably over the contract term, generally twelve months. Payments received prior to delivering the knowledge base or providing maintenance and information services are recorded as deferred revenues and are recognized ratably over the contract term.

    Cost of revenues for our Consumer Service consists primarily of salaries and personnel costs associated with the content development and maintenance of Ask Jeeves and providing data analysis and testing. Cost of revenues for our Corporate Service consists primarily of salaries and related personnel costs and other direct costs to provide knowledge base information and maintenance services to corporate customers. Cost of revenues also includes amortization charges from the acquisition of assets from Lumina Design Systems, Inc. We believe that ongoing content development is required to remain competitive, and we expect that our production and content expenses will continue to increase in absolute dollars in the future.

    Product development expenses consist primarily of salaries and related personnel costs, consultant fees and expenses related to the design, development, testing and enhancement of our technology and services. To date all software development costs have been expensed as incurred. We believe that continued investment in product development is critical to attaining our strategic product objectives and, as a result, we expect these expenses to increase in absolute dollars in the future.

    Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses as well as advertising and promotional expenditures. The demand for our Corporate Service is greater than previously anticipated and we believe we must be more aggressive in capturing significant market share in the near-term. As a result, we plan to increase our investments in sales, marketing, infrastructure, and product development in an effort to capture market share faster and create greater long-term value for our shareholders.

    General and administrative expenses consist primarily of salaries and related personnel costs and other related costs for general corporate functions, including executive management, business development, finance, facilities administration, legal, recruiting and fees for other professional services. We expect general and administrative expenses to increase in absolute dollars in the future as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

    Interest income and expense includes income on our cash and short-term investments net of expenses related to the Company's financing obligations.

    For the nine months ended September 30, 1999, in connection with the grant of certain stock options to employees and consultants, we recorded deferred stock compensation totaling $2.9 million representing the difference between the deemed fair value of our common stock on the date such options were granted and the exercise price. Such amount is included as a reduction of stockholders' equity and is being amortized by charges to operations on a graded vesting method. We recorded amortization of deferred stock compensation expense of $1.6 million for the nine months ended September 30, 1999. At September 30, 1999, we had a total of $1.7 million remaining to be amortized over the corresponding vesting periods of the options, generally four years. Due to the graded vesting method of amortization, most of the deferred compensation charge will be incurred over the first two years of the vesting of the options.

    We have incurred significant net losses and negative cash flows from operations since our inception, and at September 30, 1999, we had an accumulated deficit of approximately $36.8 million. These losses have been funded primarily through the issuance of preferred and common equity securities. We believe that we will continue to incur operating and net losses and negative cash flows from operations for the foreseeable future and that the rate at which we will incur such losses may increase from current levels.

    There was no provision for federal or state income taxes for any period since inception due to our operating losses. At December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $2.8 million, which will expire in fiscal year 2018 if not utilized. Utilization of our net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization. A valuation allowance has been established and, accordingly, no benefit has been recognized for our net operating losses and other deferred tax assets. The net valuation allowance increased by $1,884,000 during the year ended December 31, 1998. We believe that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include our history of net losses since inception and expected near-term future losses. We will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. See Note 5 of Notes to Supplemental Consolidated Financial Statements.

ANNUAL RESULTS OF OPERATIONS
  YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

    REVENUES. Revenues were approximately $23,000 and $800,000 for the years ended December 31, 1997 and 1998. Revenues for the year ended December 31, 1998 consisted of approximately $577,000 in revenues from the Consumer Service, of which approximately $455,000 was generated from advertising revenues and approximately $122,000 in knowledge base licensing fees. Revenues from the Corporate Service were approximately $23,000 and $223,000 for the years ended December 31, 1997 and 1998.

    COST OF REVENUES. Cost of revenues for our Consumer Service and Corporate Service were approximately $603,000 and $797,000, respectively, for the year ended December 31, 1998. We had no cost of revenues for the year ended
December 31, 1997 since we generated minimal revenues prior to January 1, 1998. The primary reason for the increase in cost of revenues during the year ended December 31, 1998 related to the hiring of personnel and related personnel costs associated with development of our public site, specifically in the areas of content development, maintenance, data analysis, and testing, in addition to costs associated with personnel and related personnel costs required to provide knowledge base information and maintenance services to our corporate customers.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased to approximately $1.7 million for the year ended December 31, 1998, from $441,000 for the year ended December 31, 1997. The primary reasons for the dollar increase was the hiring of additional personnel and related personnel costs and consultant fees and expenses related to the design, development, testing and enhancement of our technology and services.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $2.3 million for the year ended December 31, 1998, from approximately $94,000 for the year ended December 31, 1997. The dollar increase was primarily due to increases in advertising expenses related to our branding campaign, the hiring of additional sales and marketing personnel and commissions needed to support the increase in revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to approximately $2.3 million for the year ended December 31, 1998, from $217,500 for the year ended December 31, 1997. The dollar increase in general and administrative expenses was primarily due to increased depreciation, and increase in the number of personnel to support the growth of our business, and recruiting costs related to filling key senior executive positions.

ANNUAL RESULTS OF OPERATIONS
  INCEPTION TO DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1997

    During 1997 we generated total revenues of $23,000, and we were a development stage company during 1996, generating no revenues for this period. Operating expenses increased to $753,000 in 1997 from $108,000 in the period from June 13, 1996 (inception) through December 31, 1996. During 1996, we incurred only product development expenses as our sole focus was the development of our question processing technology. In 1997, product development expenses totaled $440,000, an increase from $108,000 in 1996, which was attributable to the addition of product development personnel and related costs and consultant fees. Additionally, in 1997 we began to build our infrastructure and added finance, information technology, legal, executive management and administrative personnel and related costs, which amounted to $218,000 for the year ended December 31, 1997. Sales and marketing expenses were not significant in 1997. We believe that period-to-period comparisons prior to 1998 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations that is focused on the four quarters ended September 30, 1999.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly consolidated statements of operations results for the four quarters ended September 30, 1999. We believe that this information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                                                   QUARTER ENDED
                                           --------------------------------------------------------------
                                           DEC. 31, 1998   MAR. 31, 1999   JUNE 30, 1999   SEPT. 30, 1999
                                           -------------   -------------   -------------   --------------
Revenues:
  Consumer...............................   $   421,773     $ 1,059,068    $  1,898,817     $  4,243,231
  Corporate..............................       140,189         444,198         920,992        2,558,546
                                            -----------     -----------    ------------     ------------
Total revenues...........................       561,962       1,503,266       2,819,809        6,801,777

Cost of revenues:
  Consumer...............................       317,467         699,131       1,162,199        1,803,526
  Corporate..............................       632,958       1,176,525       1,389,377        2,087,034
                                            -----------     -----------    ------------     ------------
Total cost of revenues...................       950,425       1,875,656       2,551,576        3,890,560
                                            -----------     -----------    ------------     ------------
Gross profit (loss)......................      (388,463)       (372,390)        268,233        2,911,217

Operating expenses:
  Product development....................       829,696       1,174,894       1,790,566        2,347,499
  Sales and marketing....................     1,347,985       3,047,465       7,896,673       10,390,474
  General and administrative.............     1,184,061       1,140,299       1,463,939        2,077,092
  Amortization of deferred stock
  compensation...........................        29,010         317,049         592,194          695,983
  Write-off of in-process
    technology...........................             0               0         360,697                0
                                            -----------     -----------    ------------     ------------
Total operating expenses.................     3,390,752       5,679,707      12,104,069       15,511,048
                                            -----------     -----------    ------------     ------------
Operating loss...........................    (3,779,215)     (6,052,097)    (11,835,836)     (12,599,831)
Interest income..........................        79,015         152,650         371,952          777,334
                                            -----------     -----------    ------------     ------------
Net loss.................................   $(3,700,200)    $(5,899,447)   $(11,463,884)    $(11,822,497)
                                            ===========     ===========    ============     ============

    REVENUES. Total revenues increased in each of the four quarters ended September 30, 1999. The revenue growth over each respective prior quarter is primarily attributable to increased advertising revenue due to increased use of the Internet by consumers and acceptance of the Internet as an advertising and commerce medium, increased viewer traffic on our web-sites (Ask.com and AJKids.com), and the continued growth of our Corporate Service. For the quarter ended September 30, 1999, Ask Jeeves received 134 million questions, representing an increase of 46 percent from 92 million questions for the quarter ended June 30, 1999. Revenue per thousand page views, or RPMs, increased to $10.07 for the quarter ended September 30, 1999, representing a 34 percent increase from the quarter ended June 30, 1999. The increases reflect our performance in connecting advertisers with targeted customers. The network of companies that subscribe to our Corporate Service increased from fourteen to twenty-six during the quarter ended September 30, 1999 as Ask Jeeves signed new business in targeted technology, financial services and e-tail vertical markets. The questions we handled for our Corporate Service customers during the quarter ended September 30, 1999 grew to 2.5 million, representing a 59 percent increase from the quarter ended June 30, 1999 of 1.6 million questions.

    COST OF REVENUES. Cost of revenues increased in each of the four quarters ended September 30, 1999. The increase in cost of revenues during these periods is related to increased third-party advertising management fees, hosting costs, and additional personnel and related personnel costs associated with development of our public site to support the increase in revenues, specifically in the areas of content development, maintenance, data analysis, and testing. We also incurred higher costs associated with personnel and related personnel costs required to provide knowledge base information and maintenance services to our Corporate Service customers. Cost of revenues for the quarter ended September 30, 1999 includes $109,000 of amortization charges related to the acquisition of assets from Lumina Design Systems, Inc. We expect our hosting, third-party advertising management fees, content development and web site costs will continue to increase to meet the demands for web services and to provide additional services to users of our Consumer Service and our Corporate Service customers.

    PRODUCT DEVELOPMENT EXPENSES. Product development increased in each of four quarters ended September 30, 1999. The primary reasons for the increases were the hiring of additional personnel and related personnel costs and consultant fees and expenses related to the design, development, testing and enhancement of our technology and services. We believe the development of additional features and tools are vital for us to remain competitive in our industry. We anticipate that we will continue to devote substantial resources to product development. These costs are expected to continue to increase in dollar amount in future periods.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased in each of the four quarters ended September 30, 1999. The increase was primarily due to increases in advertising expenses related to our branding campaign, the hiring of additional sales and marketing personnel and commissions paid to support the increase in revenues. We intend to continue pursuing and aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. Consequently, these costs are expected to continue to increase in dollar amount in future periods. We intend to continue to incur significant expenditures, approximately $40 million to $50 million in the year 2000, on these advertising and promotional programs and activities.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased in each of the four quarters ended September 30, 1999. The increases primarily reflected the addition of finance, information technology, legal, executive management and administrative personnel and related costs.

RECENT EVENTS

    On November 17, 1999, we acquired assets related to the search technology of Excellerate, LLC, for cash in the amount of $625,000 and 5,875 shares of our common stock.

    On November 19, 1999, we acquired Net Effect Systems, Inc., in a stock-for-stock transaction accounted for as a pooling of interests. All outstanding shares of Net Effect were converted into 1,631,864 shares of our common stock, and options to purchase Net Effect common stock were converted into options to purchase 497,342 shares of our common stock.

    On December 6, 1999, we announced a joint venture to create Ask Jeeves, U.K. We partnered with Carlton Communications Plc and Granada Media Group, the two largest commercial television companies in the United Kingdom. Carlton and Granada will each contribute $31.25 million in cash and advertising to fund the Web site, which is expected to be launched in February 2000.

    On January 25, 2000, we entered into an agreement to acquire Direct Hit Technologies, Inc., in a stock-for-transaction to be accounted for as a purchase. At the closing, all outstanding shares of Direct Hit and all options to purchase shares of Direct will be converted into approximately 5.1 million shares of our common stock.

    On January 26, 2000 we acquired Evergreen Project, LLC, for $1.95 million in cash and approximately 18,890 shares of our common stock.

SEASONALITY AND QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

    Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. Factors that may adversely affect our results of operations include:

    - our ability to obtain new corporate customers, the length of the development cycle of the Corporate Service for corporate customers and the timing of revenue recognition with respect to contracts with corporate customers;

    - our ability to obtain new advertising contracts, maintain existing ones, and effectively manage our advertising inventory;

    - the number of questions asked and answered on Ask Jeeves and on the Web sites of our corporate customers;

    - our ability to attract and retain advertisers and our ability to link our electronic commerce partners to potential customers;

    - seasonal and other fluctuations in demand for our electronic commerce services and for advertising space on Ask Jeeves;

    - our ability to develop and introduce new technology;

    - announcements and new technology introductions by our competitors;

    - our ability to attract and retain key personnel;

    - costs relating to possible acquisitions and integration of technologies or businesses;

    - rate changes for advertising on Ask Jeeves; and

    - marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations.

    Because of the foregoing factors, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance.

    As Internet advertising makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in our industry that may also affect our revenues. For instance, during 1998 traffic levels on Ask Jeeves fluctuated during the summer and year-end vacation and holiday periods. Similar to traditional media, this may result in our advertising sales being lower during such periods. In addition, we anticipate that sales from electronic commerce may increase during the fourth quarter as a result of the holiday season and may decline during other periods. Seasonality in the retail industry and in Internet service usage are likely to cause quarterly fluctuations in our results of operations and could have a material adverse effect on our business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through the private placement of equity securities and our initial public offering. As of September 30, 1999, we had $62.9 million in cash, cash equivalents and investments. Net cash used in operating activities was $5.2 million for the year ended December 31, 1998 and $23.0 million for the nine months ended
September 30, 1999, respectively. The net cash used in operating activities resulted primarily from net losses adjusted for non-cash operating activities and increases in accounts receivable and prepaid expenses, partially offset by the timing of accounts payable settlements, accrued compensation and related expenses, deferred revenue, and other accrued liabilities. Net cash used in investing activities was $977,000 for the year ended December 31, 1998 and $30.0 million for the nine months ended September 30, 1999, respectively. Net cash used in investing activities related to purchases of $4.7 million of property and equipment and $24.3 million of short-term and long-term investments for the nine months ended September 30, 1999. Net cash provided by financing activities was $14.1 million for the year ended
December 31, 1998 and $83.2 million for the nine months ended September 30, 1999, respectively. For the year ended December 31, 1998 net cash provided by financing activities was primarily from the sale of common and preferred equity securities. For the nine months ended September 30, 1999, net cash provided from financing activities related primarily to net proceeds from the sale of preferred equity securities of $34.2 million, net proceeds from our initial public offering of $43.0 million and net proceeds from capital lease financing of $1.8 million.

    We have no material commitments or obligations other than those under capital and operating leases. In June 1999, we entered into a leasing agreement with Comdisco, Inc. to finance equipment and software purchases up to a maximum amount of $3.5 million. As of September 30, 1999, we had used approximately
$3.0 million of the available credit line. Our capital requirements depend on numerous factors, including market acceptance of our services and the amount of resources we invest in site and content development, marketing and selling our services, and our brand promotions. We have experienced a substantial increase in our expenditures since our inception consistent with growth in our operations and staffing, and we anticipate that this will continue for the foreseeable future. Additionally, we will continue to evaluate possible investments in businesses and technologies, and we plan to expand our sales and marketing programs and conduct more aggressive brand promotions.

    We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next twelve months. At the end of such period, we will need to generate sufficient cash flow from operations to meet our anticipated needs for working capital and capital expenditures, or we will need to raise additional capital. However, if during that twelve month period or thereafter, we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures could have a material adverse effect on our business, results of operations and financial condition. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced.

DISCLOSURE ABOUT MARKET RISK

    Our exposure to market risk is principally confined to our cash and cash equivalents and available-for-sale securities, which have short maturates and, therefore, minimal and immaterial market risks.

                                    BUSINESS

OVERVIEW

    Ask Jeeves has developed and deployed a natural language question answering network on the Internet for consumers and companies, establishing a new way to interact with the World Wide Web. Ask Jeeves was first introduced to the public in April 1997 to provide Web users with a more satisfactory and productive experience by quickly directing users to relevant answers to questions posed. Our mission is to humanize the Internet by making it easier and more intuitive for consumers to find the information, products and services they need and for companies to better acquire, retain and maximize the value of their online customers. Our branding strategy centers on the Jeeves character, a friendly and trusted assistant who provides help and guidance on the Web. The Ask Jeeves services let users ask a question in plain English and receive a response that points to relevant Internet destinations to provide the answers. We believe that our question answering Service makes interaction with the Internet more intuitive, less frustrating and significantly more productive.

    Our Corporate and Consumer services combine sophisticated, proprietary technologies with human editorial judgment to create a system that gets smarter by dynamically responding to questions consumers ask every day. We have two principal businesses based on the same underlying technology. The core of our Consumer Service, Ask Jeeves, at Ask.com, allows users to obtain answers to millions of questions online. Our Corporate Service helps companies provide a high quality, human-like online interface for their customers.

    Beginning with only 3,000 questions a day in its first month of operation, Ask Jeeves answered over 1.7 million questions a day in September 1999, and has grown its unique user base from 425,000 in September 1998 to more than
4.1 million in September 1999. Ask Jeeves has grown from answering a small number of reference and Web-related questions, to answering a wide range of questions from "Is it raining in Paris?" and "Where can I comparison shop for cameras?" to "How can I improve my golf game?" and "Am I in love?" We believe that our ability to provide users with a more satisfactory and productive Web experience will allow us to connect users with providers of products and services in a more targeted way than other services on the Internet, thereby better unlocking the power of electronic commerce.

    Our Corporate Service is designed to improve customer satisfaction on their Web sites, improve conversion rates of browsers to purchasers and reduce expensive support costs such as phone calls to call centers. Since its introduction in October 1998, our Corporate Service has been adopted by industry leaders including Compaq, Dell, Toshiba, WebTV, Iomega, US Web, Hewlett Packard, Intel, F5 Networks, Martha Stewart, My Points, Microsoft, IDG, Micron, E*trade, Williams-Sonoma, Bell South, Datek, Oxygen Media, Office Depot, etown, PCY2000, American Express, OneNetNow, and Adam.com.

    In November 1999, we acquired Net Effect Systems, Inc., a provider of a live help service that enables real-time, text-based communication between a company and its online customers. In January 2000, we entered into an agreement to acquire Direct Hit Technologies, Inc., a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services.

INDUSTRY BACKGROUND

    The Internet has emerged as a mass-market communications medium, enabling millions of users to obtain and share information, interact and conduct business electronically. International Data Corporation (IDC) estimates that the number of Internet users will increase from approximately 97 million at the end of 1998 to approximately 320 million by the end of 2002, representing a compound annual growth rate of approximately 35%. This growth is being driven by an increasing base of computers in the home and in the workplace, improvements in network infrastructure, more convenient, faster and inexpensive Internet access, advances in computer and modem technology, increased public awareness of benefits of using the

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
Internet and improving user interfaces. These factors make the Internet accessible to inexperienced users as well as the technologically sophisticated. In addition to its benefits for individuals, the ubiquity of the Internet as a global communications tool provides businesses with a new attractive vehicle to deliver product information, market and sell products and services and provide post-sales support. According to IDC, worldwide electronic commerce revenue is expected to increase from approximately $32 billion in 1998 to more than $425 billion in 2002, representing a compound annual growth rate of approximately 90%.

    EVOLVING USE OF THE INTERNET BY INDIVIDUALS AND COMPANIES

    The Internet has evolved from a mere repository of information to a powerful personal tool for managing important aspects of users' lives. In addition to searching for information, individuals can, for instance, buy and sell products, maintain personal calendars and contact information, engage in personal securities transactions and communicate with others. In the future, individuals will have the opportunity to conduct more personal and professional activities through the Internet, creating more opportunities for businesses to reach users in a direct and focused manner.

    As the Internet has grown, many businesses have come to realize the commercial potential it offers. Businesses are embracing the Internet as an important vehicle for communicating with customers and changing traditional business processes and practices. As advertisers have turned to the Internet as a new way to reach consumers, businesses have developed content-rich Web sites designed to hold users' attention for extended time periods. More recently, new technology has enabled commercial transactions to be conducted over the Internet, creating the opportunity for business-to-consumer and business-to-business electronic commerce.

    We believe that the creation of highly intuitive and intelligent Web sites designed to manage a company's interactions with its customers is an emerging market opportunity. Given its pervasiveness, the Internet has the potential to enable companies to electronically manage the entire customer value chain, including:

    - attracting or delivering the customer;

    - providing the customer with easy access to requested information;

    - retaining the customer's attention by expanding the scope of the interaction;

    - enabling the customer transaction;

    - dealing with customer post-sales questions; and

    - improving management of the customer relationship by collecting and analyzing customer data.

    Properly developed, these consumer-friendly Web sites may alter the way businesses interact with their customers. Nevertheless, significant shortcomings in the way users interact with the Internet must be overcome for this market opportunity to be fully realized.

    CURRENT INTERNET NAVIGATION

    While the growth of the Internet has drawn users at an unprecedented pace, the volume of online information has made it increasingly difficult for users to navigate effectively. According to Forrester Research, 1.5 million new Web pages are added to the Internet every day. To take full advantage of the Web, users must be able to successfully navigate a network of dispersed Web sites, which are generally not connected in a logical fashion.

    Users currently rely on Internet search engines or directories of Web sites and Web pages to locate information and make online purchases. Search engines typically require consumers to construct keyword or complex search strings that often result in hundreds or thousands of irrelevant results. As directories become larger, they require users to move through large and complex hierarchies of information. As the Internet grows, consumers using conventional search and directory products are finding that locating the information they need is increasingly difficult and electronic commerce vendors are losing opportunities for sales.

    The difficulty of online navigation does not end with finding the desired Web site. Once there, users are faced with the difficulty of searching an overwhelming amount of information. According to Forrester Research, major corporate Web sites now have thousands of pages, which often makes finding relevant information a frustrating and time-consuming experience. Consumers often must click through multiple "frequently asked questions" pages or navigate long data trees to locate desired information. Unable to find answers to their questions about a product, service or price, consumers often delay the buying decision or give up entirely. Compounding the problem, corporate Web sites are generally not tailored to individual needs. In addition, we believe that corporate Web sites do not currently have the ability to carry on an effective dialogue with existing or potential customers.

    Further, companies need to provide a means by which their customers and potential customers can more easily find relevant information about products and services on their Web site. While online shoppers cite convenience as the reason for choosing electronic commerce, according to IDC, over 70% abandon their "shopping carts" because they have problems or questions. The online conversion rate (the percentage of visitors who complete a purchase) is 2.7%, according to Forrester Research, similar to that of unsolicited direct mailings through conventional mail.

    We believe that to fulfill the promise of the Internet, access to relevant information, products and services must become simpler and quicker. Until navigation on the Internet improves, consumers will become increasingly frustrated with their online experiences, and companies will be frustrated by their inability to provide an easy, intuitive and intelligent user interface and as a result to maximize returns on their investments in Internet strategies. We believe that a more direct and personal means of interacting with the Internet will improve the user's experience and enhance companies' returns from Internet strategies. This will, in turn, make the Internet more valuable to consumers and companies alike.

THE ASK JEEVES SOLUTION

    We have developed and deployed natural-language question answering services, creating an easier, more intuitive and more efficient way of finding answers on the Internet. We combine proprietary technologies, including natural language parsing software, knowledge base technology and data mining processes, with human editorial judgment to create services that become smarter over time. Our Corporate and Consumer services make relevant information, products and services on the Web directly accessible to consumers and enhance the commercial potential of corporate Web sites.

    HOW ASK JEEVES WORKS

    A user of our Corporate Service or Consumer Service begins by entering a question in plain English. Our proprietary Question Processing Engine (QPE) parses the question for word meaning and grammar and then maps it to a set of questions in the Ask Jeeves knowledge base. Our interactive system suggests additional related questions that are likely to be responsive to the user's needs. These questions create an electronic dialogue with the user that not only helps the user find the desired information but also educates the user about a range of related topics and electronic commerce possibilities. After the user chooses from among these dialogue questions, Ask Jeeves connects the user to a page on a Web site containing the desired information without requiring any additional navigation. The user can return to the dialogue questions for other information and shopping links offered by our services.

    We created the Ask Jeeves services to become smarter in response to consumer questions and needs. Our system is built on the belief that a large percentage of the questions asked can be mapped to a manageable number of answers. The Ask Jeeves technology records all of the questions consumers ask and our editors apply this information to update the knowledge bases.

    THE CONSUMER SERVICE

    Ask Jeeves, at Ask.com, was launched in April 1997 to make finding answers to questions easier. We believe that Ask Jeeves offers consumers the following benefits:

    EASE OF USE. Users have access to a human-like, intuitive interface with the Web and can ask their questions in plain English. Users can spend less time searching and more time obtaining relevant information.

    RELEVANCE. Ask Jeeves parses a user's query for word meaning and grammar. Our proprietary technology allows us to respond with matching dialogue questions even if the user asks a question in a different way or uses words different than used in the question template in our knowledge base.

    PRECISION. Ask Jeeves can answer a wide range of questions, by pointing the consumer to a small set of relevant answers, avoiding the hundreds or thousands of search results often produced by search engines or directory searches. These answers have been selected by our editors and validated for accuracy and quality.

    ABILITY TO LEARN. Our technology monitors and analyzes all the questions that are asked on Ask Jeeves. Our editors use the information to update the knowledge base regularly, making Ask Jeeves smarter. Because our knowledge base is built on past usage by other consumers, we believe it is better adapted to the needs of future consumers than traditional software-driven search engines.

    In addition to being a valuable advertising medium, Ask Jeeves can link users with electronic commerce partners who offer relevant products and services.

    THE CORPORATE SERVICE

    We also deploy our proprietary technologies and editorial tools to customize our Corporate Service for a company's Web site to enable intuitive online interaction between the company and its customers. We believe visitors to a Corporate Service-enabled Web site can readily find desired information through a simple question and answer dialogue. Further, we believe that our Corporate Service provides companies with the following advantages:

    INCREASED CONVERSION RATES. The Corporate Service is designed to provide quick and direct answers, reduce the customer's frustration level and supply additional product suggestions relevant to the question asked by the customer or potential customers on a company's Web site. As a result, we believe that more users will make purchases on these Web sites.

    LOWERED SUPPORT COSTS. The Corporate Question Answering Service is designed to enable more effective online customer self-service. We believe that implementation of our technology on our corporate customers' Web sites, will facilitate their users' access to information, on a self-service basis, thereby reducing the costs to our corporate customers of phone and e-mail interactions with their customers.

    IMPROVED CUSTOMER SATISFACTION AND RETENTION. By providing intuitive interaction and relevant answers, we believe that the Corporate Question Answering Service makes interacting with a company's Web site faster and easier.

    VALUABLE CUSTOMER DATA. By collecting and analyzing questions and customer preferences, we believe that the Corporate Service offers an efficient and inexpensive means for companies to obtain market data and improve customer loyalty.

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
    OUTSOURCED DEVELOPMENT. By providing a stand-alone, fully outsourced service, the Corporate Service can be easily developed using existing company Web content and maintained without interference with a company's other information systems infrastructure.

THE ASK JEEVES STRATEGY

    Our strategy is to establish Ask Jeeves as the leading natural language question answering network for information, products and services on the Internet. The key elements of our strategy are as follows:

    CONTINUE TO BUILD THE ASK JEEVES BRAND. To enhance public awareness of our Corporate and Consumer services, we are pursuing an aggressive brand development strategy through mass market and targeted advertising, promotions and public relations. Our branding strategy centers on the Jeeves character, a friendly and trusted assistant who provides help and guidance on the Web. We believe that building our brand will increase traffic to Ask Jeeves and, as a result, increase revenues from advertising and transactions. We also believe that enhancing our brand will increase sales to corporate customers.

    UNLOCK ELECTRONIC COMMERCE FOR CONSUMERS AND CORPORATIONS. Because Ask Jeeves' Corporate and Consumer services can intuitively and intelligently connect users with product and service purchase opportunities, we believe it offers powerful targeting advantages over other Internet-based alternatives. To further enhance the electronic commerce potential of our services, we plan to aggressively devote resources to expanding the scope and breadth of shopping-related questions. For example, we will continue to leverage our technology to provide users with access to consumer information, such as product reviews and pricing data, which empowers the user with enough knowledge to complete a transaction. For our corporate service customers, we plan to continue broadening the application of our Corporate Service beyond customer and technical support into services specifically geared to guiding customers through purchases directly on a corporate Web site.

    LEVERAGE THE ASK JEEVES BRAND TO CONTINUE EXPANSION OF OUR CORPORATE SERVICE. We believe that the Jeeves brand is attractive to corporations seeking to improve their online customer interactions. Since October 1998, our Corporate Service has been adopted by several companies including Compaq, Dell, Toshiba, WebTV, Iomega, US Web, Hewlett Packard, Intel, F5 Networks, Martha Stewart, My Points, Microsoft, IDG, Micron, E*trade, Williams-Sonoma, Bell South, Datek, Oxygen Media, Office Depot, etown, PCY2000, American Express, OneNetNow, and Adam.com. To continue expanding our Corporate Service, we are initially focusing on technology and financial services, both of which are markets with complex products and services requiring a high level of pre and post-sales customer support. We believe that our strategy of focusing on key markets will enhance our competitive advantage by allowing us to leverage the expertise gained in building each successive knowledge base.

    OUTSOURCED CORPORATE SERVICE IMPLEMENTATION. To enable us to provide our Corporate Service to the broadest possible range of corporate customers, we supplement our direct sales and implementation capability by licensing tools to selected third-party technology integration vendors. This outsourcing strategy allows us to reach the significant customer base of these strategic partners while reducing the amount of direct labor we must apply to implement new Corporate Services.

    MAKE ASK JEEVES SMARTER. To maintain our competitive advantage, we must continue to develop a rich base of questions and related answer links for our knowledge base. To supplement the ongoing efforts of our editors in increasing the breadth of our knowledge base, we intend to enter into arrangements with large content providers to link answers in their content to a base of questions contained in Ask Jeeves.

PRODUCTS AND SERVICE

    The Ask Jeeves Corporate and Consumer Service provides users a fast, easy and intuitive way to find information, products and services on the Internet. We combine proprietary tools and technologies with editorial judgment to let users ask questions in plain English and to direct them to a small selection of

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
relevant destinations on the Internet. Unlike traditional Web navigation methods that require keyword searching or complex search strings, and often generate hundreds or thousands of responses, our natural-language question answering service generally provides "two-click" access to relevant Web sites.

    CONSUMER SERVICE

    ASK JEEVES AT ASK.COM. Initially introduced to handle general reference and Web-related questions, Ask Jeeves has become a popular destination site, where users get answers to a broad range of questions from "Why is the sky blue?" to "Where can I buy flowers online?" Ask Jeeves was designed to create a more personal interaction with users. The Jeeves character is intended to be a helpful, trusted assistant for our users, providing help and guidance when they visit our Web site. We believe that Jeeves will help us increase awareness and user loyalty to Ask Jeeves.

    Visitors to our Web site can type a question in plain English and click the "Ask" button. Ask Jeeves creates an interaction with the user by presenting a selection of dialogue questions based on the word meaning and grammar of the original query. When the user clicks on the appropriate dialogue question, Ask Jeeves provides a direct link to the page on a third-party Web site that contains the answer.

    Ask Jeeves parses the question for word meaning and grammar and displays a selection of dialogue questions, which help refine the visitor's query. The dialogue questions also alert users to related possibilities, including relevant electronic commerce opportunities. For example, in addition to answering the question "Where can I find a recipe for creme brulee?" our service gives users the option to click on the "Shop" question "Where can I buy a book about cooking?" Ask Jeeves also presents results from several leading search engines to supplement the Ask Jeeves answers. We believe that the question answering and "Shop" functionality, provides significant opportunities for existing and new advertising and electronic commerce partners.

    After users click on the "Ask" or "Shop" button next to the question that most clearly represents what they are looking for, Ask Jeeves links users to a relevant Internet destination containing the answer. We are generally able to point users directly to the specific page of a third-party Web site that contains the answer, rather than the home page, thus eliminating several unnecessary clicks. Answers are routinely selected by our editors and checked for credibility, accuracy and relevance.

    Ask Jeeves offers a number of features:

    - SHOPPING. We believe that our ability to answer questions and connect consumers with the relevant providers of goods and services in a non-intrusive way presents a compelling electronic commerce opportunity. We direct users to a wide variety of shopping-related information, such as price comparisons and product reviews. We believe these features will create loyal users who will use Ask Jeeves as an online personal shopping assistant.

    - CHANNELS. Ask Jeeves has created a series of vertical channels that present frequently asked questions on specific subjects. We created Ask Jeeves for Kids, at AJKIDS.COM, and the computer, entertainment, family, health, money, shopping and travel channels, to reflect the topics most frequently asked by Web users. These channels allow users to browse questions which we have answered for other users. These channels offer highly targeted opportunities for our advertising and electronic commerce partners. Currently, advertisers directly sponsor our presentation of these channels.

          Ask Jeeves for Kids, at AJKIDS.COM, our flagship channel, is geared to children, teachers and parents. A special editorial team ensures that answers are appropriate for children. Accessed through a link on Ask Jeeves or at Ask Jeeves for Kids, children can find answers to their questions using the same Consumer Service used on Ask Jeeves. Ask Jeeves for Kids received an Editor's Choice Award from PC Magazine in 1998. We believe that our ability to offer an easy, safe and credible resource for children will present corporate partnership opportunities.

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
    - META-SEARCH. We offer a meta-search capability that provides results from leading search engines in response to each question. This feature supplements the information in our knowledge base. We believe that this functionality increases user satisfaction and loyalty.

    - OTHER FEATURES. Ask Jeeves includes a "Take a Peek" feature to allow users to see the most recently answered questions, which are refreshed every 30 seconds. This provides both entertainment and guidance about the types of questions Ask Jeeves can answer. Visitors can also take advantage of the "New User Tour" to receive instruction on how to use Ask Jeeves. Visitors can also click on the "Play a Game" feature to build familiarity with the capabilities of the site.

    We also selectively license our Consumer Service knowledge base to enhance the Internet-wide search capabilities of company's Web sites. We entered into these arrangements to endorse and promote our brand awareness. We currently license our knowledge base to Netscape, Oxygen Media, AltaVista and Infonautics. We do not currently anticipate entering into similar knowledge base licensing arrangements in the future.

    CORPORATE SERVICE

    Our Corporate Service provides service for companies to help them quickly connect their customers with relevant information, products and services on their Web sites. Our customers use our Corporate Service to increase conversion rates of browsers to purchasers, improve customer satisfaction on their Web sites, and reduce expensive support costs, such as those associated with call centers. Since its introduction in October 1998, our Corporate Service has been adopted by industry leaders including Compaq, Dell, Toshiba, WebTV, Iomega, US Web, Hewlett Packard, Intel, F5 Networks, Martha Stewart, My Points, Microsoft, IDG, Micron, E*trade, Williams-Sonoma, Bell South, Datek, Oxygen Media, Office Depot, etown, PCY2000, American Express, OneNetNow, and Adam.com.

    Companies can use our Corporate Service across their entire Web site or limit it to a specific section or function. For example, a company can use our Corporate Service to address only pre-sales or support-related questions. Companies can also license the knowledge bases that support Ask Jeeves to provide their visitors access to answers that reside on other Web sites.

    Ask Jeeves provides its customers with the Corporate Service on an out sourced basis with little involvement from the customer's technical personnel. The development of the service begins with the creation of a customized knowledge base by our professional services group [or, one of our strategic implementation partners.] The editors creating the knowledge base are trained to develop dialogue questions and to provide links to content on the company Web site that provides answers to the questions visitors are most likely to ask. A typical implementation, which takes approximately four months, requires the development of question templates that link to the customer's existing Web site content.

    Once the Corporate Service is operational, our proprietary tools are used to collect, analyze and report the questions asked and overall user behavior patterns. Our customers pay us to maintain their knowledge bases. In addition, we provide user question data to our customers, allowing them to improve their Web site content and adjust their marketing, merchandising and product development strategies.

TECHNOLOGY AND OPERATIONS

    Ask Jeeves has created a proprietary technology and production system aimed at creating a unique user experience that emphasizes ease of use, relevance, precision and ability to learn. The goal of the Ask Jeeves technology is to combine the strengths of natural-language parsing software, data mining processes, knowledge base creation and maintenance tools with the cognitive strengths and capabilities of human editors. Our technology matches our users question to a short list of dialogue questions and directs the user to corresponding answers on the Internet. To do this, we focus on five main areas: the question

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
processing engine, the knowledge base creation and maintenance process, the customer data mining process, the editorial process and finally the scalable operation of the entire system.

    THE QUESTION PROCESSING ENGINE

    The Question Processing Engine ("QPE") is an internally-developed proprietary engine that drives our question answering Service. The QPE uses our natural-language parsing software to tokenize, or identify the terms in, each user question. The QPE then takes the users question and analyzes it syntactically and semantically. The syntactic analysis extracts information about the role that each word fills in the question, while the semantic analysis extracts information about the meaning of the words in the question. Then the question is reorganized into a structure that is compatible with our "question templates." A question template is a master question to which many natural language questions are matched. This processing allows the system to match appropriate question templates to the user's question, even if the user asks the question in a different way or using different words than used in the question templates. For example, if a user asks "Who is the king of Siam?" the service can correctly tell that this is equivalent to "Who is the head of state of Thailand?" a question template that is stored in the knowledge base.

    The matching question templates are then displayed for the user as dialogue questions. A dialogue question is a question template customized to respond to a user query. When the user picks a dialogue question, the QPE then extracts an "answer template" from the knowledge base that contains the information to link the user directly to a destination on the Internet, including static and dynamic Hypertext Markup Language ("HTML") pages. The answer templates have been editorially selected for relevance, accuracy, credibility and quality of the answer link. A meta-search, which generates links to answers from several leading search engines, is included with every response to supplement answer templates available or to provide answers when there are no matching question templates.

    THE KNOWLEDGE BASE

    Our knowledge base is a collection of question templates and answer templates. Each knowledge base for the Consumer and Corporate services is created and maintained using a set of internally developed proprietary tools which allow content editors to make efficient editorial judgments about what questions should be included and which Web pages, databases or other sources of information on the Internet provide the best answer to a particular question. These tools facilitate a variety of tasks such as creating question templates and managing knowledge base content. In addition, these tools enable editors to automatically map sites for answers and content, making the integration of new content into a knowledge base more efficient. The tools also help content editors maintain the knowledge base for accuracy and quality by frequently checking all links from the knowledge base to the Web to ensure that links are functioning and that the content is still appropriate for the related question.

    DATA MINING PROCESS

    The Ask Jeeves data mining process stores, analyzes and reports on all queries asked of the Ask Jeeves Corporate and Consumer services. In the process of responding to user questions, the QPE logs all questions and the selected dialogue questions to a "user log." This user log tracks whether or not the user's questions were answered. We carefully analyze this information to determine patterns in the usage of our Corporate and Consumer services. This data not only helps editors determine what questions should be answered, but it also enables corporate customers to identify content gaps on their Web sites. Our data mining process improves the performance of the underlying system by automatically discovering terms not previously identified by the system.

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
    THE EDITORIAL PROCESS

    Our editorial process is aimed at taking advantage of the cognitive ability of individuals to understand the questions people ask and to determine the quality of the Web sites containing the answers. Our editors focus on conforming the knowledge base to the questions most frequently asked by our users. As editors build up a base of questions, answers, terms and phrases in a specific area of knowledge and interest, the human effort required to add to that knowledge base diminishes.

    SCALABILITY AND OPERATIONS

    Our Corporate and Consumer services run on arrays of Intel-based server systems running Microsoft Windows NT and Internet Information Server Software. The QPE is written in the C++ computer language and is optimized to handle high traffic volumes. The Ask Jeeves knowledge bases are deployed on these servers as read-only, memory mapped files. To scale our service as traffic increases, we only need to install our QPE and knowledge base on additional servers.

    The servers hosting Ask Jeeves and some of our corporate customers' Web sites are located at Frontier Global Center in Palo Alto, California and Exodus Communications in Sunnyvale, California. These hosting centers provide routing and communication lines with a variety of major Internet backbone providers, as well as continuous monitoring and communications support. They also provide their own power generators and multiple, redundant backup systems. We maintain significant server over-capacity at each site so that if one hosting facility fails, the other site can service our entire user traffic.

CUSTOMERS

    The following is a list of our ten largest advertisers by revenue in 1999, and a complete list of our electronic commerce merchants and licensing customers as of May 31, 1999:

                                ELECTRONIC
      ADVERTISING                COMMERCE                   LICENSING CUSTOMERS
-----------------------  ------------------------   -----------------------------------
Theglobe.com             Amazon.com                 Adam's Health
WebPower                 BarnesandNoble.com         Airtouch
GoTo.com                 Bigstar                    AltaVista Company
AutoNation, Inc.         Big Words Corporation      American Express
MSN.com                  CDNow.com CD Universe      ellSouth Corporation
Fortunecity              Computer Discount          Compaq Computer
eBay, Inc.               Warehouse                  Datek Online Holdings
NetVision, Inc.          Creative Computers         Dell Computer Corporation
WebShopper               DVD Express                E*Trade
Finet Holdings Corp.     DVD Wave                   e-Town
                         EBay                       F5 Networks
                         eToys                      Health EMD
                         First Source               Hewlett Packard
                         FTD Florist                IDG
                         Global Electronic          Iomega Corporation
                         Music Marketplace          Infonautics Corporation
                         Gift Tree                  Martha Stewart
                         IC-Direct                  Micron Technology, Inc.
                         My Simon                   Microsoft
                         PC Flowers                 MyPoint
                         Powell's                   Netscape Communications Corporation
                         Pro Flowers                Network Solutions
                         Reel.com                   Nike
                         911 Gifts                  Office Depot, Inc.
                         Deja.com Dell              OneNetNow

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

                                ELECTRONIC
      ADVERTISING                COMMERCE                   LICENSING CUSTOMERS
-----------------------  ------------------------   -----------------------------------
                         Finderhut                  Oxygen Media, Inc.
                         Furniture.com              Toshiba America Information
                         Hasbro                     Systems, Inc.
                         Petsmart                   US West
                         Priceline                  WebTV, Inc.
                         Sony                       Williams Sonoma
                         Value America
                         Eddie Bauer
                         Wine.com
                         Garden.com
                         Iomega
                         Petstore.com
                         Spiegel
                         Ubid
                         Office Depot
                         Macy's

    For the nine months ended September 30, 1999 no customer accounted for more than ten percent of our total revenues. AltaVista and theglobe.com, inc. accounted for approximately 10% and 10% of total revenues, respectively, for the year ended December 31, 1998. In addition, in 2000 we expect that revenues associated with the Corporate Service will be heavily dependent on a limited number of customers.

SALES AND MARKETING

    We have a direct sales force that targets advertisers and electronic commerce merchants. Advertising sales on Ask Jeeves have been generated primarily by our internal advertising sales organization. Our internal advertising sales force maintains close relationships with advertisers by consulting regularly with them on design and placement of their Internet-based advertising, by providing them with advertising measurement analysis and by providing a high level of customer support. We also have agreements with certain third-party advertising sales organizations. We allocate a percentage of our advertising inventory to these third parties to include in their advertising sales networks. Our direct sales force consists of seven professionals as of September 30, 1999.

    We also employ a team of professionals that sell our Corporate Service to companies. The sales cycle for Corporate Service sales takes approximately two to four months. During such time, our sales force works with customers on the design and functionality of our Corporate Service on the customer's Web site. This direct sales force consists of six professionals as of September 30, 1999.

    We believe that an aggressive brand promotion campaign will increase usage of Ask Jeeves, as well as attract additional advertisers and electronic commerce partners. Historically, we have relied on word-of-mouth publicity and some online advertising. Today, we engage a number of marketing tools to reach consumers, including online and offline advertising, public relations, direct mail, trade shows and ongoing customer communications programs. We recently began consumer public relations campaigns to build brand awareness, drive consumers to Ask Jeeves and generate increased awareness among corporate customers.

COMPETITION

    CONSUMER SERVICE

    We face direct competition from companies that provide Internet-wide search and directory services. For example, we compete with search engines, including Excite@Home Corporation, Inktomi Corporation, Google Inc. and Alta Vista Company, for the traffic generated by Internet users seeking links to third-party content to address their online information needs. We also compete with directory services, such as Yahoo! Inc., Goto.com and LookSmart, Ltd. because they provide alternative ways for users to obtain the desired information.

    CORPORATE SERVICE

    Our Corporate Service competes with a number of companies that are addressing the same need to improve automated or online customer service for corporate clients. While various companies are addressing this problem through a range of solutions, none competes directly with our approach of providing human-like online interfaces for company Web sites.

    The companies that provide automated online customer products and services against whom we compete can be categorized as follows:

        CATEGORY                   FOCUS                  COMPETITORS
------------------------  ------------------------  ------------------------
Web-based                 Web-site specific search  Inktomi Corporation,
                          engine, "frequently       Primus
                          asked questions,"         Telecommunications
                          self-help problem         Group, Inc. and
                          resolution and expert     WebAnswers, LLC
                          systems

E-mail                    Automated response to     Aptex Software, Inc.,
                          customer generated        Brightware, Inc., Egain
                          e-mail and automated      Communications Corp.,
                          routing of customer       Kana Communications,
                          e-mail to appropriate     Inc. and Mustang
                          answer provider           Software, Inc.

Phone call with           Receive, manage and       Clarify, Inc., Siebel
  customers               track telephonic          Systems, Inc., FaceTime
                          communications            Communications, Inc.,
                                                    Vantive Corporation and
                                                    Remedy Corporation

    Our ability to compete depends on many factors, many of which are outside of our control. These factors include: the quality of content, the ease of use of online services and the timing and market acceptance of new and enhanced online services. We believe we compete favorably with respect to each of these factors.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and, consequently, result in a decrease of traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, advertisers and electronic commerce partners. Our competitors may develop products and services that are equal or superior to ours or that achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

INTELLECTUAL PROPERTY

    Ask Jeeves seeks to protect its proprietary rights, but its actions may be inadequate to protect its patents, trademarks or other proprietary rights to prevent others from claiming violations of their proprietary rights. Ask Jeeves has one patent application on file with the United States Patent and Trademark Office for its "Grammar Template Query System". Ask Jeeves has obtained registered trademark status for "Ask Jeeves" and has applied for registered trademark status for "Ask.com", "Ask Jeeves for Kids", and the Ask Jeeves logo and service marks in the United States and various foreign countries. Ask Jeeves enters into confidentiality agreements with its employees, consultants and strategic partners, and generally controls access to and distribution of its proprietary information. Despite Ask Jeeves' efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use its proprietary information. The steps Ask Jeeves has taken may not prevent misappropriation of its proprietary information. Third parties may infringe or misappropriate Ask Jeeves' proprietary rights, which could have a material adverse effect on Ask Jeeves' business, results of operations and financial condition. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    Furthermore, third parties may assert infringement claims against Ask Jeeves. Claims relating to infringement of the trademarks and other intellectual property rights of third parties and any resultant litigation, should it occur, could subject Ask Jeeves to significant liability for damages and could result in the invalidation of Ask Jeeves' proprietary rights. In addition, even if Ask Jeeves prevails, any litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect Ask Jeeves' business, results of operations and financial condition. Any claims from third parties may also result in limitations on Ask Jeeves ability to use the trademarks and other intellectual property subject to those claims unless Ask Jeeves enters into agreements with the third parties responsible for those claims, which may be unavailable on commercially reasonable terms.

    Specifically, in July 1999, IP Learn LLC filed a complaint against us in the United States District Court for the Northern District of California, which was amended by the plaintiff, which alleges that certain aspects of the Ask Jeeves technology infringe one or more patents alleged to be held by the plaintiff. We have has answered the complaint and discovery has begun. Additionally, in December 1999, Patrick H. Winston and Boris Katz filed a complaint against us in the United States District Court for the District of Massachusetts. The complaint alleges that the Company's technology infringes two patents alleged to be held by the plaintiffs. We have not yet answered the complaint. We do not believe that either lawsuit is meritorious and is vigorously defending each of the cases. However, the outcome of litigation is difficult to predict and could result in a judgment against us.

    We seek to protect our copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. For example, we attempt to register our trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

    We have registered a number of Internet domain names including Ask.com, Ask Jeeves.com and AJkids.com. Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, could be unable to prevent third parties from acquiring domain names that infringes or otherwise decreases the value of our trademarks and other proprietary rights.

NEW AND EXISTING REGULATION ON THE INTERNET

    We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.

    Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently started a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could otherwise harm our business. In addition, goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. In some jurisdictions, we will be required to collect value-added taxes on our fees. Our failure to comply with foreign laws could subject it to penalties ranging from fines to bans on our ability to offer our services.

EMPLOYEES

    As of September 30, 1999, we had approximately 350 employees. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

FACILITIES

    Our headquarter are currently located in a leased facility in Emeryville, California, on April 30, 1999 the facility consists of 67,711 square feet with an option to lease an additional 12,788. Our annual rent expense under the lease is $1.9 million. We believe that this facility will be adequate for our current and foreseeable future.

LEGAL PROCEEDINGS

    In July 1999, IP Learn LLC filed a complaint against us in the United States District Court for the Northern District of California, which was amended by the plaintiff, which alleges that certain aspects of the Ask Jeeves technology infringe one or more patents alleged to be held by the plaintiff. We have has answered the complaint and discovery has begun. Additionally, in December 1999, Patrick H. Winston and Boris Katz filed a complaint against us in the United States District Court for the District of Massachusetts. The complaint alleges that the Company's technology infringes two patents alleged to be held by the plaintiffs. We have not yet answered the complaint. We do not believe that either lawsuit is meritorious and is vigorously defending each of the cases. However, the outcome of litigation is difficult to predict and could result in a judgment against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    Set forth below is certain information regarding our executive officers, directors and key employees as of December 31, 1999.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Roger A. Strauch(1)(3)....................        43   Chairman of the Board

Robert W. Wrubel..........................        38   President, Chief Executive Officer and
                                                       Director

David C. Warthen..........................        41   Chief Technical Officer

Enrique Salem.............................        34   Senior Vice President of Engineering and
                                                       Operations

Edward D. Briscoe III.....................        36   Senior Vice President and General Manager,
                                                       Consumer Service

Laurence G. Fishkin.......................        47   Senior Vice President, Business
                                                       Development

M. Bruce Nakao............................        56   Chief Financial Officer

Frank A. Vaculin..........................        41   Senior Vice President and General Manager,
                                                       Corporate Service

Amy Slater................................        45   General Counsel and Secretary

Christine M. Davis........................        42   Vice President and Controller

A. George ("Skip") Battle(1)(2)...........        55   Director

Garrett Gruener(1)........................        44   Director

Daniel J. Nova(2)(3)......................        37   Director

Benjamin M. Rosen.........................        65   Director

Geoffrey Y. Yang(3).......................        40   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Strategic Opportunities Committee.

    ROGER A. STRAUCH has served as Chairman of the Board of Ask Jeeves since August 1997. Mr. Strauch was Chief Executive Officer of Ask Jeeves from
April 1998 to November 1998. Mr. Strauch has served as Chief Executive Officer and Chief Financial Officer of Symmetricom, Inc., a manufacturer of mixed signal integrated circuits and telecommunications hardware, since June 1998 and July 1998, respectively. Since July 1997, Mr. Strauch has been Chairman of the Board of the Roda Group, a venture development firm based in Berkeley, California. From 1989 to June 1997, Mr. Strauch served as Chairman of the Board and Chief Executive Officer of TCSI Corporation, a telecommunications software company.

    ROBERT W. WRUBEL has served as Chief Executive Officer and a director of Ask Jeeves since November 1998 and has served as President since May 1998. From February 1993 to May 1998, Mr. Wrubel was employed by Knowledge
Adventure, Inc., an educational software company, in various capacities, including Chief Operating Officer from February 1997 to May 1998, Vice President, Product Development from August 1995 to February 1997 and Executive Producer from February 1993 to July 1995.

    DAVID C. WARTHEN has served as Chief Technical Officer of Ask Jeeves since August 1997. Mr. Warthen is a founder of Ask Jeeves and served as a director from June 1996 to February 1999 and as Chief Executive Officer and Chief Financial Officer from June 1996 to August 1997. In May 1988, he founded Desktop Software, a custom software development firm, where he served as sole proprietor until June 1996. From 1983 to 1988 he served as Director of Engineering at Virtual Microsystems, Inc., a software and hardware company.

    ENRIQUE SALEM joined Ask Jeeves as Senior Vice President of Engineering and Operations in October 1999. Mr. Salem served as Symantec Corporation's Chief Technical Officer for the Security and Assistance Business Unit responsible for research and development and product management for products such as Norton Utilities, and Norton AntiVirus. Prior to joining Symantic in 1990, Mr. Salem served as Vice President for Security Pacific Merchant Bank responsible for the development of real time trading systems.

    EDWARD D. BRISCOE III joined Ask Jeeves as Senior Vice President and General Manager, Consumer Service in February 1999. From January 1995 to January 1999, Mr. Briscoe was employed by Iomega Corporation, a data storage company, in various capacities including President, Personal Storage Division from January 1997 to January 1999 and Vice President, Global Sales from January 1995 to December 1996. From May 1993 to December 1994, Mr. Briscoe was Director of Sales and Marketing for the Personal Interactive Electronics Division of Apple Computer, Inc., a computer manufacturing company.

    LAURENCE G. FISHKIN joined Ask Jeeves as Senior Vice President, Business Development in January 1999. From January 1998 to September 1998, Mr. Fishkin served as Vice President of Business Development for Relevance
Technologies, Inc., a knowledge management software company. From
September 1996 to June 1997, Mr. Fishkin served as Vice President of Business Development and Acting General Manager for Yahoo! Marketplace, a joint venture between Yahoo! Inc., an Internet portal company, and Visa International, Inc., a credit services provider. From June 1992 to February 1994, Mr. Fishkin served as Director of Business Development and from February 1994 through August 1996,
Mr. Fishkin served as Vice President of Business Development for Information Access Company, a database publishing company and a division of Ziff-Davis Publishing.

    M. BRUCE NAKAO joined Ask Jeeves as Chief Financial Officer in April 1999. From August 1996 to April 1999, Mr. Nakao served as Senior Vice President and Chief Financial Officer of Puma Technology, Inc., a software company. From
May 1986 to August 1996, Mr. Nakao served as Senior Vice President and Chief Financial Officer of Adobe Systems Incorporated, a graphic software company. Mr. Nakao is a member of the Roda Group advisory board.

    FRANK A. VACULIN joined Ask Jeeves as Senior Vice President and General Manager, Corporate Service in January 1999. From August 1996 to January 1999, Mr. Vaculin served as Vice President of North American Sales for Softbank Services Group, a leading provider of outsource services to technology companies. From October 1993 to August 1996, Mr. Vaculin was employed by Borland International, a software company, in various capacities, including Senior Vice President and General Manager, Desktop and LAN Tools, Vice President North American Sales, Technical Support and Service and Director of Channel Sales.

    AMY SLATER has served as General Counsel and Secretary for Ask Jeeves since November 1997. From January 1996 to November 1997, Ms. Slater was in private law practice with an emphasis on intellectual property law. From December 1993 to October 1995, Ms. Slater worked for Oracle Corporation, a relational database software company. From October 1990 to June 1993, Ms. Slater was of counsel at the law firm of Townsend & Townsend & Crew L.L.P. Ms. Slater is married to
Mr. Gruener, a director of the Company.

    CHRISTINE M. DAVIS  has served as Controller of Ask Jeeves since
January 1999 and was promoted to Vice President and Corporate Controller in November 1999. From January 1999 until April 1999, Ms. Davis also served as Acting Chief Financial Officer of the Company. From December 1997 to
January 1999, she served as corporate Controller of TIBCO Software, Inc., a software company. From April 1987 to December 1997, Ms. Davis served as Corporate Controller, Assistant Secretary and Treasurer of TCSI Corporation, a telecommunications software company.

    A. GEORGE ("SKIP") BATTLE has served as a director of Ask Jeeves since August 1998. Mr. Battle retired from Andersen Consulting in June 1995.
Mr. Battle joined the firm in 1968, became a partner in 1978 and held a series of management positions in the firm including Worldwide Managing Partner Market Development and a member of the firm's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle is a member of the Boards of Directors of PeopleSoft, Inc., Barra Inc. and Fair, Isaac and Company, Incorporated as well as a director of Masters Select Equity Fund and Masters Select International, registered investment companies.

    GARRETT GRUENER is a founder of Ask Jeeves and has served as a director of Ask Jeeves since June 1996 and served as Secretary of the Company from June 1996 to August 1997. Mr. Gruener is a founding general partner of Alta Partners, a venture capital firm, which was formed in February 1996. Since September 1992, Mr. Gruener has been a general partner of Burr, Egan, Deleage & Co., a venture capital firm. Mr. Gruener is on the board of Be Incorporated, CyberGold, Inc. and ImageX.com, Inc. Mr. Gruener is married to Ms. Slater, General Counsel and Secretary of Ask Jeeves.

    DANIEL J. NOVA has served as a director of Ask Jeeves since February 1999. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm. From January 1995 to August 1996, he was a general partner of CMG@Ventures, a venture capital firm. From June 1991 to January 1995, he was a Senior Associate at Summit Partners, a venture capital firm. Mr. Nova is a director of Lycos, Inc., Be Free, Inc. and eToys Inc.

    BENJAMIN M. ROSEN  has served as a director of Ask Jeeves since
January 1999. Mr. Rosen has served as Chairman of the Board of Directors of Compaq Computer Corporation, a computer company and a global supplier of computer systems since 1983. From April 1999 to July 1999 Mr. Rosen served as Acting Chief Executive Officer and a member of the Office of the Chief Executive of Compaq. Mr. Rosen is Vice Chairman of the Board of Trustees of the California Institute of Technology.

    GEOFFREY Y. YANG  has served as a director of Ask Jeeves since
February 1999. Since August 1999 Mr. Yang has been a partner of Redpoint Ventures. Since June 1989, Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm. He is a director of Excite, Inc., Tivo, Inc. and MMC Networks, Inc.

BOARD COMPOSITION

    Our Board of Directors (the "Board") is divided into three classes designated as Class I, Class II and Class III, respectively, and will be assigned to each class by the Board. At the first annual meeting of stockholders following the closing of this offering, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the closing of this offering, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the closing of this offering, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The Class I directors are Geoffrey Y. Yang and Daniel J. Nova; the Class II directors are A. George ("Skip") Battle, Roger A. Strauch and Garrett Gruener; and the Class III directors are Robert W. Wrubel and Benjamin M. Rosen.

BOARD COMMITTEES

    The Audit Committee of the Board consists of A. George ("Skip") Battle and Daniel J. Nova. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results, scope, extent and procedures of the audit and other services provided by our independent auditors. The Compensation Committee of the Board consists of Robert A. Strauch, A. George ("Skip") Battle and Garrett Gruener. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

    The Strategic Opportunities Committee consists of Daniel J. Nova, Geoffery
Y. Yang and Robert W. Wrubel. The Strategic Opportunities Committee analyzes prospective business opportunities and proposals and presents their findings and recommendations to the board.

DIRECTORS' COMPENSATION

    We do not currently pay any cash compensation to our directors for their service as members of the Board. For his services as Chairman of the Board, Roger W. Strauch received an option to purchase an aggregate of 169,470 shares of our common stock at a weighted average exercise price of $.14 per share.
A. George ("Skip") Battle, one of our directors, received options to purchase an aggregate of 60,000 shares of our common stock at a weighted average exercise price of $.63 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the Compensation Committee of the Board consists of Messrs. Strauch, Battle and Gruener. Mr. Strauch was Chief Executive Officer of Ask Jeeves from April 1998 to November 1998. Mr. Gruener was Secretary of Ask Jeeves from June 1996 to August 1997 and is married to Amy Slater, General Counsel and Secretary of Ask Jeeves. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. See "Certain Transactions" for information regarding transactions with members of the Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation earned in the fiscal year ended December 1998 for our President and Chief Executive Officer and our three other most highly compensated executive officers, whose compensation as defined by the Securities and Exchange Commission exceeded $100,000. These people are referred to as the "Named Executive Officers." The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation. Ask Jeeves has not granted stock appreciation rights or restricted stock awards and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                ANNUAL COMPENSATION                  ------------
                                  ------------------------------------------------    SECURITIES
                                                                    OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND 1998 PRINCIPAL POSITION    YEAR      SALARY    BONUS(1)   COMPENSATION(2)     OPTIONS      COMPENSATION(3)
--------------------------------  --------   --------   --------   ---------------   ------------   ---------------
Roger A. Strauch ............         1998   $    --     $   --          $ --            205,485        $79,116
  Chairman of the Board
  and former Chief
  Executive Officer

Robert W. Wrubel ............         1998    96,231      9,844           300          1,050,000             --
  President and Chief
  Executive Officer

David C. Warthen ............         1998    77,590         --            --             88,209         40,552
  Executive Vice
  President and Chief
  Technical Officer

Daniel H. Miller ............         1998        --         --            --            205,485         79,116
  Former President and
  former Vice President
  of Sales

------------------------

(1) Represents a relocation assistance allowance.

(2) Represents payments received in lieu of health benefits.

(3) Represents the difference between the fair market value and the exercise prices of options granted during the year consistent with the Common Stock and Warrant Purchase Agreement among Ask Jeeves, Roger A. Strauch,
    Daniel H. Miller, David C. Warthen and The Roda Group Venture Development Company, LLC for management services. A description of the agreement is contained in "Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                           INDIVIDUAL GRANTS
------------------------------------------------------------------------
                                     % OF TOTAL
                        NUMBER OF     OPTIONS                                   REALIZABLE VALUE AT ASSUMED
                        SECURITIES   GRANTED TO                                 ANNUAL RATES OF STOCK PRICE
                        UNDERLYING   EMPLOYEES    EXERCISE                    APPRECIATION FOR OPTION TERM(3)
                         OPTIONS     IN FISCAL    PRICE PER    DATE OF     --------------------------------------
NAME                    GRANTED(1)    1999(2)     SHARE(3)    EXPIRATION       0%           5%            10%
----                    ----------   ----------   ---------   ----------   ----------   -----------   -----------
Roger A. Strauch.....     65,028         2.6%       $.12      05/29/08     $  902,589   $ 1,475,513   $ 2,353,519
                          37,864         1.5         .13       07/30/08       525,174       858,548     1,370,010
                          37,500         1.5         .73       12/13/08       497,625       827,794     1,161,000
                          18,932         0.8         .13       12/13/08       262,587       429,274       685,005
                          47,646         1.9         .18       12/13/08       658,468     1,077,968     1,721,564

Robert W. Wrubel.....    675,000        26.9         .46      05/25/08      9,139,500    15,082,549    24,200,364
                         375,000        15.0         .73       10/11/08     4,976,250     8,277,944    13,343,397

David C. Warthen.....      9,633         0.4         .12      02/27/08        133,706       218,520       348,641
                          28,900         1.2         .12       05/29/08       401,132       655,583     1,045,960
                           8,413         0.3         .13       06/29/08       116,688       190,761       304,402
                           8,413         0.3         .13       07/30/08       116,688       190,761       304,402
                           8,414         0.3         .13       12/13/08       116,702       190,784       304,438
                          24,434         1.0         .18       12/13/08       337,678       552,807       882,859

Daniel H. Miller.....     65,028         2.6         .12      05/30/08        902,589     1,475,513     2,353,519
                          37,864         1.5         .13       07/30/08       252,174       585,548     1,370,010
                          37,500         1.5         .73       12/13/08       497,625       827,794     1,334,340
                          18,932         0.8         .13       12/13/08       262,587       429,274       685,005
                          47,646         1.9         .18       12/13/08       658,468     1,077,968     1,721,564

------------------------

(1) Options granted during the fiscal year ended December 31, 1998 were granted under either the 1996 Equity Incentive Plan or pursuant to certain nonstatutory stock option agreements. All of the options granted to Mr. Strauch and Mr. Miller are fully vested except the options to purchase 37,500 shares. 6,250 shares under each of these options vested in December 1998 and 31,250 shares under each of these options vest in June 1999.
    Mr. Wrubel's options vest over four years with 25% vesting on the first anniversary of the vesting commencement date of such options and the remainder vesting monthly over the next three years; provided, however, that in the event Mr. Wrubel's employment is terminated less than six months before or less than one year after a change of control, all unvested options held by Mr. Wrubel shall vest and become immediately exercisable. All of Mr. Warthen's options are fully vested.

(2) Based on granted options to purchase 2,504,979 shares of common stock during the period from January 1, 1998 to December 31, 1998.

(3) Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the initial public offering price of $14.00 per share, assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the SEC and do not reflect our estimate or projection of future stock price growth.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options during the fiscal year ended December 31, 1998 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1998 by each of the Named Executive Officers. Also reported are values of unexercised in-the-money options, which represent the positive spread between the respective exercise prices of outstanding stock options and the the initial public offering price of $14.00 per share.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                          NUMBER OF                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           SHARES                       AT DECEMBER 31, 1998          AT SEPTEMBER 30, 1999
                          ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                     IN EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Roger A. Strauch.......    102,892     $1,427,986       66,578          37,500     $   920,921    $   497,715
Robert W. Wrubel.......         --             --           --       1,050,000              --     14,115,705
David C. Warthen.......     25,002        349,938      184,457              --       2,563,508             --
Daniel H. Miller.......    102,892      1,427,986       66,578          37,500         920,921        497,715

------------------------

(1) Based on the initial public offering price per share of $14.00, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

EMPLOYEE BENEFIT PLANS

    1996 EQUITY INCENTIVE PLAN

    Our 1996 Equity Incentive Plan (the "1996 Incentive Plan") was adopted by the Board and approved by the stockholders in December 1996. The 1996 Incentive Plan was amended in January 1999 and February 1999. There is currently an aggregate of 5,502,852 shares of common stock authorized for issuance under the 1996 Incentive Plan. Options currently outstanding under the 1996 Incentive Plan will continue in full force and effect under the terms of the 1996 Incentive Plan until they are exercised or terminated in accordance with their terms.

    As of September 30, 1999, we had granted options under the 1996 Incentive Plan to purchase an aggregate of approximately 5,397,299 shares of common stock, of which options to purchase approximately 2,318,033 shares had been exercised, options to purchase approximately 216,688 shares had been cancelled and options to purchase approximately 2,862,578 shares at exercise prices ranging from $0.034 to $11.00 per share remained outstanding. We will not make future grants under the 1996 Incentive Plan.

    The 1996 Incentive Plan provides for the grant of incentive stock options under the Internal Revenue Code, as amended to employees and non-statutory stock options to employees, non-employee directors and consultants. The 1996 Incentive Plan also provides for the grant of restricted stock awards and stock bonuses although no such awards were granted prior to the termination of the plan. The 1996 Incentive Plan is administered by the board, or a committee appointed by the board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. Currently, the 1996 Incentive Plan is being administered by the compensation committee of the board.

    The terms of stock options granted under the 1996 Incentive Plan may not exceed 10 years. The exercise price of options granted under the 1996 Incentive Plan is determined by the Board or a committee appointed by the Board provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant and the exercise price of a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the 1996 Incentive Plan vest at the rate specified in the applicable option agreement. No options may be transferred by the option holder other than by will or the laws of descent or distribution; provided that, an option holder whose employment or other service relationship with us or any affiliate terminates for any reason other than by death or permanent and total disability, may exercise vested options in the three-month period following such cessation, unless such options terminate or expire sooner by their terms, or in such longer or shorter period specified in the option agreement. Vested options may be exercised for up to 12 months after an option holder's employment or other service relationship with us or any affiliate ceases due to death or disability, unless such options terminate or expire sooner by their terms.

    Prior to the termination of the 1996 Incentive Plan, shares subject to stock options that have expired or otherwise terminated without having been exercised in full become available again for the grant of awards under the 1996 Incentive Plan.

    No incentive stock option may be granted to any person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of Ask Jeeves or any affiliate of Ask Jeeves, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year under all stock option plans of Ask Jeeves and its affiliates may not exceed $100,000.

    The option agreements may provide that we may exercise a right of first refusal on any proposed transfer of shares exercised. Substantially all of the option agreements provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of the option agreement, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months.

    Upon a change of control of Ask Jeeves, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or, if the successor corporation does not assume or substitute for outstanding options, the vesting provisions of all such options shall accelerate.

    1999 EQUITY INCENTIVE PLAN

    In April 1999, the Board adopted the 1999 Equity Incentive Plan (the "1999 Incentive Plan"), which will become effective upon stockholder approval. There is currently an aggregate of 2,125,000 shares of common stock authorized for issuance under the 1999 Incentive Plan; provided, however, that each year on January 1, beginning January 1, 2000, the share reserve under the 1999 Incentive Plan shall be increased by the lesser of the following: (1) 1,750,000 shares,
(2) 5% of shares outstanding or (3) such smaller number of shares as determined by the Board.

    The 1999 Incentive Plan provides for the grant of incentive stock options, as defined under the Code, to employees (including officers and employee-directors) and non-statutory stock options, restricted stock purchase awards and stock bonuses to employees (including officers and employee-directors), directors (including non-employee directors), consultants and advisors of Ask Jeeves and its affiliates. The 1999 Incentive Plan is administered by the Board (or a committee appointed by the Board) which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. Currently, the 1999 Incentive Plan is administered by the Compensation Committee.

    The terms of options granted under the 1999 Incentive Plan may not exceed 10 years. The Board (or committee) determines the exercise price of options granted under the 1999 Incentive Plan. However, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant.

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
Options granted under the 1999 Incentive Plan vest at the rate specified in the option agreement. Generally, the option holder may not transfer a stock option other than by will or the laws of descent or distribution unless the option holder holds a non-statutory stock option that provides for transfer in the stock option agreement. However, an option holder may designate a beneficiary who may exercise the option following the option holder's death. An option holder whose employment or other service relationship with Ask Jeeves or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Ask Jeeves or any affiliate of Ask Jeeves, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year (under the 1999 Incentive Plan and all other stock plans of Ask Jeeves and its affiliates) may not exceed $100,000.

    Subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the 1999 Incentive Plan covering more than 500,000 shares of common stock in any calendar year.

    Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1999 Incentive Plan.

    Restricted stock purchase awards granted under the 1999 Incentive Plan may be granted pursuant to a repurchase option in favor of Ask Jeeves in accordance with a vesting schedule determined by the Board (or committee). The price of a restricted stock purchase award under the 1999 Incentive Plan can not be less than 85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

    If there is any sale, lease or other disposition of all or substantially all of Ask Jeeves' assets, any merger, reverse merger or any consolidation in which Ask Jeeves is not the surviving corporation, then all outstanding awards under the 1999 Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards held by persons whose continuous service with Ask Jeeves has not terminated will be accelerated and the awards terminated if not exercised prior to such transaction.

    As of September 30, 1999, 2,266,572 options to purchase shares of common stock, stock bonuses or restricted stock grants have been granted under the 1999 Incentive Plan, of which option to purchase 104,403 shares have been exercised, options to purchase 214,500 shares have been cancelled and options to purchase 1,947,669 shares with exercise prices ranging from $.3638 to $68.3125 remain outstanding. The 1999 Incentive Plan will terminate on April 15, 2009 unless sooner terminated by the Board (or committee).

    1999 NON-OFFICER EQUITY INCENTIVE PLAN

    In October 1999, the Board adopted the 1999 Non-Officer Equity Incentive Plan. There is currently an aggregate of 2,000,000 shares of common stock authorized for issuance under the 1999 Non-Officer Incentive Plan.

    The 1999 Non-Officer Equity Incentive Plan provides for the grant of non-statutory stock options, restricted stock purchase awards and stock bonuses to employees and consultants of Ask Jeeves and its affiliates who are not officers or member of the Board of Directors of Ask Jeeves or any of its affiliates. The 1999 Non-Officer Equity Incentive Plan is administered by the board, or a committee appointed by the board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. Currently, the 1999 Non-Officer Equity Incentive Plan is administered by the stock option committee of the board.

    The terms of options granted under the 1999 Non-Officer Equity Incentive Plan may not exceed 10 years. The board, or a committee appointed by the board, determines the exercise price of options granted under the 1999 Non-Officer Equity Incentive Plan. However, the exercise price for a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the 1999 Non-Officer Equity Incentive Plan vest at the rate specified in the option agreement. Generally, the option holder may not transfer a stock option other than by will or the laws of descent or distribution unless the option holder holds a non-statutory stock option that provides for transfer in the stock option agreement. However, an option holder may designate a beneficiary who may exercise the option following the option holder's death. An option holder whose employment or other service relationship with Ask Jeeves or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

    Subject to Section 162(m) of the Internal Revenue Code which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the 1999 Non-Officer Equity Incentive Plan covering more than 500,000 shares of common stock in any calendar year.

    Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1999 Non-Officer Equity Incentive Plan.

    Restricted stock purchase awards granted under the 1999 Non-Officer Equity Incentive Plan may be granted pursuant to a repurchase option in favor of Ask Jeeves in accordance with a vesting schedule determined by the board or a committee appointed by the board. The price of a restricted stock purchase award under the 1999 Non-Officer Equity Incentive Plan cannot be less than 85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

    If there is any sale, lease or other disposition of all or substantially all of Ask Jeeves' assets, any merger, reverse merger or any consolidation in which Ask Jeeves is not the surviving corporation, then all outstanding awards under the 1999 Non-Officer Equity Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards held by persons whose continuous service with Ask Jeeves has not terminated will be accelerated and the awards terminated if not exercised prior to such transaction.

    As of September 30, 1999, 816,840 options to purchase shares of common stock been granted under the 1999 Non-Officer Equity Incentive Plan. To date there have been no exercises, options to purchase 9,100 shares have been cancelled and options to purchase 807,740 shares with exercise prices ranging from $60.50 to $131.0625 remain outstanding under this plan. The 1999 Non-Officer Equity Incentive Plan will terminate on October 14, 2009 unless sooner terminated by the board, or a committee appointed by the board.

    1997 STOCK PLAN OF NET EFFECT SYSTEMS, INC.

    Pursuant to our acquisition of Net Effect, we assumed the 1997 Stock Plan of Net Effect. As of December 31, 1999, there were options to purchase 497,353 shares of our common stock outstanding with exercise prices ranging from $0.81 to $103 under this plan.

    EMPLOYEE STOCK PURCHASE PLAN

    In April 1999, the Board adopted and the stockholders approved the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 125,000 shares of common stock. The Purchase Plan became effective on the effective on July 1, 1999 The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no longer than 27 months.

    The Purchase Plan provides a means by which employees of Ask Jeeves and designated affiliates may purchase common stock of Ask Jeeves through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Under the Plan, Ask Jeeves may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of the initial public offering of Ask Jeeves' common stock and will end on July 31, 2001. Purchases will occur on January 31, 2000, July 31, 2000 and each subsequent January 31 and July 31 thereafter. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (1) 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering or (2) 85% of the fair market value of a share of common stock on the date of purchase. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by Ask Jeeves or by an affiliate of Ask Jeeves for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the Purchase Plan.

    Eligible employees may be granted rights only if the rights together with any other rights granted under employee stock purchase plans do not permit such employee's rights to purchase stock of Ask Jeeves to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such rights are outstanding. No employee shall be eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of Ask Jeeves' outstanding capital stock. As of September 30, 1999, no shares of common stock had been purchased under the Purchase Plan.

    In the event of certain changes of control, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the direction of the Board or when all of the shares reserved for issuance have been purchased.

    401(K) PLAN

    Effective January 1, 1999, Ask Jeeves adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 25% (decreased by amounts contributed in the form of a matching contribution, if any) of eligible compensation or the statutorily prescribed annual limit ($10,000 in 1999) and have the amount of reduction contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of eight investment options. The 401(k) Plan is intended to qualify under
Section 401(a) of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that Ask Jeeves, Inc. can deduct the contributions by employees when made. Ask Jeeves may make matching or additional contributions to the 401(k) Plan, in amounts to be determined annually by the Board. Ask Jeeves does not expect to make matching or additional contributions to the 401(k) Plan in 1999.

COMPENSATION ARRANGEMENTS

    Mr. Wrubel's employment letter of May 22, 1998 with Ask Jeeves provides for an initial annual base salary of $180,000. Pursuant to the offer letter, Mr. Wrubel received a loan of $75,000 for 90 days with an annual interest rate of 7.5%. The loan was repaid in full in February 1999. In May 1998, Mr. Wrubel was granted an option to purchase 675,000 shares of common stock at an exercise price of $.46 per share. Pursuant to the offer letter, upon his promotion to Chief Executive Officer in November 1998, Mr. Wrubel received an additional option to purchase 375,000 shares of common stock at an exercise price of $.73 per share. In May 1999, the board granted Mr. Wrubel an option to purchase an additional 175,000 shares at an exercise price of $10.00 per share. The options vest over four years; provided however, that in the event Mr. Wrubel's employment is terminated less than six months before or less than one year after a change of control, all unvested options held by Mr. Wrubel shall vest and become immediately exercisable. In addition, Ask Jeeves paid $9,844 in relocation expenses for Mr. Wrubel. On June 1, 1999, Mr. Wrubel's offer letter was revised to provide that, in the event Mr. Wrubel's employment is terminated for any reason other than cause, he will receive six months base salary and the equivalent of six months expected bonus, with a total of expected bonus and salary cost not to exceed $200,000.

    Mr. Briscoe's employment offer letter of January 18, 1999 with Ask Jeeves provides for an initial annual base salary of $170,000, approximately $156,000 of which he has elected to defer until February 2000, a bonus of $30,000 payable on January 20, 2000 and a potential performance-based bonus of $100,000 payable on January 20, 2000. Mr. Briscoe was granted an option to purchase 400,000 shares of common stock at an exercise price of $.73 per share. The option vests over a period of four years with 100,000 shares vesting in January 2000 and 8,333 shares vesting at the end of each month thereafter. The offer letter also provided Mr. Briscoe with the right to purchase 231,032 shares of Series B Preferred Stock at a price of $4.33 per share in our March 1999 financing which converted into common stock on a one-for-one basis at the initial public offering. Mr. Briscoe also received a relocation allowance of up to $150,000. Mr. Briscoe's offer letter was revised on June 1, 1999 to increase his annual base salary to $175,000 and to provide that in the event Mr. Briscoe's employment is terminated without cause he will receive six months base salary and the equivalent of six months expected bonus, with the total payment not to exceed $150,000. In addition, if Mr. Briscoe's employment is terminated due to a change of control, in addition to any accelerated vesting contained in his option agreement, six month of vesting under the option shall become immediately exercisable.

    Mr. Nakao's employment offer letter of April 16, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000. It also provides that, in the event Mr. Nakao's employment is terminated for any reason other than cause, he will receive six months salary. Mr. Nakao was also granted an option to purchase 250,000 shares of common stock at an exercise price of $9.50 per share. The option vests over a period of four years, with 62,500 shares vesting in April 2000 and 5,208 shares vesting at the end of each month thereafter; provided, however, that in the event Mr. Nakao's employment is terminated without cause, (i) prior to April 19, 2000, 100,000 of the shares will become immediately exercisable or (ii) after April 19, 2000, 37,500 of the shares will become immediately exercisable. However, if Mr. Nakao resigns and a transition to a successor Chief Financial Officer approved by the Board has been accomplished, Mr. Nakao will receive the same vesting acceleration as if he was terminated without cause.

    Mr. Fishkin's employment offer letter of January 11, 1999 with Ask Jeeves provides for an initial annual base salary of $130,000 and an initial bonus of $50,000. It also provides that, in the event Mr. Fishkin's employment is terminated due to a change of control, he will receive six months base salary. Mr. Fishkin was also granted an option to purchase 225,000 shares of common stock at an exercise price of $.73 per share. The option vests over four years, with 56,250 shares vesting in January 2000 and 4,687 shares vesting at the end of each month thereafter; provided, however, that in the event of a change of control, in addition to any acceleration of vesting contained in his option agreement, twelve months of vesting under the options shall become immediately exercisable.

    Mr. Vaculin's employment offer letter of Janaury 5, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000 and quarterly performance-based bonuses based upon achievement of recognized revenues. It also provides that in the event Mr. Vaculin's employment is terminated for any reason other than cause, he will receive six months base salary and the equivalent of six months expected bonus, with a total of expected bonus and salary not to exceed $150,000. Mr. Vaculin was also granted an option to purchase 300,000 shares of common stock at an exercise price of $.73 per share. The option vests over four years, with 75,000 shares vesting in January 2000 and 6,250 shares vesting at the end of each month thereafter; provided, however, in the event Mr. Vaculin's employment is terminated due to a change of control of Ask Jeeves, in addition to any acceleration of vesting contained in his option agreement, six months of vesting under the option shall become immediately exercisable. On
May 21, 1999 Mr. Vaculin was granted an additional option to purchase 25,000 shares at an exercise price of $10.00 per share. The option vests over four years with 6,250 shares vesting on May 21, 2000 and 521 shares vesting at the end of each month thereafter.

    Mr. Lichter's employment offer letter of May 19, 1999 with Ask Jeeves provides for an initial annual base salary of $150,000 and an initial annual bonus of $50,000 paid on the first anniversary of his start date. Mr. Lichter was also granted an option to purchase 100,000 shares of common stock at an exercise price of $10.00 per share. The option vests over four years, with 25,000 shares vesting in May 2000 and 2,083 shares vesting at the end of each month thereafter; provided, however, in the event of a change of control, in addition to any vested options, six months of vesting under the option shall become immediately exercisable. The offer letter also provides that, in the event Mr. Lichter's employment is terminated without cause, he will receive six months base salary and, in addition to any vested options, six months of vesting under the options shall become immediately exercisable.

    Mr. Salem's employment offer letter of September 24, 1999 with Ask Jeeves provides for an initial annual base salary of $175,000. Mr. Salem was granted an option to purchase 275,000 shares of common stock at an exercise price of $32.94. The option vests over a forty-eight month period. We have guaranteed a stock option value of $1.2 million after 18 months of employment. The offer letter also provides that, in the event Mr. Salem's employment is terminated due to a change in control of the company, he will receive six months base salary and immediately vest 25% of his stock options and 12.5% of the remaining stock options if terminated after September 24, 2000. Mr. Salem also received a relocation allowance of up to $115,000 and a temporary housing allowance of $5,000 per month until a permanent residence is established. We have provided a loan commitment up to $1 million, payable over a four year term at current market rates.

    As described under "Certain Transactions," Mr. Warthen's employment agreement contained in the Common Stock and Warrant to Purchase Common Stock Purchase Agreement dated August 20, 1997 provides for an initial annual base salary of $80,000 and the grant of immediately exercisable non-statutory stock options at an exercise price equal to 25% of the fair market value of the common stock on the date of grant. Pursuant to this provision, we granted Mr. Warthen options to purchase an aggregate of 184,458 shares of common stock at a weighted average exercise price of $.10 per share. This provision has expired and we will not grant any further options under this provision. To date, Mr. Warthen has not exercised such options.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the

Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

    In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

    At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    We maintain a policy providing directors' and officers' liability insurance, which insures our directors and officers in certain circumstances with a liability limit of $15,000,000 per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

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
                              CERTAIN TRANSACTIONS

COMMON STOCK FINANCINGS

    We issued 1,083,498 shares of common stock at a purchase price of $.23 per share and warrants to purchase 541,749 shares of common stock with an exercise price of $.23 to each of Roger A. Strauch, our Chairman of the Board, and Daniel
H. Miller, a 5% stockholder and former officer and director of Ask Jeeves, pursuant to the Common Stock and Warrant to Purchase Common Stock Purchase Agreement dated August 20, 1997 among the Company, Roger A. Strauch, Daniel H. Miller, the Roda Group Venture Development, LLC ("the Roda Group") and David C. Warthen (the "Purchase Agreement"). Mr. Strauch and Mr. Miller are managing members of the Roda Group. As a condition of the Purchase Agreement, the Roda Group agreed to lease Ask Jeeves 1,700 square feet of office space at 918 Parker Street, Berkeley, California, 94710 through December 31, 1998. Ask Jeeves paid a total of $4,157 in lease payments to the Roda Group during such term. As a further condition of the Purchase Agreement, Mr. Strauch and Mr. Miller agreed to provide us with management services through December 31, 1998 for which they each received non-statutory stock options at an exercise price equal to 25% of the fair market value of the common stock on the date of grant. Pursuant to such provision, Mr. Strauch and Mr. Miller each received options to purchase an aggregate of 169,470 shares of common stock at a weighted average exercise price of $.14 per share. This provision has expired and we will not grant any further options under this provision. As a further condition of the Purchase Agreement, Mr. Warthen agreed to act as our Executive Vice President and Chief Technical Officer, for which he received an annual salary of $80,000 and nonstatutory stock options at an exercise price equal to 25% of the fair market value of the common stock on the date of grant. Pursuant to such provision, we granted
Mr. Warthen an immediately exercisable option to purchase an aggregate of 184,458 shares of common stock at a weighted average price of $.10 per share. This provision has expired and we will not grant any further options under this provision. If Mr. Warthen voluntarily terminates his employment with us prior to August 20, 1999, we have the right to repurchase a portion of the total number of our shares held by him at the original issuance price.

    In June 1998, we sold an aggregate of 2,148,807 shares of common stock at a purchase price of $.53 per share. In September 1998, we sold an aggregate of 1,855,415 shares of common stock at a purchase price of $.73 per share. The following executive officers, directors, holders of more than 5% of our securities and members of such persons' immediate families purchased shares of common stock:

                                                               SHARES
                                                                 OF      AGGREGATE
                                                               COMMON    PURCHASE
PURCHASER                                                      STOCK       PRICE
---------                                                     --------   ---------
EXECUTIVE OFFICERS AND DIRECTORS
Roger A. Strauch............................................    94,661   $ 50,170
Daniel H. Miller............................................    94,661     50,170
M. Bruce Nakao..............................................    47,330     25,085
A. George ("Skip") Battle...................................    47,330     25,085
Garrett Gruener.............................................    94,661     50,170
Benjamin M. Rosen...........................................   141,991     75,255

5% STOCKHOLDERS
Leavitt Family Trust........................................   236,653   $125,426

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

    In September 1998, we sold an aggregate of 1,855,415 shares of common stock at a purchase price of $.73 per share. The following executive officers, directors, holders of more than 5% of our securities and members of such persons' immediate families purchased shares of Common Stock:

                                                              SHARES OF   AGGREGATE
                                                               COMMON      PURCHASE
PURCHASER                                                       STOCK       PRICE
---------                                                     ---------   ----------
EXECUTIVE OFFICERS AND DIRECTORS
Roger A. Strauch............................................  137,438     $  100,330
Daniel H. Miller............................................  137,438        100,330
Garrett Gruener.............................................  137,438        100,330
Benjamin M. Rosen...........................................  584,112        426,402

5% STOCKHOLDERS
Leavitt Family Trust........................................  103,078     $   75,247

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

PREFERRED STOCK FINANCINGS

    In November 1998 and January 1999, we sold an aggregate of 3,709,884 shares of Series A preferred stock at a purchase price of $2.06 per share. In February and March 1999, we sold an aggregate of 5,775,806 shares of Series B preferred stock at a purchase price of $4.33 per share. All of our shares of preferred stock converted to common stock on a one to one basis upon the occurrence of our initial public offering in July 1999. The following executive officers, directors, holders of more than 5% of our securities and member of such persons' immediate families purchased shares of Series A preferred stock and Series B preferred stock.

                                                              SHARES OF
                                                              SERIES A     AGGREGATE
                                                              PREFERRED    PURCHASE
PURCHASER                                                       STOCK        PRICE
---------                                                     ---------   -----------
EXECUTIVE AND OFFICERS AND DIRECTORS
Roger A. Strauch............................................    106,125   $  218,618
M. Bruce Nakao..............................................      4,847        9,985
Amy Slater..................................................      4,847        9,985
Daniel H. Miller............................................    106,125      218,618
Garrett Gruener.............................................     92,595      190,746
Benjamin M. Rosen...........................................    519,544    1,070,261

5% STOCKHOLDERS
CPQ Holdings, Inc...........................................  2,480,765   $5,110,376
Leavitt Family Trust........................................     42,248       87,031

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

    VOTING AGREEMENT

    In connection with our Series B preferred stock financing, we entered into the Amended and Restated Voting Agreement dated February 24, 1999 (the "Voting Agreement") with the holders of Series A preferred stock, the Series B preferred stock and certain of our common stockholders to provide for the future voting of such holders' shares. Under the Voting Agreement, the preferred stockholders agreed to vote their shares in connection with any class or series vote pursuant to the company's Amended and Restated Certificate of Incorporation, bylaws or the law in the same proportion as the overall vote of the eligible stock of Ask Jeeves. In addition, these holders agreed to elect one individual nominated by entities affiliated with Highland Capital to our Board, for so long as entities affiliated with Highland Capital hold at least 5% of our outstanding common stock. The Voting Agreement terminates on the closing date of this offering.

    INVESTOR RIGHTS AGREEMENT

    In connection with our Series B preferred stock financing, we entered into the Amended and Restated Investor Rights Agreement dated February 24, 1999 with the holders of Series A and Series B preferred stock (the "Investor Rights Agreement"). The Investor Rights Agreement provided these stockholders rights relating to the registration of their preferred stock with the Securities and Exchange Commission. These rights have been waived as to this offering by the holders of the Series A and Series B preferred stock. In addition, the Investors Rights Agreement granted these investors a right of first refusal to participate in future issuances of equity securities by Ask Jeeves. This offering is not covered by this right of first refusal and it terminates on the closing date of this offering. The other registration rights will survive this offering terminate no later than three years after the closing date of this offering.

CONSULTING AGREEMENT

    The Consulting Agreement with the Roda Group dated December 14, 1998 provides for cash payments and the grant of non-statutory stock options to purchase 37,500 shares of common stock with an exercise price of $.73 per share to each of Roger A. Strauch and Daniel H. Miller, which vest monthly over six months. Roger A. Strauch, our Chairman of the Board, is a managing member of the Roda Group. This consulting agreement with the Roda Group was terminated in August 1999.

LOANS TO EXECUTIVE OFFICER

    In May 1998, the Board approved a loan to Robert W. Wrubel, our Chief Executive Officer, of $75,000 at an interest rate of 7.5% per annum. The loan was repaid in full in February 1999. In June 1999, the board approved loans to Mr. Wrubel, Mr. Vaculin and Mr. Lichter each in the amount of $200,000, $100,000 amd $100,000, respectivley, bearing interest of 7.5%. Such notes have a term of one year and are secured by their options to purchase stock granted to each member.

OPTIONS TO EXECUTIVE OFFICERS

    In March 1999, the Board of Directors granted David Warthen, our Chief Technical Officer, an option to purchase 100,000 shares of common stock at an exercise price of $3.50 per share. In May 1999, the board granted Robert Wrubel, our President and Chief Executive Officer, an option to purchase 200,000 shares of common stock at an exercise price of $10.00 per share. Both options vest over four years. The exercise prices of these options were equal to the fair market value of our common stock on the date of grant, as determined by the Board.

PERSONAL GUARANTEES BY EXECUTIVE OFFICERS

    During 1998, Roger A. Strauch, the Chairman of the Board, and Daniel H. Miller, former director and President of Ask Jeeves, personally guaranteed obligations by the Company to make payments in the aggregate of approximately $77,000 in connection with certain equipment leases.

ASSUMPTION OF LEASE OBLIGATIONS

    In January 1999, the Roda Group assigned its leases for office space at 918 Parker Street, Berkeley, California 94710, Suites A-11, A-12, and A-14 to Ask Jeeves, and Ask Jeeves assumed all of the Roda Group's obligations under these leases. Our rental payment under these leases total approximately $519,000 over the remaining terms of the leases. Roger A. Strauch, our Chairman of the Board, is a managing member of the Roda Group. In July 1999, Ask Jeeves assigned its leases for this office space to Nightfire Software, Inc. of which Roger A. Stauch is a director and the Roda Group is an investor.

    We believe that the foregoing transactions were on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our Common Stock as of December 31, 1999 and as adjusted to reflect the sale of Common Stock in this offering for:

    - each person or entity known by us to beneficially own more than 5% of our outstanding Common Stock;

    - each of our directors;

    - each of the Named Executive Officer listed in the Summary Compensation
      Table

    - all of our directors and executive officers as a group; and

    - each selling stockholder.

    In connection with our acquisition of Net Effect Systems, Inc., we agreed to register common stock for those stockholders for resale. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

    The information provided in the table below with respect to each selling stockholders has been obtained from such selling stockholders.

                                          NUMBER OF                  NUMBER OF   SHARES BENEFICIALLY OWNED
                                            SHARES                    SHARES        AFTER THIS OFFERING
                                         BENEFICIALLY                  BEING     -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED (1)     PERCENTAGE    OFFERED       NUMBER      PERCENTAGE
------------------------------------     ------------   ----------   ---------   ------------   ----------
CPQ Holding, Inc.(3)                                                                                9.74%
529 Bryant Street,
Palo Alto CA 94301.....................    2,774,856       10.34%          --      2,774,856

Entities affiliated with                                                                            8.11%
Highland Capital Partners, Inc.(4)
Two International Place,
Boston, MA 02110.......................    2,310,323        8.61%          --      2,310,323

Entities affiliated with                                                                            4.87%
Institutional Venture Partners(5)
3000 Sand Hill Rd,
Building Two, Suite 290,
Menlo Park, CA 94025...................    1,386,193        5.16%          --      1,386,193

Roda Group Investments Fund I,                                                                      3.01%
L.L.C.(6)
918 Parker Street,
Berkeley, CA 94710.....................      856,732        3.19%          --        856,732

Roger A. Strauch(7)....................    2,993,550       11.16%          --      2,993,550       10.53%
A. George ("Skip") Battle(8)...........      170,625            *          --        170,625            *
Garrett Gruener(9).....................    2,801,508       10.44%          --      2,801,508        9.84%
Daniel J. Nova(4)......................    2,310,322        8.61%          --      2,310,322        8.11%
Benjamin M. Rosen......................    1,413,803        5.27%          --      1,413,803        4.96%
Daniel Miller..........................    2,871,956        10.7%          --      2,871,956        10.1%
Geoffrey Y. Yang(5)....................    1,386,193        5.16%          --      1,386,193        4.87%
Robert W. Wrubel(10)...................      444,118        1.65%          --        444,118        1.56%
David Warthen..........................    1,036,458         3.9%          --      1,036,458         3.6%

All executive officers as a group                                                                   54.6%
(15 persons)...........................   15,554,957        57.9%          --     15,554,957

631465 Alberta Ltd.....................       12,329            *      12,329             --            *

                                          NUMBER OF                  NUMBER OF   SHARES BENEFICIALLY OWNED
                                            SHARES                    SHARES        AFTER THIS OFFERING
                                         BENEFICIALLY                  BEING     -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED (1)     PERCENTAGE    OFFERED       NUMBER      PERCENTAGE
------------------------------------     ------------   ----------   ---------   ------------   ----------
A. Sidney Alpert and Jo Ann Alpert,                                                                     *
Trustees of the Alpert Living Trust
dated 1/21/98..........................       22,983            *      22,983             --
Lisa Corbett...........................          993            *         993             --            *
Gweneth H. Glessner....................          308            *         308             --            *
Greylock IX Limited Partnership........      574,408         2.1%     574,408             --            *
Laura Hanff............................          144            *          77             67            *
Randal A. Johnson......................        4,623            *       4,623             --            *
The R.E.K. Profit-Sharing Trust FBO                                                                     *
Robert E. King.........................        9,543            *       9,543             --
King Living Trust U/A/D June 19, 1989--                                                                 *
Robert Eliot King, Dorothy Jones King,
Trustees...............................       96,840            *      96,840             --
J. Bradford King.......................       20,984            *      20,984             --            *
Mark S. Manasse........................          277            *         277             --            *
Michael E. McFall......................      178,483            *     119,296         59,187            *
Milam Knecht and Company...............        2,465            *       2,465             --            *
Judith M. O'Brien Custodian Connor                                                                      *
O'Brien Under CA Uniform Transfers To
Minors Act Until Age 21................          123            *         123             --
Judith M. O'Brien Custodian Lauren                                                                      *
O'Brien Under CA Uniform Transfers To
Minors Act Until Age 21................          123            *         123             --
Bradford C. O'Brien and Judith Mayer                                                                    *
O'Brien, Trustees of the O'Brien Family
Trust U/T/A dtd. 7/1/92................        2,552            *       2,552             --
Old Dominion University Research                                                                        *
Foundation.............................          393            *         393             --
Q Financial Group, LLC.................       18,494            *      18,494             --            *
San Francisco International                                                                             *
Investors..............................       12,329            *      12,329             --
Paul D. Schaller.......................       24,659            *      24,659             --            *
Stanford University....................       14,794            *      14,794             --            *
Carl Sturmer...........................       28,242            *      12,329         15,913            *
Christine L. Surowiec..................        2,937            *       2,937             --            *
TL Ventures III Interfund L.P..........        7,008            *       7,008             --            *
TL Ventures III Offshore L.P...........       44,930            *      44,930             --            *
TL Ventures III L.P....................      214,645            *     214,645             --            *
Trinity Ventures V, L.P................      373,656         1.4%     373,656             --            *
Trinity V Side by Side Fund, L.P.......       21,307            *      21,307             --            *
Kenneth Van Wagenen Trust--                                                                             *
Kenneth Van Wagenen, Trustee...........        6,164            *       6,164             --
WS Investment 99A......................        1,666            *       1,666             --            *
WS Investment Company 97B..............        6,164            *       6,164             --            *
Robert Wyse............................        2,465            *       2,465             --            *

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Ask Jeeves, 5858 Horton St., Suite 350, Emeryville, California 94608. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 28,472,883 shares of common stock outstanding as of December 31, 1999.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Benjamin M. Rosen is Chairman of the Board of Compaq Computer Corporation of which CPQ Holdings, Inc. is a wholly-owned subsidiary.

(4) Highland Capital Partners, Inc. manages Highland Capital Partners IV Limited Partnership (HCP IV) and Highland Entrepreneurs' Fund IV Limited Partnership (HEF IV, and together with HCP IV, the "Highland Entities"). Includes 2,217,910 shares of common stock owned by HCP IV and 92,413 shares of common stock owned by HEF IV. Daniel J. Nova, a director of the Company, is a general partner of the General Partner of HCP IV and HEF IV and can be deemed to be a beneficial owner of the shares held by HCP IV and HEF IV as he has shared voting and investment power in connection with his role as general partner.

(5) Institutional Venture Partners manages Institutional Venture Partners VIII, L.P. (IVP) and IVP Institutional Investment Fund, III, LLC (IIF, and together with IVP, the "Institutional Entities"). Includes 1,365,400 shares of common stock owned by IVP and 20,793 shares of common stock owned by IIF. Geoffrey Y. Yang, a director of the Company, is a general partner of the the General Partner of IVP and IIF and can be deemed to be a beneficial owner of the shares held by IVP and IIF as he has shared voting and investment power in connection with his role as general partner.

(6) Roger A. Strauch and Daniel H. Miller are managing members and Garrett Gruener is a member of Roda Group Investment Fund I, L.L.C.

(7) Includes 2,014,631 shares held by the Strauch Kulhanjian Family Trust UAD December 3, 1992. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which he is a managing member. Also includes
    1,500 shares held by Benno S.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Samuel J.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Jesse Kling Educational Trust,
    Roger A. Strauch, Trustee, 1,500 shares held by Rebecca A. Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Sarah Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Julia F. Dan Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Kalden Gonsar Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Fletcher Kennamer Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Aidan Clements Educational Trust, Roger A. Strauch, Trustee, 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger
    A. Strauch, Trustee, 45,812 shares held by Roger Strauch as Custodian Under CUTMA for Alexander K. Strauch, 45,812 shares held by Roger Strauch as Custodian Under CUTMA for Paul K. Strauch and 45,813 shares held by Roger Strauch as Custodian Under CUTMA for Nairi S. Strauch. Includes 6,250 shares issuable pursuant to options exercisable within 60 days.

(8) Includes 156,431 shares held by Mr. Battle, 6,847 shares held by A. George Battle Custodian Emily Taylor Battle UTMA IL, 4,847 shares held by A. George Battle TTEE UA Daniel Kurt Webster Battle Trust and 2,500 shares held by Daniel Kurt Webster Battle.

(9) Includes 1,760,344 shares held by Mr. Gruener, 84,182 shares held by Amy Slater and 856,732 shares held by Roda Group Investment Fund I, L.L.C., 100,000 shares held in the Garrett Gruener Annuity

    Trust and 250 shares held by Lindsey Pitman, Garrett Gruener's custodian. Amy Slater is the spouse of Mr. Gruener. Mr. Gruener, a director of the Company, is a member of Roda Group Investments Fund I, L.L.C and disclaims beneficial ownership of the shares held by such entity.

(10) Includes 52,456 shares issuable pursuant to options exercisable within 60 days.

(11) Includes 1,993,974 shares held by Mr. Miller. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which he is a managing member. Also includes 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Rebecca A. Miller Educational Trust, Roger A. Strauch Trustee as to which Mr. Miller disclaims beneficial ownership. Includes 6,250 shares issuable pursuant to options exercisable within 60 days.

(12) Includes 184,458 shares issuable pursuant to options exercisable within 60 days.

(13) Represents 13,493,534 shares and 441,019 options that are currently exercisable or exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    As of December 31, 1999 there were 28,473,883 outstanding shares of common stock, outstanding options to purchase 6,506,149 shares of common stock and outstanding warrants to purchase 85,424 shares of common stock.

COMMON STOCK

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to received dividends out of assets legally available thereof at such time and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to vote for each share of common stock held by all on matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not to subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of Ask Jeeves' assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding shares of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in the Amended and Restated Certification of Incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

                            ANTI-TAKEOVER PROVISIONS

DELAWARE LAW

    Upon the closing of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those that are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an "interested stockholder" unless:

    - the transaction that resulted in the stockholders' becoming an "interested stockholder" was approved by the board of directors prior to the date the "interested stockholder" attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by
      (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Anti-Takeover Law. This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Ask Jeeves and, accordingly, may discourage attempts to acquire us.

CHARTER AND BYLAW PROVISIONS

    Our Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include:

    - our board of directors is classified into three classes of directors as nearly equal in size as possible with staggered three year terms;

    - the authority or our board to issue up to 5,000,000 shares of preferred stock and to determine the price and the rights preeferences and privileges of these shares, without stockholder approval;

    - all stockholder action must be effected at a duly called meeting of stockholders and not by written consent;

    - special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the board;

    - the elimination of cumulative voting;

    Such provisions may have the effect of delaying or preventing a change of control.

    Our Amended and Restated Certificae of Incorporation and Bylaws provide that we will indemnify officers and directors against losses that they incur in investigations and legal proceedings resulting from their servies to Ask Jeeves, which may include service in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

AGREEMENTS

    In addition, our option agreements under the 1996 Equity Incentive Plan provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of an option, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months upon a change of control. Furthermore, offer letters with our executive officers provide for the payment of severance and acceleration of options upon the termination of these executive officers upon a change of control of Ask Jeeves. These provisions in our stock option agreements and offer letters could have the effect of discouraging potential takeover attempts.

REGISTRATION RIGHTS

    We entered into the Amended and Restated Investor Rights Agreement with the purchasers of our Series A and Series B preferred stock. Under this agreement, these purchasers are entitled to rights relating to the registration of their shares with the Securities and Exchange Commission. These rights have been waived as to this offering by the holders of preferred stock. The registration rights will survive this offering and terminate no later than three years after the closing of our initial public offering July 7, 1999.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is Boston Equiserve.

LISTING

    Our common stock is listed on the Nasdaq National Market under the trading symbol "ASKJ."

                              PLAN OF DISTRIBUTION

    The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    In connection with our acquisition of Net Effect Systems, Inc., we have agreed to register the selling stockholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $250,000. The agreements related to the above referenced provide for cross-indemnification of the selling stockholders the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Cooley Godward LLP, Palo Alto, California. An investment partnership of attorneys of Cooley Godward beneficially own an aggregate of 27,598 shares of common stock of Ask Jeeves.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our supplemental consolidated financial statements at December 31, 1997 and 1998 and for the period from June 13, 1996 (inception) through December 31, 1996 and for each of the years in the two year period ended December 31, 1998, as set forth in their report which as to years 1997 and 1998 are based in part on the report of PricewaterhouseCoopers, LLP, independent auditors. We have included our supplemental consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. Any document we file may be read and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public from the Commission's Web site (http://www.sec.gov).

    We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

    Our principal executive offices are located at 5858 Horton Street, Suite 350, Emeryville, California 94608 and our telephone number is (510) 985-7400. Our fiscal year ends on December 31. We maintain a worldwide web site at HTTP://WWW.ASK.COM AND HTTP://WWW.ASK.COM.UK. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site.

                           INCORPORATION BY REFERENCE

    We have incorporated by reference the financial statements of Net Effect Systems, Inc. contained in our current report on Form 8-K/A filed with the Commission on January 20, 2000.

                                ASK JEEVES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Ask Jeeves, Inc.

Report of Ernst & Young, LLP Independent Auditors...........     F-2

Supplemental Consolidated Balance Sheets....................     F-3

Supplemental Consolidated Statements of Operations..........     F-4

Supplemental Consolidated Statements of Stockholders' Equity
  (deficit).................................................     F-5

Supplemental Consolidated Statements of Cash Flow...........     F-6

Notes to Supplemental Consolidated Financial Statements.....     F-7

Unaudited Pro Forma Condensed Combined Financial Information

Overview....................................................    F-20

Unaudited Pro Forma Condensed Combined Balance Sheets.......    F-21

Unaudited Pro Forma Condensed Combined Statements of
  Operations................................................    F-22

Notes to Unaudited Pro Forma Condensed Combined Financial
  Information...............................................    F-24

Direct Hit Technologies, Inc.

Independent Auditor's Report................................    F-25

Balance Sheets..............................................    F-26

Statements of Operations....................................    F-27

Statements of Stockholders' Equity..........................    F-28

Statements of Cash Flows....................................    F-29

Notes to Financial Statements...............................    F-30

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ask Jeeves, Inc.

    We have audited the accompanying supplemental consolidated balance sheets of Ask Jeeves, Inc. (formed as a result of the consolidation of Ask Jeeves, Inc. and Net Effect Systems, Inc.) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from June 13, 1996 (inception) through December 31, 1996 and for each of the two years ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of Ask Jeeves, Inc. and Net Effect Systems, Inc. on November 19, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Net Effect Systems, Inc. which statements reflect total assets and net loss constituting 10% and 38%, respectively, for 1997 and 31% and 37%, respectively, for 1998 of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Ask Jeeves, Inc. is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ask
Jeeves, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period from June 13, 1996 (inception) through December 31, 1996 and for each of the two years ended December 31, 1998 after giving retroactive effect to the merger of Ask Jeeves, Inc. as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

Walnut Creek, California
November 19, 1999

                                ASK JEEVES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                         ------------------------   SEPTEMBER 30,
                                                            1997         1998            1999
                                                         ----------   -----------   --------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $  583,476   $ 8,465,851    $ 38,644,546
  Short-term investments...............................          --            --      22,279,913
  Restricted cash......................................          --        45,000              --
  Accounts receivable, net of allowance for doubtful
    accounts of none at December 31, 1997 and $85,000
    at December 31, 1998 and $338,283 September 30,
    1999...............................................      24,698       293,940       6,896,232
  Prepaid expenses and other current assets............       3,500       109,992       2,382,733
                                                         ----------   -----------    ------------
        Total current assets...........................     611,674     8,914,783      70,203,424
Property and equipment, net............................      66,981       878,930       5,813,714
Investments............................................          --            --       1,997,913
Intangibles and other assets...........................          --       139,698       1,375,764
                                                         ----------   -----------    ------------
        Total assets...................................  $  678,655   $ 9,933,411    $ 79,390,815
                                                         ==========   ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $       --   $   828,090    $  2,255,583
  Accrued compensation and related expenses............      33,665       253,062       4,036,868
  Accrued marketing expenses...........................          --            --       1,119,825
  Other accrued liabilities............................      64,193       307,814       2,882,357
  Deferred revenue.....................................      13,000       179,128       2,774,093
  Current portion of capital lease obligations.........          --        28,220         660,609
                                                         ----------   -----------    ------------
        Total current liabilities......................     110,858     1,596,314      13,729,335
Capital lease obligations, less current portion........          --        45,945       1,966,462
Other liabilities......................................          --            --         230,000
Commitments
Stockholders' equity:
  Convertible preferred stock, no par value;
    5,000,000 shares authorized; 54,250, 3,810,462 and
    1,357,513 shares issued and outstanding at
    December 31, 1997 and 1998 and September 30, 1999,
    respectively.......................................       4,400    11,342,882      12,981,038
  Common stock, no par value; 150,000,000 shares
    authorized; 6,159,109, 11,586,173 and
    27,040,735 shares issued and outstanding at
    December 31, 1997 and 1998 and September 30, 1999,
    respectively.......................................   1,395,833     5,064,053      89,045,983
  Deferred stock compensation..........................          --      (476,984)     (1,737,376)
  Accumulated deficit..................................    (832,436)   (7,638,799)    (36,824,627)
                                                         ----------   -----------    ------------
        Total stockholders' equity.....................     567,797     8,291,152      63,465,018
                                                         ----------   -----------    ------------
        Total liabilities and stockholders' equity.....  $  678,655   $ 9,933,411    $ 79,390,815
                                                         ==========   ===========    ============

                                      F-3
                                ASK JEEVES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                       PERIOD FROM             YEAR ENDED                 NINE MONTHS
                                      JUNE 13, 1996           DECEMBER 31,            ENDED SEPTEMBER 30,
                                   (INCEPTION) THROUGH   -----------------------   --------------------------
                                    DECEMBER 31, 1996      1997         1998          1998           1999
                                   -------------------   ---------   -----------   -----------   ------------
                                                                                          (UNAUDITED)
Revenues:
  Consumer.......................       $      --        $      --   $   577,159   $   155,386   $  7,201,116
  Corporate......................              --           22,603       223,239        83,050      3,923,736
                                        ---------        ---------   -----------   -----------   ------------
    Total revenues...............              --           22,603       800,398       238,436     11,124,852
Cost of revenues:
  Consumer.......................              --               --       602,716       285,249      3,664,856
  Corporate......................              --               --       796,676       163,718      4,652,936
                                        ---------        ---------   -----------   -----------   ------------
    Total cost of revenues.......              --               --     1,399,392       448,967      8,317,792

Gross profit (loss)..............                           22,603      (598,994)     (210,531)     2,807,060

Operating expenses:
  Product development............         107,797          440,740     1,712,466       882,770      5,312,959
  Sales and marketing............              --           94,214     2,301,108       953,123     21,334,612
  General and administrative.....              --          217,823     2,324,788     1,140,726      4,681,330
  Amortization of deferred stock
    compensation.................              --               --        29,010            --      1,605,226
  Write-off of in-process
    technology...................              --               --            --            --        360,697
                                        ---------        ---------   -----------   -----------   ------------
    Total operating expenses.....         107,797          752,777     6,367,372     2,976,619     33,294,824
                                        ---------        ---------   -----------   -----------   ------------
Operating loss...................        (107,797)        (730,174)   (6,966,366)   (3,187,150)   (30,487,764)
Interest income..................              --            5,535       165,741        86,726      1,381,806
Interest expense.................              --               --        (5,738)       (5,738)       (79,870)
                                        ---------        ---------   -----------   -----------   ------------
Net loss.........................       $(107,797)       $(724,639)  $(6,806,363)  $(3,106,162)  $(29,185,828)
                                        =========        =========   ===========   ===========   ============
Basic and diluted net loss per
  share..........................       $    (.08)       $    (.21)  $      (.74)  $      (.39)  $      (1.65)
                                        =========        =========   ===========   ===========   ============
Weighted average shares
  outstanding used in computing
  basic and diluted net loss per
  share..........................       1,295,342        3,394,397     9,162,624     8,021,526     17,659,875
                                        =========        =========   ===========   ===========   ============

                             SEE ACCOMPANYING NOTES

                                      F-4
                                ASK JEEVES, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                    CONVERTIBLE
                                                  PREFERRED STOCK              COMMON STOCK
                                             -------------------------   ------------------------      DEFERRED       ACCUMULATED
                                               SHARES        AMOUNT        SHARES       AMOUNT       COMPENSATION       DEFICIT
                                             ----------   ------------   ----------   -----------   --------------   -------------
Balances at December 31, 1996..............          --   $         --    2,400,000   $   101,578    $        --     $   (107,797)
  Contribution of capital by founders......          --             --           --        86,536             --               --
  Issuance of preferred stock for cash, net
    of issuance costs......................      54,250          4,400           --            --
  Contribution of services by
    stockholders...........................          --             --           --       105,000             --               --
  Issuance of common stock for cash, net of
    issuance costs.........................          --             --    3,184,111     1,068,436             --               --
  Issuance of common stock upon exercise of
    stock options..........................          --             --      574,998         2,108             --               --
  Issuance of stock options to
    consultants............................          --             --           --        15,510             --               --
  Compensation charge related to grants of
    stock options..........................          --             --           --        16,665             --               --
  Net loss and comprehensive loss..........          --             --           --            --             --         (724,639)
                                             ----------   ------------   ----------   -----------    -----------     ------------
Balances at December 31, 1997..............      54,250          4,400    6,159,109     1,395,833             --         (832,436)
  Issuance of preferred stock for cash net
    of issuance costs......................   3,756,212     11,338,482           --            --             --               --
  Issuance of common stock options to
    Stockholders in exchange for
    Services...............................          --             --           --       300,000             --               --
  Issuance of common stock for cash........          --             --    5,141,892     2,747,500             --               --
  Issuance of common stock upon exercise of
    stock options..........................          --             --      287,366        31,765             --               --
  Issuance of common stock to
    consultants............................          --             --       16,300         7,521             --               --
  Issuance of common stock warrants to
    consultants............................          --             --           --        23,780             --               --
  Redemption of common stock...............          --             --      (18,494)       (4,995)            --
  Compensation charge related to grants of
    stock options..........................          --             --           --        56,655             --               --
  Deferred stock compensation..............          --             --           --       505,994       (505,994)              --
  Amortization of deferred stock
    compensation...........................          --             --           --            --         29,010               --
  Net loss and comprehensive loss..........          --             --           --            --             --       (6,806,363)
  Classification adjustment................
                                             ----------   ------------   ----------   -----------    -----------     ------------
Balances at December 31, 1998..............   3,810,462     11,342,882   11,586,173     5,064,053       (476,984)      (7,638,799)
  Issuance of preferred stock for cash, net
    of issuance costs (unaudited)..........   7,032,741     34,173,357           --            --             --               --
  Proceeds from issuance of common stock in
    initial public offering, net of
    issuance costs (unaudited).............          --             --    3,450,000    43,042,219             --               --
  Conversion of preferred stock to common
    stock (unaudited)......................  (9,485,690)   (32,535,201)   9,485,690    32,535,201             --               --
  Issuances of common stock in connection
    with purchases of businesses and assets
    (unaudited)............................          --             --      225,000       787,500             --               --
  Issuance of common stock to consultants
    (unaudited)............................          --             --        2,535        19,047             --               --
  Issuance of common stock upon exercise of
    stock options (unaudited)..............          --             --    2,273,837     4,350,362             --               --
  Issuance of common stock upon exercise of
    warrants (unaudited)...................          --             --       17,500        12,733             --               --
  Issuance of common stock warrants in
    connection with equipment lease
    financing (unaudited)..................          --             --           --       157,500             --               --
  Compensation charge related to grants of
    stock options (unaudited)..............          --             --           --       211,750             --               --
  Deferred stock compensation
    (unaudited)............................          --             --           --     2,865,616     (2,865,616)              --
  Amortization of deferred stock
    compensation (unaudited)...............          --             --           --            --      1,605,226               --
  Net loss and comprehensive loss
    (unaudited)............................          --             --           --            --             --      (29,185,828)
                                             ----------   ------------   ----------   -----------    -----------     ------------
Balances at September 30, 1999
(unaudited)................................   1,357,513   $ 12,981,038   27,040,735   $89,045,981    $(1,737,374)    $(36,824,627)
                                             ==========   ============   ==========   ===========    ===========     ============


                                                  TOTAL
                                              STOCKHOLDERS'
                                             EQUITY (DEFICIT)
                                             ----------------
Balances at December 31, 1996..............    $     (6,219)
  Contribution of capital by founders......          86,536
  Issuance of preferred stock for cash, net
    of issuance costs......................           4,400
  Contribution of services by
    stockholders...........................         105,000
  Issuance of common stock for cash, net of
    issuance costs.........................       1,068,436
  Issuance of common stock upon exercise of
    stock options..........................           2,108
  Issuance of stock options to
    consultants............................          15,510
  Compensation charge related to grants of
    stock options..........................          16,665
  Net loss and comprehensive loss..........        (724,639)
                                               ------------
Balances at December 31, 1997..............         567,797
  Issuance of preferred stock for cash net
    of issuance costs......................      11,338,482
  Issuance of common stock options to
    Stockholders in exchange for
    Services...............................         300,000
  Issuance of common stock for cash........       2,747,500
  Issuance of common stock upon exercise of
    stock options..........................          31,765
  Issuance of common stock to
    consultants............................           7,521
  Issuance of common stock warrants to
    consultants............................          23,780
  Redemption of common stock...............          (4,995)
  Compensation charge related to grants of
    stock options..........................          56,655
  Deferred stock compensation..............              --
  Amortization of deferred stock
    compensation...........................          29,010
  Net loss and comprehensive loss..........      (6,806,363)
  Classification adjustment................              --
                                               ------------
Balances at December 31, 1998..............       8,291,152
  Issuance of preferred stock for cash, net
    of issuance costs (unaudited)..........      34,173,357
  Proceeds from issuance of common stock in
    initial public offering, net of
    issuance costs (unaudited).............      43,042,219
  Conversion of preferred stock to common
    stock (unaudited)......................              --
  Issuances of common stock in connection
    with purchases of businesses and assets
    (unaudited)............................         787,500
  Issuance of common stock to consultants
    (unaudited)............................          19,047
  Issuance of common stock upon exercise of
    stock options (unaudited)..............       4,350,362
  Issuance of common stock upon exercise of
    warrants (unaudited)...................          12,733
  Issuance of common stock warrants in
    connection with equipment lease
    financing (unaudited)..................         157,500
  Compensation charge related to grants of
    stock options (unaudited)..............         211,750
  Deferred stock compensation
    (unaudited)............................              --
  Amortization of deferred stock
    compensation (unaudited)...............       1,605,226
  Net loss and comprehensive loss
    (unaudited)............................     (29,185,830)
                                               ------------
Balances at September 30, 1999
(unaudited)................................    $ 63,465,018
                                               ============

                             SEE ACCOMPANYING NOTES

                                ASK JEEVES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           PERIOD FROM             YEAR ENDED              NINE MONTHS ENDED
                                                          JUNE 13, 1966           DECEMBER 31,               SEPTEMBER 30,
                                                       (INCEPTION) THROUGH   -----------------------   --------------------------
                                                        DECEMBER 31, 1996      1997         1998          1998           1999
                                                       -------------------   ---------   -----------   -----------   ------------
                                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................................       $(107,797)       $(724,639)  $(6,806,359)  $(3,106,162)  $(29,185,828)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization......................              --            4,098       114,787        52,549        699,557
  Loss on disposal of assets.........................              --               --            --            --         10,608
  Issuance of stock options to consultants...........              --           15,510            --            --         28,500
  Issuance of common stock to consultants............              --               --         7,521         7,521         19,047
  Issuance of common stock warrants to consultants...              --               --        23,780        11,210          8,750
  Contribution of assets and services by
    stockholders.....................................          53,333          105,000       300,000       225,000             --
  Compensation charge related to grants of stock
    options..........................................              --           16,665        56,655        38,312        174,500
  Amortization of deferred stock compensation........              --               --        29,010            --      1,605,226
  Amortization of intangibles........................              --               --            --            --        199,150
  Write-off of in-process technology.................              --               --            --            --        360,697
  Changes in operating assets and liabilities:
    Restricted cash..................................              --               --       (45,000)           --         45,000
    Accounts receivable..............................              --          (24,698)     (269,242)     (283,962)    (6,602,292)
    Prepaid and other current assets.................              --           (3,500)     (106,492)      (56,188)    (2,115,241)
    Accounts payable.................................              --               --       828,090       223,516      1,427,493
    Accrued compensation and related expenses........           6,219           27,446       219,397       (16,934)     3,783,806
    Accrued marketing expenses.......................              --               --            --            --      1,119,825
    Other accrued liabilities........................              --           64,193       243,617       157,504      2,574,543
    Deferred revenue.................................              --           13,000       166,128       216,149      2,594,965
    Other liabilities................................              --               --            --            --        230,000
                                                            ---------        ---------   -----------   -----------   ------------
Net cash used in operating activities................         (48,245)        (506,925)   (5,238,108)   (2,531,485)   (23,021,694)
INVESTING ACTIVITIES
Purchases of property and equipment..................              --          (71,079)     (952,192)     (415,982)    (4,716,907)
Proceeds from disposal of assets.....................              --               --       114,632            --             --
Purchases of investments.............................              --               --            --            --    (24,277,826)
Purchases of intangibles and other assets............              --               --      (139,698)      (22,617)    (1,008,413)
                                                            ---------        ---------   -----------   -----------   ------------
Net cash used in investing activities................              --          (71,079)     (977,258)     (438,599)   (30,003,146)
FINANCING ACTIVITIES
Issuance of common stock.............................              --        1,070,544     2,779,265     2,754,261     47,405,314
Issuance of preferred stock..........................              --            4,400    11,338,482     5,250,260     34,173,357
Redemption of common stock...........................              --               --        (4,995)       (4,995)            --
Contribution of capital by founders..................          48,245           86,536            --            --             --
Proceeds from capital lease financing................              --               --            --            --      1,808,810
Repayment of capital lease obligations...............              --               --       (15,011)       (8,799)      (183,946)
                                                            ---------        ---------   -----------   -----------   ------------
Net cash provided by financing activities............          48,245        1,161,480    14,097,741    (7,990,727)    83,203,535
                                                            ---------        ---------   -----------   -----------   ------------
Increase in cash and cash equivalents................              --          583,476     7,882,375     5,020,643     30,178,695
Cash and cash equivalents at beginning of period.....              --               --       583,476       583,476      8,465,851
                                                            ---------        ---------   -----------   -----------   ------------

Cash and cash equivalents at end of period...........       $      --        $ 583,476   $ 8,465,851   $ 5,604,119   $ 38,644,546
                                                            =========        =========   ===========   ===========   ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES

Capital lease obligations incurred...................       $      --        $      --   $    89,176   $    89,176   $    928,042
                                                            =========        =========   ===========   ===========   ============
Common stock issued in connection with purchases of
  businesses.........................................       $      --        $      --   $        --   $        --   $    787,500
                                                            =========        =========   ===========   ===========   ============

Common stock warrants issued in connection with
  equipment lease financing..........................       $      --        $      --   $        --   $        --   $    157,500
                                                            =========        =========   ===========   ===========   ============

Cash paid for interest...............................       $      --        $      --   $     5,738   $     5,738   $     53,620
                                                            =========        =========   ===========   ===========   ============

                             SEE ACCOMPANYING NOTES

                                ASK JEEVES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE

            MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Ask Jeeves, Inc. ("Ask Jeeves" or the "Company") develops and deploys natural-language Corporate and Consumer Service on the Internet for consumers and companies. The Company's services provide users a fast, easy and intuitive way to find information, products and services on the Internet. The Company combines proprietary tools and technologies with editorial judgment to let users ask questions in plain English and to direct them to a small selection of relevant destinations on the Internet. The Company was incorporated in California in June 1996 and reincorporated in Delaware in June 1999. The Company was in the development stage in 1996 and 1997.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

    As more fully described in Note 10, the Company merged with Net Effect Systems, Inc. ("Net Effect") in November 1999. This Merger has been accounted for as a pooling of interests, and the historical financial statements of the Company for all periods prior to the merger have been restated to include the financial position, results of operations and cash flows of Net Effect.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying consolidated supplemental financial statements at September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim periods ended September 30, 1998 and 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all cash and highly liquid investments purchased with an original maturity of less than three months at the date of purchase to be cash equivalents. Substantially all of its cash and cash equivalents are custodied with three major domestic financial institutions.

                                ASK JEEVES, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE

            MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS

    The Company's investments comprise U.S., state, and municipal government obligations and public corporate equity securities. Investments with less than one year are classified as short-term. Nearly all investments are held in the Company's name and custodied with two major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. At September 30, 1999, all of the Company's investments were classified as available for sale. The amortized cost of cash equivalents, short-term investments and long-term investments at December 31, 1997 and 1998 and September 30, 1999 approximated fair value and the amount of unrealized gains or losses was not significant. The amount of realized gains or losses for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 were not significant.

CONCENTRATIONS OF CREDIT RISK AND CREDIT RISK EVALUATIONS

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. Cash and cash equivalents consist principally of demand deposit and money market accounts held with domestic financial institutions with high credit standing. Investments consist primarily of debt securities of domestic municipalities and corporations with strong credit ratings. The Company has not experienced any significant losses on its cash and cash equivalents or investments.

    The Company conducts business with companies in various industries primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit issues, and such losses to date have been within management's expectations.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over three to five years. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term.

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("FAS 86") under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying statements of operations.

                                ASK JEEVES, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE

            MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

    The Company currently conducts business within two business units, the Consumer and Corporate Service. The Consumer Service, Ask Jeeves, at Ask.com, allows users to obtain answers to the most frequently asked questions online. The Corporate Service helps companies provide a high quality, human-like online interface for their customers.

    Revenues from the Consumer Service consist primarily of three components:
(1) advertising revenues; (2) knowledge base licensing fees; and (3) electronic commerce transaction fees. Advertising revenues are derived from short-term advertising contracts. Under these contracts, the Company delivers impressions (key word, category, run-of-site, and home page banners) to users over a specified period of time for a fixed fee. Advertising rates, measured on a cost per thousand impressions ("CPMs") basis, are dependent on whether the impressions are for general rotation throughout the Company's Web site or for targeted audiences and properties within specific areas of Ask Jeeves such as the computer, entertainment, family, health, money, shopping and travel channels. The Company recognizes revenues based upon actual impressions delivered. The Consumer Service also licenses the Ask Jeeves knowledge base for the purpose of enhancing Internet-wide searching to various search engine companies. Revenues for these licensing arrangements are recognized ratably over the contractual term, generally twelve months. Electronic commerce transaction fees are derived from short-term electronic commerce merchant contracts, generally a three to six month period. Revenues are generated and recognized on a cost per click ("CPC") basis based on pre-determined rates established by the Company.

    Revenues from the Corporate Service consist of two components: knowledge base customization and information service fees. The Company recognizes knowledge base customization and information fees ratably over the contractual term, generally twelve months. Payments received prior to delivery of the knowledge base and information services are recorded as deferred revenue and recognized ratably over the contractual term.

SIGNIFICANT CUSTOMERS

    For the nine months ended September 30, 1999 no customer accounted for more than ten percent of our total revenues, compared to the year ended December 31, 1998 when two customers each accounted for approximately 10% of our revenues.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("FAS 123").

ADVERTISING COSTS

    The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997 and 1998 was $12,512 and $1,100,873, respectively.

                                ASK JEEVES, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE

            MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

    The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities have been excluded from the computation as their effect is antidilutive.

    The calculation of historical basic and diluted net loss per share is as follows:

                                                            YEAR ENDED              NINE MONTHS ENDED
                        PERIOD FROM JUNE 13, 1996          DECEMBER 31,               SEPTEMBER 30,
                           (INCEPTION) THROUGH       ------------------------   --------------------------
                            DECEMBER 31, 1996           1997         1998          1998           1999
                        --------------------------   ----------   -----------   -----------   ------------
Net loss..............          $ (107,797)          $ (724,639)  $(6,806,359)  $(3,106,162)  $(29,185,828)
                                ==========           ==========   ===========   ===========   ============
Weighted average
  shares of common
  stock outstanding
  used in computing
  basic and diluted
  net per loss
  share...............           1,295,342            3,394,397     9,162,624     8,021,526     17,659,875
                                ==========           ==========   ===========   ===========   ============
Basic and diluted net
  loss per share......          $     (.08)          $     (.21)  $      (.74)  $      (.39)  $      (1.65)
                                ==========           ==========   ===========   ===========   ============

OTHER COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reportable Comprehensive Income" ("FAS 130") which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There is no difference in the Company's historical net losses as reported and the comprehensive net losses under the provisions of FAS 130 for all periods presented. Accordingly, the adoption of FAS 130 had no effect on the Company's reported results of operations.

                                ASK JEEVES, INC.

             (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE

            MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS SEGMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. For management purposes, the Company is divided into two business units, the Consumer Service and the Corporate Service. Each of these groups has a vice president who reports directly to the Chief Executive Officer ("CEO"), who is the Chief Operating Decision Maker as defined by FAS 131. Results of operations for these business units which are provided to the CEO include only revenue and gross profit (loss) information which is disclosed in the statement of operations in accordance with FAS 131. The majority of the Company's operating expenses are not allocated to the business units, but instead are treated as corporate expenses.

COMPUTER SOFTWARE

    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending
December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

RECLASSIFICATIONS

    Certain prior year balances have been restated to conform with current year presentation.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                  DECEMBER 31,       SEPTEMBER 30,
                                              --------------------   --------------
                                                1997       1998           1999
                                              --------   ---------   --------------
                                                                      (UNAUDITED)
Equipment...................................  $71,079    $ 844,398     $5,345,796
Furniture and fixtures......................       --       43,289        719,648
Leasehold improvements......................       --      110,128        565,300
                                              -------    ---------     ----------
                                               71,079      997,818      6,630,744
Less accumulated depreciation and
  amortization..............................   (4,098)    (118,885)      (817,030)
                                              -------    ---------     ----------
Property and equipment, net.................  $66,981    $ 878,930     $5,813,714
                                              =======    =========     ==========

    Cost of and accumulated amortization related to assets under capital lease obligations at December 31, 1998 were $89,176 and $16,801, respectively. No assets were acquired under capital lease arrangements in 1997.

`

                                ASK JEEVES, INC.

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. LEASE COMMITMENTS

    The Company has entered into operating and capital leases for certain office space and equipment which contain certain renewal options.

    Capital lease obligations for equipment represent the present value of future lease payments under the agreements. The Company has options to purchase the leased assets at the end of the lease terms.

    The future minimum lease payments under all non-cancellable leases with terms in excess of one year are as follows:

                                                       CAPITAL      OPERATING
                                                        LEASES       LEASES
                                                      ----------   -----------
Years ending December 31:
1999................................................  $   36,939   $   567,560
2000................................................      36,939       576,894
2001................................................      10,651       344,031
2002................................................          --       199,143
2003................................................          --       199,143
Thereafter..........................................                    99,572
                                                      ----------   -----------
Total minimum lease payments........................      84,529   $ 1,986,343
                                                                   ===========
Less interest.......................................     (10,364)
                                                      ----------
Present value of minimum lease payments.............      74,165
Less current portion of capital lease obligations...     (28,220)
                                                      ----------
Capital lease obligations, less current portion.....  $   45,945
                                                      ==========

Rent expense was none, $4,157 and $128,031 for the period from June 13, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

4. LINE OF CREDIT

    The Company has a credit agreement with Imperial Bank in the amount of $1 million. As of September 30, 1999 there were no amounts outstanding under the Company's line of credit.

5. INCOME TAXES

    There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses in all periods.

                                ASK JEEVES, INC.

5. INCOME TAXES (CONTINUED)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1997         1998
                                                       ---------   -----------
Net operating loss carryforwards.....................  $ 110,758   $ 1,137,723
Capitalized research and development costs...........         --       478,751
Accrued expenses.....................................         --       352,638
Other................................................         --        25,950
                                                       ---------   -----------
Total deferred tax assets............................  $ 110,758   $ 1,995,062
Valuation allowance..................................   (110,758)   (1,995,062)
                                                       ---------   -----------
Net deferred tax assets..............................  $      --   $        --
                                                       =========   ===========

    A valuation allowance has been established and, accordingly, no benefit has been recognized for the Company's net operating losses and other deferred tax assets. The net valuation allowance increased by $1,884,000 during the year ended December 31, 1998. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and expected near-term future losses. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

    At December 31, 1997 and 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $277,000 and $2,848,000 respectively, which expire in the year 2017 and 2018, respectively.

    Utilization of the Company's net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

6. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    As a result of the merger with Net Effect Systems, Inc., the Company assumed the outstanding convertible preferred stock of Net Effect Systems, Inc. The convertible preferred stock outstanding converted to 1,357,513 shares of common stock upon the merger in November 1999.

STOCK COMPENSATION

    The Company recorded a compensation charge of $16,665 and $56,655 during the years ended December 31, 1997 and 1998 for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts were expensed immediately as the options vested at the grant date. In April 1998, the Company issued 16,300 shares of common stock to an independent contractor for services performed. The Company imputed a value for the services of $13,221, of which $5,700 was paid in cash, and the remainder was allocated to the shares issued.

                                ASK JEEVES, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)

    The Company recorded deferred stock compensation of none and $505,994 during the years ended December 31, 1997, 1998, respectively, representing the difference between the exercise price and the deemed fair value of certain of the Company's stock options granted to employees. These amounts are being amortized by charges to operations on a graded vesting method over the vesting periods of the individual stock options. Such amortization amounted to none and $29,010 for the year ended December 31, 1997, 1998, respectively.

WARRANTS

    In connection with the issuance of common stock in August, September and October 1997, the Company issued to purchasers of common stock a warrant exercisable into one share of common stock for each two shares of common stock purchased. In total, the Company issued warrants exercisable into 1,191,846 shares of common stock at a per share exercise price of $.24. In April and June 1998, all of the Company's outstanding warrants were exercised and the Company issued 1,137,672 shares of common stock for cash proceeds of $262,500.

    During 1998, the Company issued warrants exercisable into 39,000 shares of common stock to various contractors for services performed. The warrants are exercisable at any time into shares of common stock at per share exercise prices ranging from $.52 to $.73. The warrants expire on various dates between May and December 2003. The Company determined the fair value of the warrants to be $23,780 using the Black Scholes valuation model and recorded a charge to operations over the consulting period, which concluded in 1998.

OPTIONS ISSUED TO CONSULTANTS

    The Company granted options to purchase 70,500 shares of common stock to consultants at an exercise price of $.01 in September 1997. These options were granted in exchange for consulting services provided. The Company valued these options using the Black Scholes valuation model. Amounts recorded totaling $15,510 were charged to operations over the consulting period, which concluded in 1997.

7. EMPLOYEE BENEFITS PLAN

STOCK OPTION PLAN

    Under the Company's 1996 Equity Incentive Plan ("1996 Plan"), 5,357,585 shares of common stock are reserved for the issuance of incentive stock options ("ISO's) or non-statutory stock options ("NSOs") t employees, officers, directors, and consultants. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted under the 1996 Plan are exercisable over a maximum term of 10 years from the date of grant and generally vest over periods of up to 4 years. Options granted under the 1996 Plan contain an accelerated vesting feature based upon a change in control of the Company.

                                ASK JEEVES, INC.

7. EMPLOYEE BENEFITS PLAN (CONTINUED)

    A summary of stock option activity is set forth below:

                                                                   OPTIONS OUTSTANDING
                                                              ------------------------------
                                                                            WEIGHTED-AVERAGE
                                                                             EXERCISE PRICE
                                                                                  PER
                                                                SHARES           SHARE
                                                              -----------   ----------------
Granted.....................................................      790,001        $ .01
                                                              -----------        -----
Outstanding at December 31, 1996............................      790,001          .01
Granted.....................................................      264,249          .12
Exercised...................................................     (574,997)         .00
                                                              -----------        -----
Outstanding at December 31, 1997............................      479,253          .08
Granted.....................................................    2,971,916          .59
Canceled....................................................      (22,500)         .60
Exercised...................................................     (287,366)         .12
                                                              -----------        -----
Outstanding at December 31, 1998............................    3,141,303          .55
Granted (unaudited).........................................    4,593,620         8.04
Canceled (unaudited)........................................     (187,188)        5.85
Exercised (unaudited).......................................   (2,268,127)        1.41
                                                              -----------        -----
Outstanding at September 30, 1999 (unaudited)...............    5,279,608        $5.93
                                                              ===========        =====
Vested and exercisable at September 30, 1999 (unaudited)....      483,476        $ .86
                                                              ===========        =====

    The weighted-average remaining contractual life of options outstanding at December 31, 1997, and 1998 was 9.3 years, and 9.4 years, respectively.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

    Pro forma information regarding the results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options using the fair value method of FAS 123. The fair value of each option granted is estimated on the date of grant using the Black Scholes valuation model. The risk-free interest rate for 1997 and 1998 was 6.0% and 6.5%, respectively. The expected life of options granted in the years ended December 31, 1997 and 1998 was 5 years. No dividend and a near zero volatility factor were used.

    The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    The option valuations models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of estimate, in

                                ASK JEEVES, INC.

7. EMPLOYEE BENEFITS PLAN (CONTINUED)

management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FAS 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          1997          1998
                                                       ----------   ------------
Pro forma net loss...................................  $(753,773)   $(7,179,799)
Pro forma basic and diluted net loss per share.......  $    (.22)   $      (.78)

    The weighted-average grant-date fair value of options granted, which is the value assigned to the options under FAS 123, was $0.28 and $0.31 for grants made during years ended December 31, 1997 and 1998, respectively.

    The pro forma impact of options on the net loss for the years ended December 31, 1997 and 1998 is not representative of the effects on net income
(loss) for future years, as future years will include the effects of additional years of stock option grants.

8. RELATED PARTY TRANSACTIONS

    Certain members of the Company's Board of Directors are also owners of a related entity to which the Company paid facilities fees for rent, utilities, and administrative services of approximately $4,000 and $109,000 for the years ended December 31, 1997 and 1998, respectively. For the years ended
December 31, 1997, 1998 and 1999, these directors served in management positions of the Company and received common stock options as compensation. The Company determined the fair value of the services contributed to be $105,000, and $300,000 for the years ended December 31, 1997, 1998, respectively.

    All of the employees of the Company were paid from the Company's inception until August 1997 by a separate related entity. The contributions provided by this entity have been recorded as a capital contribution and as a charge to operations of $86,536 in the year ended December 31, 1997. In 1997, the Company also purchased approximately $22,000 of computer and office equipment and furniture from this related entity. In 1998, the related entity paid certain expenses totaling $80,440 on the Company's behalf. The Company reimbursed the related entity for all amounts paid on its behalf during 1998.

9. LEGAL PROCEEDINGS

    The Company is also subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

    On July 7, 1999, IP Learn LLC filed a complaint against the Company in the United States District Court for the Northern District of California, as case number 99-3352 SBA. The complaint, which was amended by the plaintiff on August 23, 1999, alleges that certain aspects of the Ask Jeeves technology infringe one or more patents alleged to be held by the plaintiff. The Company has answered the complaint

                                ASK JEEVES, INC.

9. LEGAL PROCEEDINGS (CONTINUED)

and discovery has begun. [Additionally, on December 16, 1999, Patrick H. Winston and Boris Katz filed a complaint against Ask Jeeves in the United States District Court for the District of Massachusetts, as case number 99CV12584MLW. The complaint alleges that the Company's technology infringes two patents alleged to be held by the plaintiffs. The Company has not yet answered the complaint. Ask Jeeves does not believe that either lawsuit is meritorious and is vigorously defending each of the cases. However, the outcome of litigation is difficult to predict and could result in a judgement against the Company.

10. SUBSEQUENT EVENTS

DEFINED CONTRIBUTION PLAN

    Effective January 1, 1999, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

STOCK SPLIT

    On April, 16, 1999, the Board of Directors approved, a 1 for 2 reverse stock split of issued and outstanding common and preferred stock. All common and preferred share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

1999 EQUITY INCENTIVE PLAN

    In April 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "1999 Plan"). The Company has reserved a total of 2,125,000 shares of common stock for the issuance of ISOs or NSOs to employees, officers, directors, or consultants under the 1999 Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by the stockholders in April 1999. The Company has reserved a total of 400,000 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable one year offering period or the last day of the applicable six month purchase period.

ASSET PURCHASE

    In April 1999, the Company entered into an asset purchase agreement and a license agreement with Lumina Decision Systems, Inc. ("Lumina") for the acquisition of certain technology of Lumina in exchange for total consideration of $1,537,500 which is comprised of cash of $700,000, 225,000 shares of the Company's common stock valued at $3.50 per share and $50,000 in acquisition costs. The Company allocated $1,176,803 of the purchase price to core technology and $360,697 to in-process technology. The core technology will be amortized over a three year period. The in-process technology will be written off as a one-time charge in the second quarter of 1999. In addition, approximately 107,500 shares of the shares issued are to be held in escrow for a two year period.

                                ASK JEEVES, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

INITIAL PUBLIC OFFERING

    On June 30, 1999, the Company completed an initial public offering of 3,450,000 shares of common stock at a purchase price of $14.00 per share. Net proceeds to the Company aggregated approximately $43.0 million. In connection with the offering, all of the preferred stock outstanding automatically converted into 9,485,690 shares of common stock. The Company's Board of Directors and stockholders also approved an amendment to the Company's Articles of Incorporation to increase the total number of shares which the Company is authorized to issue to 155,000,000 shares, of which 150,000,000 is common stock and 5,000,000 is preferred stock.

1999 NON-OFFICER EQUITY INCENTIVE PLAN

    The Company's 1999 Non-Officer Equity Incentive Plan was adopted by the Board of Directors in October 1999. The Company has reserved a total of 2,000,000 shares of common stock authorized for issuance under the 1999 Non-Officer Incentive Plan, which provides for the grant of non-statutory stock options, restricted stock purchase awards and stock bonuses to employees and consultants of Ask Jeeves and its affiliates who are not officers or member of the Board of Directors of Ask Jeeves or any of its affiliates.

BUSINESS COMBINATIONS

    In November 1999, Ask Jeeves entered into an asset purchase agreement with Excellerate, LLC, for the acquisition of certain technology and computer equipment for cash in the amount of $625,000 and 5,875 shares of Ask Jeeves stock. The number of shares issued to Excellerate was calculated using a 10-day average closing price for the period immediately preceding the date of the signing of the definitive agreement valued at $106.00 per share and $20,000 in acquisition costs. Approximately $612,300 of the purchase price was allocated to core technology and $183,000 to in-process technology. The core technology will be amortized over a three year period. The in-process technology was written off as a one-time charge in the fourth quarter of 1999. In addition, 587 shares of the shares issued are to be held in escrow for a one year period subject to a right of repurchase by the Company.

    The Company acquired a developed search engine, the next generation search engine, one employee, and certain computer equipment and software from Excellerate, LLC. The current search engine has reached technological feasibility and has been classified as core technology. However, ongoing significant development efforts to add new features will substantially enhance the functionality and value of technology. The next generation search engine technology has yet to reach technological feasibility and therefore, this product is classified as in-process technology. This acquisition provides technology and expertise that will complement our existing technology. The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such products were based on our estimates of revenues and operating profits related to such products. These estimates were based on several assumptions, including the use of a discount rate of 30% for purchased in-process technology, which was calculated based on the weighted average cost of capital, adjusted for the technology risk asssociated with the purchased in-process technology, which was considered to be significant due to the rapid pace of technological change in the Internet industry. For projected cash flows attributable to existing technology, a discount rate of 25% was used, which reflects the

                                ASK JEEVES, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

weighted average cost of capital, adjusted for the technology risk associated with these technologies. The Company's analysis considered only future operating results of the existing and in-process technology on a stand-alone basis and did not take into consideration any potential increased revenue or operating efficiency that may occur post-acquisition.

POOLING OF INTEREST COMBINATIONS

    In November 1999, Ask Jeeves, Inc. entered into an Agreement and Plan of Merger (the "Agreement") with Net Effect in a stock-for-stock transaction to be accounted for as a pooling of interests. Pursuant to the Agreement, all outstanding shares of Net Effect were converted into 1,631,880 million shares of Ask Jeeves common stock, and options to purchase Net Effect Common Stock were converted into options to purchase 497,342 shares of Ask Jeeves, Inc. Common Stock.

    Pursuant to the acquisition of Net Effect, the Company assumed the 1992 Stock Plan of Net Effect, including options to purchase 497,353 shares of common stock with exercise prices ranging from $0.81 to $103.00.

11. BUSINESS COMBINATIONS (UNAUDITED)

PENDING PURCHASE COMBINATIONS

    On January 24, 2000, the Company announced a definitive agreement to purchase Direct Hit Technologies, Inc. ("Direct Hit"). Direct Hit provides search and navigation services on the Internet. Consideration for this transaction will be 4,750,000 shares of the Company's common stock and 3,000 shares issuable upon exercise of outstanding Direct Hit Technologies options assumed as part of the merger.

    On January 26, 2000, the Company entered into an Agreement and Plan of Merger to purchase Evergreen Project, LLC. Evergreen produces web-based video programs and workshops to assist teachers in integrating the Internet and computer applications into the curriculum. Consideration for this transaction is $3.9 million of which $1.95 million is payable in cash and the balance in shares of Ask Jeeves, Inc. common stock.

JOINT VENTURE

    On December 6, 1999, Ask Jeeves announced that it has entered into a 50/50 joint venture to create Ask Jeeves U.K. Ask Jeeves has partnered with Carlton Communications Plc and Granada Media Group, the two largest commercial television companies in the United Kingdom. Both Carlton and Granada will contribute $31.25 million in cash and advertising to fund Ask.com. The site will be designed to meet the needs and interests of users in Britain and the Republic of Ireland.

                                ASK JEEVES, INC.

                         UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information for Ask Jeeves, Inc. gives effect to the merger of Direct Hit
Technologies, Inc., Inc. into Ask Jeeves, Inc. The merger of Direct Hit Technologies, Inc. into Ask Jeeves, Inc. is based on a preliminary allocation of the total purchase cost. The historical financial information has been derived from the respective historical financial statements of Ask Jeeves, Inc. (as adjusted for the Net Effect acquisition) and Direct Hit Technologies, Inc. and should be read in conjunction with those financial statements

    The unaudited pro forma condensed combined balance sheets assumes the Direct Hit Technologies, Inc. merger took place as of September 30, 1999 and allocates the total purchase cost of the fair values of assets and liabilities of Direct Hit Technologies, Inc. based on a preliminary valuation.

    The unaudited pro forma condensed combined statements of operations combine historical statements of operations for Ask Jeeves, Inc. and Direct Hit Technologies, Inc. for the year ended December 31, 1998, and for the nine months ended September 30, 1999, and gives effect to the merger, including the amortization of goodwill and other intangible assets, as if they had occurred on January 1, 1998, and January 1, 1999, respectively.

    The total estimated purchase consideration of the Direct Hit
Technologies, Inc. merger has been allocated on a preliminary basis to assets and liabilities based on management's estimates of its fair value with the excess consideration over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase consideration and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material. The following items could affect the final purchase price allocation at the date the transaction is consummated:
(A) Direct Hit Technologies, Inc. balance sheet (B) the stock option activity of Direct Hit Technologies, Inc.; (C) finalization of the valuation of acquired technology; and (D) the finalization of the integration plan.

    The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies.

                                ASK JEEVES, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                                         SEPTEMBER 30, 1999
                               -----------------------------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                                             BUSINESS        AS OF
                                                                           COMBINATIONS    SEPTEMBER
                                ASK JEEVES    DIRECT HIT      COMBINED     ADJUSTMENTS      30, 1999
                               ------------   -----------   ------------   ------------   ------------
ASSETS
Current assets:
  Cash and cash
    equivalents..............  $ 38,644,546   $16,427,389   $ 55,071,935             --   $ 55,071,935
  Short-term investments.....    22,279,913    10,059,351     32,339,264             --     32,339,264
  Accounts receivable, net...     6,896,232       357,238      7,253,470             --      7,253,470
  Prepaid expenses and other
    current assets...........     2,382,733        37,311      2,420,044             --      2,420,044
                               ------------   -----------   ------------   ------------   ------------
      Total current assets...    70,203,424    26,881,289     97,084,713                    97,084,713

Property and equipment,
  net........................     5,813,714       991,475      6,805,189             --      5,813,714
Intangibles, net and other
  long-term assets...........     1,997,913        26,610      2,024,523    493,661,256(2)  495,685,779
Restricted cash..............            --       150,000        150,000             --        150,000
Long-term investments........     1,375,764            --      1,375,764             --      1,375,764
                               ------------   -----------   ------------   ------------   ------------
      Total assets...........  $ 79,390,815   $28,049,374   $107,440,189   $493,661,256   $601,101,445
                               ============   ===========   ============   ============   ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable...........  $  2,255,583   $   150,377      2,405,960     10,614,229(1) $ 13,020,189
  Accrued compensation and
    related expenses.........     4,036,868       357,176      4,394,044             --      4,394,044
  Accrued market expenses....     1,119,825            --      1,119,825             --      1,119,825
  Other accrued
    liabilities..............     2,882,357       260,013      3,142,370             --      3,142,370
  Deferred revenue...........     2,774,093       245,135      3,019,228             --      3,019,228
  Current portion of capital
    lease obligations........       660,609            --        660,609             --        660,609
                               ------------   -----------   ------------   ------------   ------------
      Total current
        liabilities..........    13,729,335     1,012,701     14,742,036     10,614,229     25,356,265
Capital lease obligations,
  less current portion.......     1,966,462            --      1,966,462             --      1,966,462
Other liabilities............       230,000            --        230,000             --        230,000

Commitments
Stockholders' equity:
  Convertible preferred
    stock....................    12,981,038    29,650,912     42,631,950    (29,650,912)(3)   12,981,038
  Common stock...............    89,045,983         9,722     89,055,705    510,073,978 (3)  599,129,683
  Additional paid-in
    capital..................            --     5,602,058      5,602,058     (5,602,058)(3)           --
  Deferred stock
    compensation.............    (1,737,376)   (4,504,145)    (6,241,521)     4,504,145 (3)   (1,737,376)
  Accumulated deficit........   (36,824,627)   (3,721,874)   (40,546,501)     3,721,874 (3)  (36,824,627)
                               ------------   -----------   ------------   ------------   ------------
      Total stockholders'
        equity...............    63,465,018    27,036,673     90,501,691    483,047,027    573,548,718
                               ------------   -----------   ------------   ------------   ------------
      Total liabilities and
        stockholders'
        equity...............  $ 79,390,815   $28,049,374   $107,440,189   $493,661,256   $601,101,445
                               ============   ===========   ============   ============   ============

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                                ASK JEEVES, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  ------------------------------------------------------------------------
                                                                                               PRO FORMA
                                                                                                FOR THE
                                                                               PRO FORMA      NINE MONTHS
                                                                                BUSINESS         ENDED
                                                                              COMBINATIONS   SEPTEMBER 30,
                                   ASK JEEVES    DIRECT HIT      COMBINED     ADJUSTMENTS        1999
                                  ------------   -----------   ------------   ------------   -------------
Revenues:
  Consumer......................  $  7,201,116   $   862,203   $  8,063,319             --   $   8,063,319
  Corporate.....................     3,923,736            --      3,923,736             --       3,923,736
                                  ------------   -----------   ------------   ------------   -------------
Total revenues..................    11,124,852       862,203     11,987,055             --      11,987,055

Cost of revenues:
  Consumer......................     3,664,856       360,524      4,025,380             --       4,025,380
  Corporate.....................     4,652,936            --      4,652,936             --       4,652,936
                                  ------------   -----------   ------------   ------------   -------------
Total cost of revenues..........     8,317,792       360,524      8,678,316             --       8,678,316
                                  ------------   -----------   ------------   ------------   -------------
Gross profit (loss).............     2,807,060       501,679      3,308,739             --       3,308,739

Operating expenses:
  Product development...........     5,312,959     1,502,224      6,815,183             --       6,815,183
  Sales and marketing...........    21,334,612       948,123     22,282,735             --      22,282,735
  General and administrative....     4,815,998       412,855      5,228,853             --       5,228,853
  Amortization of deferred stock
    compensation................     1,470,558       826,927      2,297,485             --       2,297,485
  Write-off of in-process
    technology..................       360,697            --        360,697             --         360,697
  Amortization of goodwill and
    other intangible assets.....            --            --             --     92,561,486(A)    92,561,486
                                  ------------   -----------   ------------   ------------   -------------
Total operating expenses........    33,294,824     3,690,129     36,984,953     92,561,486
                                  ------------   -----------   ------------   ------------   -------------

Operating loss..................   (30,487,764)   (3,188,450)   (33,676,214)    92,561,486    (126,237,700)
Interest income, net............     1,301,936       258,816      1,560,752             --       1,560,752
                                  ------------   -----------   ------------   ------------   -------------
Net loss........................  $(29,185,828)  $(2,929,634)  $(32,115,462)  $(92,561,486)  $(124,676,948)
                                  ============   ===========   ============   ============   =============
Pro forma basic and diluted net
  loss per share................  $      (1.65)  $     (0.26)                             (B) $       (5.56)
                                  ============   ===========                                 =============
Weighted average shares
  outstanding used in computing
  pro forma basic and diluted
  pro forma net loss per
  share.........................    17,659,875    11,091,546                              (B)    22,409,875
                                  ============   ===========                                 =============

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                                ASK JEEVES, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31, 1998
                              -----------------------------------------------------------------------
                                                                         PRO FORMA     PRO FORMA FOR
                                                                         BUSINESS      THE YEAR ENDED
                                                                       COMBINATIONS     DECEMBER 31,
                              ASK JEEVES    DIRECT HIT    COMBINED      ADJUSTMENTS         1998
                              -----------   ----------   -----------   -------------   --------------
Revenues:
  Consumer..................  $   577,159   $ 175,420    $   752,579              --   $     752,579
  Corporate.................      223,239          --        223,239              --         223,239
                              -----------   ---------    -----------   -------------   -------------
Total revenues..............      800,398     175,420        975,818         975,818         975,818

Cost of revenues:
  Consumer..................      602,716      51,595        654,311              --         654,311
  Corporate.................      796,676          --        796,676              --         796,676
                              -----------   ---------    -----------   -------------   -------------
Total cost of revenues......    1,399,392      51,595      1,450,987              --       1,450,987
                              -----------   ---------    -----------   -------------   -------------
Gross profit (loss).........     (598,994)    123,825       (475,169)             --        (475,169)

Operating expenses:
  Product development.......    1,712,466     471,598      2,184,064              --       2,184,064
  Sales and marketing.......    2,301,108      90,332      2,391,440              --       2,391,440
  General and
    administrative..........    2,324,784     150,260      2,474,244              --       2,474,244
  Amortization of deferred
    stock compensation......       29,010     231,775        260,785              --         260,785
  Amortization of goodwill
    and other intangible
    assets..................           --          --             --     123,415,314(A)   123,415,314
                              -----------   ---------    -----------   -------------   -------------
Total operating expenses....    6,367,368     943,965      7,310,533     123,415,314     130,725,847
                              -----------   ---------    -----------   -------------   -------------

Operating loss..............   (6,966,362)   (820,140)    (7,785,702)   (123,415,314)   (131,201,016)
Interest income, net........      160,003      27,900        187,903              --         187,903
                              -----------   ---------    -----------   -------------   -------------
Net loss....................  $(6,806,359)  $(792,240)   $(7,598,599)  $(123,415,314)  $(131,013,913)
                              ===========   =========    ===========   =============   =============
Pro forma basic and diluted
  net loss per share........  $     (0.74)  $   (0.12)                                 $       (9.14)
                              ===========   =========                                  =============
Weighted average shares
  outstanding used in
  computing pro forma basic
  and diluted net loss per
  share.....................    9,162,624   6,705,378                                     14,327,101
                              ===========   =========                                  =============

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                                ASK JEEVES, INC.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL INFORMATION

    The total estimated purchase cost of the Direct Hit
Technologies, Inc., Inc. merger has been allocated on a preliminary basis to assets and liabilities based on management's estimate of its fair value. The excess of the purchase consideration over the fair value of the net assets acquired has been allocated to goodwill. This allocation is subject to change pending the completion of the final analysis of the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material. The following items could affect the final purchase price allocation at the date the transaction is consummated: (A) Direct Hit Technologies, Inc., Inc. balance sheet (B) the stock option activity of Direct Hit Technologies, Inc., Inc.; and
(C) the finalization of the integration plan.

    The adjustments to the unaudited pro forma condensed combined balance sheets as of September 30, 1999, have been calculated as if the merger occurred on September 30, 1999 and are as follows:

    (1) To reflect the acquisition of Direct Hit Technologies, Inc. for total estimated purchase price of approximately $521.7 million. The purchase consideration consists of the following:

           - Issuance of 4,750,000 shares of Ask Jeeves, Inc.'s common stock to the shareholders of Direct Hit Technologies, Inc., with a fair value of $475,000,000. An additional 350,837 shares are included in the purchase price for unvested options to purchase common stock to the employees of Direct Hit Technologies, Inc. with a fair value of approximately $35.1 million. The fair value per share of Ask Jeeves, Inc.'s common stock issued in the Direct Hit
             Technologies, Inc. acquisition is based on the closing price of Ask Jeeves, Inc.'s common stock on January 21, 2000.

           - Other related transaction and merger costs estimated to be approximately $10.6 million for the acquisition of Direct Hit Technologies, Inc.

    (2) Recognition of the excess purchase consideration of approximately $493.7 million over the fair value of the net assets acquired, has been recorded as goodwill and other intangible assets.

    (3) To reflect the elimination of the historical stockholders' equity accounts of Direct Hit Technologies, Inc.

    The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999, have been calculated assuming that the merger occurred as of January 1, 1998 and January 1, 1999, respectively and are as follows:

        (A) To reflect the amortization of goodwill and other intangible assets resulting from the Direct Hit Technologies, Inc., Inc. acquisition. The goodwill and other intangible assets are being amortized over a period of forty-eight months.

        (B) Pro forma basic and diluted net loss per share reflects the issuance of 4,750,000 shares of Ask Jeeves, Inc.'s common stock related to the Direct Hit Technologies, Inc., Inc. acquisition as if the shares had been outstanding for the entire period. The effect of stock options issued assumed in the merger have not been included as their inclusion would be anti-dilutive. The shares issued to the shareholders of Direct Hit Technologies, Inc., Inc. include 475,000 shares held in escrow which will be released upon the achievement of certain performance obligations.

                         DIRECT HIT TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                         DECEMBER 31,    SEPTEMBER 30,
                                                             1998             1999
                                                         -------------   --------------
                                                                          (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................   $2,557,673      $16,427,389
  Short-term investments...............................           --       10,059,351
  Accounts receivable, less allowances of $5,100 in
    1998 and $44,100 in 1999...........................      162,846          357,238
  Prepaid expenses and other current assets............       20,830           37,311
                                                          ----------      -----------
    Total current assets...............................    2,741,349       26,881,289
                                                          ----------      -----------
  Property and equipment, net..........................      170,046          991,475
  Restricted cash......................................           --          150,000
  Other assets.........................................       12,535           26,610
                                                          ----------      -----------
  Total Assets.........................................   $2,923,930      $28,049,374
                                                          ==========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................   $    7,558      $   150,377
  Accrued expenses.....................................           --          166,661
  Accrued professional fees............................       31,805           55,907
  Accrued compensation.................................       28,646          357,176
  Other liabilities....................................           --           37,445
  Deferred revenue.....................................       32,500          245,135
                                                          ----------      -----------
    Total current liabilities..........................      100,509        1,012,701
                                                          ----------      -----------
Commitments (Note 3)
Stockholders' Equity:
Convertible Preferred Stock:
  Series C $.001 par value, 4,431,265 shares
    authorized, 4,431,263 shares issued and outstanding
    (liquidation preference, $26,299,980)..............           --       26,279,468
  Series B $.001 par value, 1,323,912 shares
    authorized, issued and outstanding (liquidation
    preference, $2,000,000)............................    1,993,110        1,993,110
  Series A $.001 par value, 5,187,501 shares
    authorized, issued and outstanding (liquidation
    preference, $1,383,334)............................    1,378,334        1,378,334
  Common stock, $.001 par value, 35,000,000 shares
    authorized, 9,624,684 and 9,722,048 shares issued
    and outstanding....................................        9,625            9,722
  Additional paid-in capital...........................      733,319        5,602,058
  Deferred compensation................................     (498,727)      (4,504,145)
  Accumulated deficit..................................     (792,240)      (3,721,874)
                                                          ----------      -----------
    Total stockholders' equity.........................    2,823,421       27,036,673
                                                          ==========      ===========
Total Liabilities and Stockholders' Equity.............   $2,923,930      $28,049,374
                                                          ==========      ===========

                       See Notes to Financial Statements

                         DIRECT HIT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                  PERIOD FROM
                                                   INCEPTION
                                                (APRIL 27, 1998)        NINE MONTHS
                                                    THROUGH                ENDED
                                               DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                               ------------------   -------------------
                                                                        (UNAUDITED)
REVENUES:
  OEM........................................      $  175,420           $  805,044
  Advertising................................              --               57,159
                                                   ----------           ----------
    Total revenues...........................         175,420              862,203
  Cost of revenues...........................          51,595              360,524
                                                   ----------           ----------
  Gross profit...............................         123,825              501,679
                                                   ----------           ----------
Operating expenses:
  Sales and marketing........................          90,332              948,123
  Research and development...................         471,598            1,502,224
  General and administrative.................         150,260              412,855
  Equity-related compensation................         231,775              826,927
                                                   ----------           ----------
    Total operating expenses.................         943,965            3,690,129
                                                   ----------           ----------
Operating loss...............................        (820,140)          (3,188,450)
Interest income..............................          27,900              258,816
                                                   ----------           ----------
Net loss.....................................      $ (792,240)          $(2,929,634)
                                                   ==========           ==========
Net loss per share--basic and diluted........      $    (0.45)          $    (0.88)
                                                   ==========           ==========
Shares used in per share calculation--basic
  and diluted................................       1,772,864            3,330,290
                                                   ==========           ==========

                       See Notes to Financial Statements

                          DIRECT HIT TECHNOLOGIES, INC

                       STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE PERIOD FROM INCEPTION (APRIL 27, 1998) THROUGH DECEMBER 31, 1998 AND

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                   PREFERRED STOCK            COMMON STOCK        ADDITIONAL
                              -------------------------   ---------------------    PAID-IN       DEFERRED      ACCUMULATED
                                SHARES        AMOUNT        SHARES      AMOUNT     CAPITAL     COMPENSATION      DEFICIT
                              -----------   -----------   ----------   --------   ----------   -------------   ------------
BALANCE AT INCEPTION (APRIL
  27, 1998)
Issuance of common stock to
  founders..................           --            --    7,849,998    $7,850    $ 542,150     $  (550,000)            --
Issuance of Series A
  preferred stock, net of
  issuance costs of
  $5,000....................    5,187,501   $ 1,378,334           --        --           --              --             --
Issuance of Series B
  preferred stock, net of
  issuance costs of
  $6,890....................    1,323,912     1,993,110           --        --           --              --             --
Exercise of stock options...           --            --    1,774,686     1,775       10,667              --             --
Deferred compensation
  related to grant of stock
  options...................           --            --           --        --      180,502        (180,502)            --
Amortization of deferred
  compensation..............           --            --           --        --           --         231,775             --
Net loss....................           --            --           --        --           --              --    $  (792,240)
                              -----------   -----------   ----------    ------    ----------    -----------    -----------
BALANCE, DECEMBER 31,
  1998......................    6,511,413     3,371,444    9,624,684     9,625      733,319        (498,727)      (792,240)

UNAUDITED:
  Repurchase and retirement
    of common stock, net....           --            --      (22,500)      (23)        (577)             --             --
  Exercise of stock
    options.................           --            --      119,864       120       36,971              --             --
  Issuance of Series C
    preferred stock, net of
    issuance costs of
    $20,512.................    4,431,263    26,279,468           --        --           --              --             --
  Deferred compensation
    related to grant of
    stock options...........           --            --           --        --    4,607,345      (4,607,345)            --
  Transfer of shares of
    employees...............           --            --           --        --      225,000              --             --
  Amortization of deferred
    compensation............           --            --           --        --           --         601,927             --
  Net loss..................           --            --           --        --           --              --     (2,929,634)
                              -----------   -----------   ----------    ------    ----------    -----------    -----------
BALANCE, SEPTEMBER 30, 1999
  (UNAUDITED)...............   10,942,676   $29,650,912    9,722,048    $9,722    $5,602,058    $(4,504,145)   $(3,721,874)
                              ===========   ===========   ==========    ======    ==========    ===========    ===========

                                  TOTAL
                              STOCKHOLDERS'
                                 EQUITY
                              -------------
BALANCE AT INCEPTION (APRIL
  27, 1998)
Issuance of common stock to
  founders..................            --
Issuance of Series A
  preferred stock, net of
  issuance costs of
  $5,000....................   $ 1,378,334
Issuance of Series B
  preferred stock, net of
  issuance costs of
  $6,890....................     1,993,110
Exercise of stock options...        12,442
Deferred compensation
  related to grant of stock
  options...................            --
Amortization of deferred
  compensation..............       231,775
Net loss....................      (792,240)
                               -----------
BALANCE, DECEMBER 31,
  1998......................     2,823,421
UNAUDITED:
  Repurchase and retirement
    of common stock, net....          (600)
  Exercise of stock
    options.................        37,091
  Issuance of Series C
    preferred stock, net of
    issuance costs of
    $20,512.................    26,279,468
  Deferred compensation
    related to grant of
    stock options...........            --
  Transfer of shares of
    employees...............       225,000
  Amortization of deferred
    compensation............       601,927
  Net loss..................    (2,929,634)
                               -----------
BALANCE, SEPTEMBER 30, 1999
  (UNAUDITED)...............   $27,036,673
                               ===========

                       See Notes to Financial Statements

                         DIRECT HIT TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 PERIOD FROM
                                                             INCEPTION (APRIL 27,      NINE MONTHS
                                                                1998) THROUGH             ENDED
                                                              DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                                             --------------------   ------------------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................................       $ (792,240)           $(2,929,634)
                                                                  ----------            -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization..........................           21,665                121,390
    Equity-related compensation............................          231,775                826,927
    Changes in operating assets and liabilities:
      Accounts receivable..................................         (162,846)              (194,392)
      Prepaid expenses and other current assets............          (20,830)               (16,481)
      Accounts payable and accrued expenses................           68,009                699,557
      Deferred revenue.....................................           32,500                212,635
                                                                  ----------            -----------
      Total adjustments....................................          170,273              1,649,636
                                                                  ----------            -----------
      Net cash used in operating activities................         (621,967)            (1,279,998)
                                                                  ----------            -----------
      Cash flows from investing activities:
      Increase in other assets.............................          (12,535)               (14,075)
      Purchase of short-term investments...................               --            (10,059,351)
      Restricted cash deposits.............................               --               (150,000)
      Purchases of property and equipment..................         (191,711)              (942,819)
                                                                  ----------            -----------
      Net cash used in investing activities................         (204,246)           (11,166,245)
                                                                  ----------            -----------
      Cash flows from financing activities:
      Issuance of common stock upon exercise of stock
        options............................................           12,442                 37,091
      Repurchase and retirement of common stock............               --                   (600)
      Issuance of Series A preferred stock.................        1,278,334                     --
      Issuance of Series B preferred stock.................        1,993,110                     --
      Issuance of Series C preferred stock.................               --             26,279,468
      Proceeds from issuance of note payable...............          100,000                     --
                                                                  ----------            -----------
      Net cash provided by financing activities............        3,383,886             26,315,959
                                                                  ==========            ===========
Increase in cash and cash equivalents......................        2,557,673             13,869,716
Cash and cash equivalents, beginning of period.............               --              2,557,673
                                                                  ----------            -----------
Cash and cash equivalents, end of period...................       $2,557,673            $16,427,389
                                                                  ==========            ===========
Supplemental cash flow information conversion of note
  payable to Series A preferred stock......................       $  100,000            $        --
                                                                  ==========            ===========

                       See Notes to Financial Statements

                         DIRECT HIT TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--Direct Hit Technologies, Inc. (the "Company") provides technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. The Company was incorporated on April 27, 1998.

    The Company has a single operating segment, aggregation and organization of online content. The Company has no organizational structure dictated by product lines, geography or customer type. Revenues have been primarily derived from popularity-based search products.

    The Company has experienced net losses since its inception and, as of September 30, 1999, had an accumulated deficit of approximately $3.7 million. Such losses and accumulated deficit resulted from both the Company's lack of substantial revenue and costs incurred in the development of the Company's service and in the establishment of the Company's Web site. For the foreseeable future, the Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly those related to sales and marketing and research and development.

    INTERIM FINANCIAL STATEMENTS (UNAUDITED)--The financial statements as of September 30, 1999 and for the nine months then ended are unaudited. In the opinion of management, such unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results which may be expected for any other interim period or for the full year.

    STOCK SPLIT--On July 9, 1999, prior to the Series C investment, the Company's Board of Directors approved a three-for-one stock split of the Company's common and preferred stock. Shareholders of record on July 14, 1999 (the record date) received two additional shares for every share held on that date. All share and per share amounts in these financial statements and notes hereto for all periods presented have been adjusted to reflect the three-for-one stock split.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS--The Company invests its cash in money market accounts and in debt securities of U.S. Government agencies and commercial paper from high quality corporate issuers. All highly liquid instruments with an original maturity of ninety days or less are considered cash equivalents and those with original maturities greater than ninety days and less than one year are considered short term investments. The Company's short term investments in marketable securities are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, if any, net of tax, recorded in stockholders' equity. Such unrealized gains and losses to date have been immaterial. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in income as incurred. At September 30, 1999, all of the Company's available-for-sale debt securities mature within one year.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RESTRICTED CASH--The Company is required to maintain a $150,000 compensating balance with a bank to support an outstanding letter of credit which is issued in favor of the Company's landlord in lieu of a deposit on leased office space.

    REVENUE RECOGNITION--Revenues are comprised of OEM revenues and advertising revenues. OEM revenues are generated through a variety of contractual arrangements, which include per-query fees and advertising revenue sharing arrangements with OEM customers. Per-query fees are recognized in the period earned, and revenues from advertising revenue sharing arrangements are recognized in the period that the advertisement is displayed through the OEM customer's Web site. When the OEM contract calls for payments based on per-query fees, revenues are recognized based on the number of Web pages accessed as reported by the OEM customer or as determined by the Company, depending on the contract. When the OEM contract provides for minimum monthly fees, such fees are recognized monthly as earned.

    Advertising revenues are derived primarily from the sale of banner advertisements on Web pages. Revenues are recognized over the term the advertisements are displayed.

    Deferred revenue is primarily comprised of payments and billings in excess of recognized revenue relating to customer contracts.

    CONCENTRATION OF CREDIT RISK Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. Substantially all of the Company's cash and cash equivalents are managed by two financial institutions. At December 31, 1998 and September 30, 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

    Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers. The Company maintains an allowance for potential credit losses. Accordingly, the Company has provided for $5,100 and $39,000 for such allowances in 1998 and 1999, respectively. The Company has not recorded any write-offs in 1998 or 1999.

    For the period from inception (April 27, 1998) through December 31, 1998, two customers accounted for 78% and 22% of total revenues and 82% and 18% of total receivables, at December 31, 1998, respectively. One customer accounted for 70% of total revenues for the nine months ended September 30, 1999. Three customers accounted for 69%, 13% and 13% of total receivables at September 30, 1999, respectively.

    DEPRECIATION AND AMORTIZATION--Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INCOME TAXES--Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

    A valuation allowance is provided for the amount of deferred tax assets that, based on currently available evidence, are not expected to be realized.

    COST OF REVENUES--Cost of revenues consist primarily of expenses associated with the ongoing maintenance and support of our products, including compensation and employee-related expenses, consulting fees, equipment costs, networking, bandwidth and other related indirect costs. The Company enters into contracts for bandwidth with third-party network providers.

    RESEARCH AND DEVELOPMENT--Research and development expenses consist primarily of compensation and employee-related expenses, equipment costs, and fees for professional services related to the continued development and enhancement of our product offerings.

    Costs incurred in the engineering and development of the Company's product are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter.

    The Company also has incurred expenditures on software used to both facilitate internal processes and create and maintain its Web site. The Company has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for, and capitalized under SFAS No. 86 and SOP 98-1, have been insignificant to date.

    ADVERTISING COSTS--Advertising costs are recorded as sales and marketing expense as incurred. Advertising expenses for the period from inception (April 27, 1998) through December 31, 1998 and for the nine months ended September 30, 1999 were $0 and $183,696, respectively.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized on a straight line basis over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price.

    EARNINGS PER SHARE--Basic net loss per share is computed using the weighted average number of common shares outstanding during the period adjusted for those restricted shares that are contingently returnable. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common stock. Potential common stock consists of convertible preferred stock, restricted common stock that is contingently returnable, and stock options. For the period from inception (April 27, 1998) to December 31, 1998 and for the nine months ended September 30, 1999, options to purchase 72,510 and 1,204,646 shares of common stock, respectively,

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

restricted common stock of 7,071,093 and 5,498,565 shares, respectively, that is contingently returnable and preferred stock convertible into 6,511,413 and 10,942,676 shares of common stock, respectively, were excluded from the calculation since their inclusion would be antidilutive.

    FINANCIAL INSTRUMENTS--The Company's financial instruments include cash, accounts receivable, accounts payable and accrued expenses. At December 31, 1998 and September 30, 1999, the fair values of these instruments approximated their financial statement carrying amounts.

    COMPREHENSIVE INCOME--Comprehensive loss is the same as net loss for all periods presented.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company has evaluated the impact of adopting SFAS No. 133 and, based on its current business activities, believes that it will not have a material effect on its financial statements.

2. PROPERTY AND EQUIPMENT

                                                       ESTIMATED USEFUL   DECEMBER 31,   SEPTEMBER 30,
                                                            LIVES             1998           1999
                                                       ----------------   ------------   -------------
                                                                                          (UNAUDITED)
Property and equipment:
  Computer equipment and software....................        3 years        $149,298      $1,010,172
  Furniture and fixtures.............................        7 years          39,788          82,907
  Office equipment...................................        5 years           2,625          28,163
  Leasehold improvements.............................     lease term              --          13,288
                                                          ----------        --------      ----------
    Total............................................                        191,711       1,134,530
Less accumulated depreciation........................                        (21,665)       (143,055)
                                                                            --------      ----------
Property and equipment, net..........................                       $170,046      $  991,475
                                                                            ========      ==========

3. COMMITMENTS

    The Company leases office space under operating leases expiring through October 2002. Certain of the leases contain renewal options. Some of the leases provide for increasing rents over the terms of the leases; total rent under these leases is being spread ratably over the lease terms. The Company has sublet certain office space over the remainder of its lease term at an amount that approximates the Company's obligation under the lease.

    Total rent expense was $32,417 for the period from inception (April 27, 1998) through December 31, 1998, and $154,421 for the nine months ended September 30, 1999. Rental income from the sublease amounted to $15,424 for the nine months ended September 30, 1999 and is recorded, net of expense, in general and administrative expense.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

3. COMMITMENTS (CONTINUED)

    Future minimum annual lease payments under noncancelable operating leases, net of sublease income, as of September 30, 1999 are as follows:

1999 (Remainder of year)....................................  $119,986
2000........................................................   747,173
2001........................................................   752,846
2002........................................................   406,195

4. PREFERRED STOCK

    CONVERTIBLE PREFERRED STOCK--The authorized preferred stock of the Company consists of 10,942,678 shares of preferred stock with a par value of $0.001, of which 5,187,501 shares are designated as Series A convertible preferred stock ("Series A preferred stock"), 1,323,912 shares are designated as Series B convertible preferred stock ("Series B preferred stock"), and 4,431,265 shares are designated as Series C convertible preferred stock ("Series C preferred stock").

    SERIES A CONVERTIBLE PREFERRED STOCK--On May 22, 1998, the Company issued 5,187,501 shares of Series A preferred stock at $0.2667 per share to investors for total consideration, including the conversion of two 8% promissory notes amounting to $100,000, of $1,378,334 (net of offering costs of $5,000). The Series A preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series A preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series A preferred stock convert. The Series A preferred stock earns non-cumulative dividends when and if declared in the amount of $0.0213 per share. Upon liquidation, after setting apart or paying in full the preferential amounts due the holders of Series C preferred stock, holders of Series A preferred stock are entitled to receive, out of funds then generally available, in conjunction with holders of Series B preferred stock and prior to any payment with respect to the holders of common stock, $0.2667 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the Series A preferred stock is subordinate, holders of Series A preferred stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

    SERIES B CONVERTIBLE PREFERRED STOCK--On November 12, 1998, the Company issued 1,323,912 shares of Series B preferred stock at $1.51067 per share to investors for total consideration of $1,993,110 (net of offering costs of $6,890). The Series B preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series B preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series B preferred stock convert. The Series B preferred stock earns non-cumulative dividends when and if declared in the amount of $0.121 per share. Upon liquidation, after setting apart or paying in full the preferential amounts due the holders of Series C preferred stock, holders of Series B preferred stock are entitled to receive, out of funds then generally available, in conjunction with holders of Series A preferred stock and prior to any payment with respect to the holders of common stock, $1.51067 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the Series B preferred stock is subordinate, holders of Series B preferred stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

4. PREFERRED STOCK (CONTINUED)

    In addition, as long as any shares of Series B preferred stock are outstanding, the Company shall not, without first obtaining approval by vote or written consent of the holders of at least a majority of the total number of shares of Series B preferred stock outstanding, voting together as a class, undertake or effect any reorganization event (as defined) in which the value of the consideration to be received per share of Series B preferred stock in such transaction is less than 150% percent of the original Series B issue price of $1.51067 per share.

    SERIES C CONVERTIBLE PREFERRED STOCK--On July 16, 1999, the Company issued 4,431,263 shares of Series C preferred stock at $5.9351 per share to investors for total consideration of $26,279,468 (net of offering costs of $20,512). The Series C preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series C preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series C preferred stock convert. The Series C preferred stock earns non-cumulative dividends when declared in the amount of $0.4748 per share. Upon liquidation, holders of Series C preferred stock are entitled to receive, out of funds then generally available, dividends previously declared or accrued and a per share amount as follows: i) $8.90265 per share if the consideration received in a liquidation is $2.99 per fully diluted share of common stock or less; ii) $10.386425 per share if the consideration received in a liquidation is between $3.00 and $8.96 per fully diluted share of common stock; iii) $11.8702 per share if the consideration received in a liquidation is between $8.97 and $11.96 per fully diluted share of common stock or; iv) $5.9351 per share if the consideration received in a liquidation is over $11.96 per fully diluted share of common stock.

5. COMMON STOCK

    The Company's Certificate of Incorporation was amended on July 14, 1999 to increase the number of authorized shares of common stock from 10,000,000 to 35,000,000 shares.

    The Company's Certificate of Incorporation precludes the payment of dividends to shareholders of common stock so long as any shares of Series A, B or C preferred stock are issued and outstanding.

    FOUNDERS SHARES--On April 28, 1998, the Company issued to the two founders of the Company 2,943,750 and 4,906,248 shares of restricted common stock (the "Founders Shares"), respectively, at a per share price of $0.0003.

    The Founder Stock Purchase Agreement relating to 2,943,750 shares of common stock provided for vesting of 10% of the shares upon the issuance of the Series A Preferred Stock and the remaining 90% vest ratably over four years.

    The Founder Stock Purchase Agreement relating to 4,906,248 shares of common stock were issued to a founder as part of the initial capitalization of the Company including his contribution and development of certain technology pursuant to the terms of an Exclusive Patent License Agreement. Upon issuance of the Series A Preferred Stock 25% of his shares became immediately vested. The remaining balance of these Founders Shares vest ratably over four years. On
July 6, 1999, the founder transferred 60,000 of his restricted Founders Shares to two employees for past services rendered. The fair value of these shares, approximating $225,000, was charged to expense.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    The Company has determined that the measurement date for the Founders Shares coincided with the issuance of the Series A preferred stock. The Company has recognized deferred compensation of $550,000, based on the fair value of the common shares on that day, to be amortized over the vesting period. Accordingly, the Company has recorded compensation expense of approximately $174,000 and $83,000 for the period from inception (April 27, 1998) through December 31, 1998 and the nine months ended September 30, 1999, respectively.

    The Company has the right to repurchase unvested shares at the amount paid. The Company's right to repurchase the unvested shares terminates if the founder is terminated by the Company without cause, upon a change in control or upon the effectiveness of the Company's initial public offering.

    Restricted shares include the Founders Shares and shares purchased pursuant to the Company's 1998 and 1998-A Stock Option Plans (the "Option Plans").

    Restricted shares activity since inception follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    PURCHASE
                                                                SHARES      PRICE
                                                              ----------   --------
Outstanding at inception (April 27, 1998)...................          --        --
  Issued for Founders Share and stock option exercise.......   9,624,684   $ 0.001
  Repurchased...............................................          --        --
  Laps of restriction due to vesting........................  (2,553,591)    0.001
                                                              ----------   -------
Outstanding at December 31, 1998............................   7,071,093     0.001
  Issued for stock option exercises.........................     119,864     0.291
  Repurchased...............................................     (45,000)   (0.027)
  Issued from treasury shares...............................      22,500     0.027
  Lapse of restriction due to vesting.......................  (1,669,892)    0.003
                                                              ----------   -------
Outstanding at September 30,1999............................   5,498,565   $0.0005
                                                              ==========   =======

    STOCK OPTIONS--The Company's Option Plans initially provided for the granting of stock options to purchase up to 1,962,501 shares of the Company's common stock. In 1998, the Company's shareholders ratified and approved to increase the number of shares available for grant by 225,000 to a total of 2,187,501 for the Option Plans. In 1999 the Company's shareholders ratified and approved to increase the number of shares available for grant by 1,600,000, to a total of 3,787,501 for the Option Plans. Options may be granted to employees, officers, directors and consultants of the Company with terms of up to 10 years. The options can be granted at such prices and vesting schedules as the Board of Directors (the "Board") may determine; however ISO's cannot be granted at less than 100% and nonqualified options cannot be granted at less than 85% of the stock's fair market value at the date of grant.

    Options generally vest over 48 months as follows: (i) 25% 12 months from the date of grant and (ii) the remaining 75% thereafter at 2.0833% per month. In the event of a change of control of the Company (as defined in the Option Plan), the vesting of 25% of the remaining unvested shares will automatically be accelerated.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    Generally, the Option Plans provide that the Option holders may exercise their stock options immediately. Shares issued upon exercise of such options are restricted and continue to vest under the terms of the option agreement.

    Stock option activity since inception is as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Outstanding at inception....................................          --       --
  Granted...................................................   1,929,373    $0.02
  Exercised.................................................  (1,774,687)    0.01
  Canceled, forfeited or expired............................     (82,176)    0.27
                                                              ----------    -----
Outstanding and exercisable, December 31, 1998..............      72,510     0.10
  Granted...................................................   1,274,500     1.37
  Exercised.................................................    (142,364)    0.25
  Canceled, forfeited or expired............................          --       --
                                                              ----------    -----
Outstanding at September 30,1999............................   1,204,646    $1.43
                                                              ==========    =====

    Included in options granted for the period from inception (April 27, 1998) through December 31, 1998, and the nine months ended September 30, 1999 are 109,062 and 86,000 options, respectively, granted to consultants. Compensation expense is being recognized over the vesting period based on fair value pursuant to SFAS No. 123 and EITF No. 96-18. Total expense for the period from inception (April 27, 1998) through December 31, 1998, and the nine months ended
September 30, 1999 related to these options is approximately $36,000 and $322,000, respectively.

    For financial reporting purposes, the deemed fair value of the common stock at the dates of stock option grants to employees resulted in deferred compensation of approximately $122,000 for the period from inception (April 27, 1998) through December 31, 1998 and approximately $3,789,000 for the nine months ended September 30, 1999. These charges are being recognized ratably over the vesting period. Compensation expense for options to employees was approximately $22,000 for the period from inception (April 27, 1998) through December 31, 1998 and approximately $197,000 for the nine months ended September 30, 1999.

    The weighted average fair value of options granted for the period from inception (April 27, 1998) through December 31, 1998 and the nine months ended September 30, 1999 was $0.07 and $2.85, respectively.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    The following table summarized information about stock options outstanding at September 30, 1999:

                                                                                                 VESTED
                                                                                       --------------------------
                                                WEIGHTED AVERAGE         WEIGHTED                     WEIGHTED
                          NUMBER OF OPTIONS   REMAINING CONTRACTUAL      AVERAGE       NUMBER OF      AVERAGE
     EXERCISE PRICES         OUTSTANDING              LIFE            EXERCISE PRICE    OPTIONS    EXERCISE PRICE
  ---------------------   -----------------   ---------------------   --------------   ---------   --------------
  0.03.$..........                3,000                8.76                $0.03         3,000          $0.03
  0.17...........               229,500                9.36                 0.17         4,835           0.17
  0.30...........               112,500                9.59                 0.30            --             --
  0.45...........               108,000                9.76                 0.45            --             --
  1.78...........               325,646                9.85                 1.78         8,135           1.78
  2.30...........             3,338,000                9.92                 2.30            --             --
  2.82...........                88,000                9.96                 2.82            --             --
       ----------             ---------                ----                -----        ------          -----
  0.03-$2.82......            1,240,646                9.75                $1.43        15,970          $0.96
       ==========             =========                ====                =====        ======          =====

    The weighted average remaining contractual life of the options at December 31, 1998 was 9.75 years.

    Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. For purposes of determining the disclosure required by SFAS No. 123, the Black Scholes valuation method was used with the following assumptions: expected life, 5 years, a risk-free rate of return of 5.5%, expected volatility of 107% and no expected dividends. If the computed fair values of the 1999 and 1998 awards had been amortized to expense over the vesting period, pro forma net loss would have been as follows:

                                                          PERIOD FROM INCEPTION
                                                         (APRIL 27, 1998) THROUGH   NINE MONTHS ENDED
                                                            DECEMBER 31, 1998       SEPTEMBER 30, 1999
                                                         ------------------------   ------------------
                                                                                       (UNAUDITED)
Net loss as reported...................................         $(792,240)             $(2,929,634)
Net loss pro forma.....................................          (811,187)              (3,071,890)

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

6. INCOME TAXES

    The components of the Company's net deferred tax assets consisted of the following:

                                                               PERIOD FROM INCEPTION
                                                              (APRIL 27, 1998) THROUGH
                                                                 DECEMBER 31, 1998
                                                              ------------------------
Current assets
  Deferred compensation.....................................         $  95,028
  Research and development credits..........................            30,553
                                                                     ---------
                                                                       125,581
                                                                     ---------
Long-term assets (liabilities):
  Net operating loss carryforwards..........................           319,035
  Depreciation..............................................            (2,499)
                                                                     ---------
                                                                       316,536
                                                                     ---------
Net deferred tax assets before valuation allowance..........           442,117
Less: valuation allowance...................................          (442,117)
                                                                     ---------
Net deferred tax assets.....................................         $      --
                                                                     =========

    A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, because of the Company's limited operating history, management has provided a valuation allowance for the full amount of the deferred tax asset due to the uncertainty of realization.

    The Company has available for future periods federal and state tax net operating loss carryforwards and research and development credits of approximately $792,000 and $31,000, respectively, as of December 31, 1998. The net operating loss carryforwards expire beginning in 2013 and 2003 for federal and state tax purposes, respectively. The federal research and development credits begin to expire in 2013. The Company did not pay any income taxes in 1998.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

7. BENEFIT PLAN

    The Company maintains a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 20% of his or her annual compensation to the Plan. The Company does not match employee contributions. Under the Plan, all participants are fully vested and all benefits and accounts can not be forfeited for any reason.

8. SUBSEQUENT EVENT (UNAUDITED)

    On January 25, 2000, the Company entered into an Agreement and Plan of Merger and Reorganization to be acquired by Ask Jeeves, Inc. ("Ask Jeeves"). Ask Jeeves develops and deploys natural-language Corporate and Consumer Service on the Internet for consumers and companies. Total consideration for this transaction will be 4,750,000 shares of Ask Jeeves common stock for substantially all of the outstanding common and preferred stock of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee........................................  $ 42,785
Nasdaq National Market listing fee..........................    17,500
Printing and engraving expenses.............................    50,000
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    50,000
Blue sky fees and expenses..................................     2,500
Transfer agent fees.........................................     2,500
Miscellaneous fees and expenses.............................     9,715
                                                              --------
Total.......................................................  $250,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

    In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

    We maintain a policy providing directors' and officers' liability insurance, which insures our directors and officers in certain circumstances with a liability limit of $15,000,000 per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since the Company's inception on June 13, 1996, the Company has issued and sold the following unregistered securities:

1. On June 17, 1996, the Company issued 1,500,000 shares of its common stock to Garrett Gruener in consideration of the assets of Cameo Technology, Inc. a company owned by Garrett Gruener, and $20,000 pursuant to the Asset Purchase Agreement and Plan on Reorganization by and between the Company and Cameo Technology, Inc.

2. On June 17, 1996, the Company issued 900,000 shares of its common stock to David Warthen in consideration of $20,000.

3. From inception through April 30, 1999, the Company granted options to purchase 6,403,354 shares of common stock at a weighted average exercise price of $2.00 per share to employees, consultants, directors and other service providers pursuant to its 1996 Option Plan and issued an aggregate of 1,036,939 shares of its common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $86,348 pursuant to exercises of options granted under the 1996 Option Plan.

4. From inception through April 30, 1999, the Company granted options to purchase 579,998 shares of common stock at a weighted average exercise price of $0.41 per share to employees and consultants pursuant to option agreements outside of the 1996 stock Option Plan and issued an aggregated 390,540 shares of its common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $1,406 pursuant to exercise of such options outside of the 1996 Option Plan.

5. In August 1997, the Company issued 1,083,498 shares of common stock at a purchase price of $0.23 and warrants to purchase 541,749 shares of common stock to two investors. The warrants have a per share exercise price of $0.23 per share.

6. In April 1998, the Company issued 32,600 shares of common stock to an independent contractor for services performed. The Company imputed a value for the services of $13,221, of which $5,700 was paid in cash, and the remainder was allocated to the shares issued.

7. In November 1997, the Company issued 12,000 shares of common stock in exchange for assets valued at $.23 per share.

8. In December 1997, the Company issued 541,829 shares of common stock for an aggregate purchase price of $249,241 or $.46 per share to one investor.

9. In May, June and July 1998, the Company issued warrants exercisable into 21,500 shares of common stock to a consultant for services performed. The warrants are exercisable into shares of common stock at a per share exercise prices of $.53.

10. In June 1998, the Company issued and sold an aggregate of 2,148,807 shares of its common stock for an aggregate purchase price of approximately $1,138,868 or $.53 per share to 16 investors.

11. In September 1998, the Company issued and sold 1,855,415 shares of its common stock for an aggregate purchase price of approximately $983,370 or $.73 per share to 11 investors.

12. In November 1998 and January 1999, the Company issued and sold 3,709,884 shares of its Series A preferred stock for an aggregate purchase price of approximately $7,642,361 or $2.06 per share to 25 investors.

13. In December 1998, the Company issued warrants to purchase 17,500 shares of common stock to our landlord in partial consideration for lease obligations.

    The warrants were exercised in April 1999.

14. In February and March 1999, the Company issued and sold 5,775,806 shares of its Series B Preferred Stock for an aggregate purchase price of approximately $25,009,239, or $4.33 per share to 44 investors.

15. In March 1999, the Company issued a warrant exercisable into 2,500 shares of common stock to a consultant for services performed. The warrant is exercisable into shares of common stock at a per share exercise price of $4.32.

16. On April 16, 1999, the Company issued 450,000 shares of common stock in consideration of, among other things, certain assets relating to Lumina Decision Systems, Inc., pursuant to the Asset Purchase Agreement by and between the Company and Lumina Decision Systems.

17. On November 17, 1999, the Company issued 5,875 shares of common stock in connection with the purchase of assets from Excellerate LLC.

18. On November 19, 1999, the Company entered into an Agreement and Plan of Merger ("Agreement") with Net Effect Systems, Inc. Pursuant to the Agreement, all outstanding shares of Net Effect Systems, Inc. were converted into 1,631,863 million shares of common stock.

    The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Ask Jeeves.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.

       EXHIBIT          DESCRIPTION
---------------------   -----------
           3.1*         Certificate of Incorporation of the Registrant.

           3.2*         Bylaws of the Registrant.

           4.1*         Reference is made to Exhibit 3.1.

           4.2*         Specimen Certificate for Registrant's Common Stock.

           4.3*         Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30,
                          1998.

           4.4*         Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31,
                          1998.

           4.5*         Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31,
                          1998.

           4.6*         Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 11,
                          1999.

           5.1+         Opinion of Cooley Godward LLP.

          10.1*         Amended and Restated 1996 Equity Incentive Plan.

          10.2*         Form of Option Agreement for the Amended and Restated 1996
                          Equity Incentive Plan.

        10.3.1*         1999 Equity Incentive Plan.

       EXHIBIT          DESCRIPTION
---------------------   -----------
        10.3.2*         1999 Equity Incentive Plan, As Amended.

          10.4*         Form of Option Agreement for the 1999 Equity Incentive Plan.

        10.5.1*         1999 Employee Stock Purchase Plan.

        10.5.2*         1999 Employee Stock Purchase Plan, As Amended.

          10.6*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Group Venture Development Company dated
                          as of August 20, 1997.

          10.7*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Development Company dated as of August
                          14, 1998.

          10.8*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Development Company dated as of November
                          15, 1998.

          10.9*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Registrant dated as of May 15, 1998.

         10.10*         Lease Agreement by and between Parker Associates and the
                          Registrant dated as of January 26, 1999.

         10.11*         Assignment and Assumption of Standard Commercial Office
                          Lease for Eat/Work Development by and between the Roda
                          Group Development Company, L.L.C. and the Registrant dated as of January 1, 1999 (relating to 918 Parker Street,
                          Suite A-14, Berkeley, CA).

         10.12*         License Agreement between the Registrant and Compaq Computer
                          Corporation dated as of October 2, 1998.

         10.13*         License and Development Agreement between the Registrant and
                          Compaq Computer Corporation dated as of September 30,
                          1999.

         10.14*         Consulting Services Agreement by and between the Registrant and the Roda Development Group dated as of December 14,
                          1998.

         10.15*         Offer letter by and between the Company and M. Bruce Nakao dated as of April 16, 1999.

         10.16*         Offer letter by and between the Registrant and Laurence
                          Fishkin dated as of January 11, 1999.

       10.17.1*         Offer letter by and between the Registrant and Edward
                          Briscoe III dated as of January 18, 1999.

       10.17.2*         Offer Letter by and between Registrant and Edward
                          Briscoe III, as amended, dated June 1, 1999.

         10.18*         Offer letter by and between the Registrant and Frank Vaculin dated as of January 5, 1999.

       10.19.1*         Offer letter by and between the Registrant and Robert W.
                          Wrubel dated as of May 22, 1998.

       10.19.2*         Offer letter by and between Registrant and Robert W. Wrubel, as amended, dated June 1, 1999.

         10.20*         Common Stock and Warrant Purchase Agreement by and between the Registrant, and each of Daniel H. Miller, Roger A.
                          Strauch and The Roda Group Venture Development Company,
                          LLC. dated as of August 20, 1997.

         10.21*         Common Stock Subscription Agreement, by and between the
                          Registrant and certain investors of the Registrant dated
                          as of June 26, 1998.

       EXHIBIT          DESCRIPTION
---------------------   -----------
         10.22*         Common Stock Subscription Agreement, by and between the
                          Registrant and certain investors of the Registrant dated
                          as of August, 1998.

         10.23*         Series A Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated as of November 13, 1998.

         10.24*         Series B Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated as of February 24, 1999.

         10.25*         Asset Purchase Agreement by and between the Registrant and
                          Lumina Decision Systems, Inc. dated as of April 16, 1999.

         10.26*         Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

         10.27*         Assignment and Assumption of Standard Commercial Office
                          Lease for EAT/Work development by and between the Rod
                          Group Development Company, LLC and the Registrant dated as of January 1, 1999 (relating to 918 Parker Street,
                          Suite A-1-1 and A-1-2, Berkeley, CA).

         10.28*         Office Lease by and between Emery Station Associates, L.L.C.
                          and the Registrant dated as of April 29, 1999.

         10.29*         Offer Letter by and between the Registrant and George
                          Lichter dated as of May 27, 1999.

         10.30*         Master Lease Agreement by and between the Registrant and
                          Comdisco, Inc. dated as of June 15, 1999.

         10.31*         Forms of Promissory Note and Stock Pledge Agreement for
                          loans to executive officers.

        10.32**         Agreement and Plan of Merger and Reorganization by and
                          between Net Effect Systems, Inc. and Neutral Acquisition
                          Corp. dated November 19, 1999.

         10.33+         Agreement and Plan of Merger and Reorganization by and
                          between Direct Hit, Inc. and Answer Acquisition Corp.
                          signed January 25, 1999.

          10.34         Offer letter by and between Registrant and Enrique Salem
                          dated               .

         10.35+         Registration Rights Agreement between Registrant and
                          Stockholders of Net Effect System, Inc. dated
                          November 19, 1999.

         10.36+         Registration Rights Agreement between Registrant and
                          Stockholders of Direct Hit, Inc. signed January 25, 1999.

           23.1         Consent of Ernst & Young LLP, Independent Auditors.

           23.2         Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

           24.1         Power of attorney. Reference is made to Page II-6.

           27.1         Financial Data Schedule.

* Previously filed on Registrant's S-1 Registration Statement, filed with the Securities and Exchange Commission on June 30, 1999.

** Previously filed on Registrant's 8-K, as filed with the Securities and Exchange Commission on November 18, 1999.

+   To be filed by Amendment.

    (b) FINANCIAL STATEMENT SCHEDULES.

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on January 28, 2000.

                                                       ASK JEEVES, INC.

                                                       By:             /s/ ROBERT W. WRUBEL
                                                            -----------------------------------------
                                                                         Robert W. Wrubel
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENT, that the persons whose signatures appear below each severally constitutes and appoints Robert W. Wrubel, Christine M. Davis and Amy Slater, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chairman and Chief
                /s/ ROBERT W. WRUBEL                     Executive Officer
     -------------------------------------------         (PRINCIPAL EXECUTIVE        January 28, 2000
               J. LEIGHTON READ, M.D.                    OFFICER)

                 /s/ M. BRUCE NAKAO
     -------------------------------------------       Chief Financial Officer       January 28, 2000
                   M. BRUCE NAKAO

               /s/ CHRISTINE M. DAVIS
     -------------------------------------------       Controller                    January 28, 2000
                 CHRISTINE M. DAVIS

                /s/ ROGER A. STRAUCH
     -------------------------------------------       Chairman of the Board of      January 28, 2000
                   ROGER A STRAUCH                       Directors

            /s/ A. GEORGE ("Skip") Battle
     -------------------------------------------       Director                      January 28, 2000
              A. GEORGE ("SKIP") BATTLE

                /s/ BENJAMIN M. ROSEN
     -------------------------------------------       Director                      January 28, 2000
                  BENJAMIN M. ROSEN

     -------------------------------------------       Director                           , 2000
                   DANIEL J. NOVA

                /s/ GEOFFREY Y. YANG
     -------------------------------------------       Director                           , 2000
                  GEOFFREY Y. YANG

                 /s/ GARRETT GRUENER
     -------------------------------------------       Director                      January 28, 2000
                   GARRETT GRUENER

                                 EXHIBIT INDEX

       EXHIBIT          DESCRIPTION
---------------------   -----------
           3.1*         Certificate of Incorporation of the Registrant.

           3.2*         Bylaws of the Registrant.

           4.1*         Reference is made to Exhibit 3.1.

           4.2*         Specimen Certificate for Registrant's Common Stock.

           4.3*         Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30,
                          1998.

           4.4*         Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31,
                          1998.

           4.5*         Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31,
                          1998.

           4.6*         Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 11,
                          1999.

           5.1+         Opinion of Cooley Godward LLP.

          10.1*         Amended and Restated 1996 Equity Incentive Plan.

          10.2*         Form of Option Agreement for the Amended and Restated 1996
                          Equity Incentive Plan.

        10.3.1*         1999 Equity Incentive Plan.

        10.3.2*         1999 Equity Incentive Plan, As Amended.

          10.4*         Form of Option Agreement for the 1999 Equity Incentive Plan.

        10.5.1*         1999 Employee Stock Purchase Plan.

        10.5.2*         1999 Employee Stock Purchase Plan, As Amended.

          10.6*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Group Venture Development Company dated
                          as of August 20, 1997.

          10.7*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Development Company dated as of August
                          14, 1998.

          10.8*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Roda Development Company dated as of November
                          15, 1998.

          10.9*         Commercial Office Lease by and between Eat/Work Development,
                          L.P. and the Registrant dated as of May 15, 1998.

         10.10*         Lease Agreement by and between Parker Associates and the
                          Registrant dated as of January 26, 1999.

         10.11*         Assignment and Assumption of Standard Commercial Office
                          Lease for Eat/Work Development by and between the Roda
                          Group Development Company, L.L.C. and the Registrant dated as of January 1, 1999 (relating to 918 Parker Street,
                          Suite A-14, Berkeley, CA).

         10.12*         License Agreement between the Registrant and Compaq Computer
                          Corporation dated as of October 2, 1998.

         10.13*         License and Development Agreement between the Registrant and
                          Compaq Computer Corporation dated as of September 30,
                          1999.

         10.14*         Consulting Services Agreement by and between the Registrant and the Roda Development Group dated as of December 14,
                          1998.

         10.15*         Offer letter by and between the Company and M. Bruce Nakao dated as of April 16, 1999.

       EXHIBIT          DESCRIPTION
---------------------   -----------
         10.16*         Offer letter by and between the Registrant and Laurence
                          Fishkin dated as of January 11, 1999.

       10.17.1*         Offer letter by and between the Registrant and Edward
                          Briscoe III dated as of January 18, 1999.

       10.17.2*         Offer Letter by and between Registrant and Edward
                          Briscoe III, as amended, dated June 1, 1999.

         10.18*         Offer letter by and between the Registrant and Frank Vaculin dated as of January 5, 1999.

       10.19.1*         Offer letter by and between the Registrant and Robert W.
                          Wrubel dated as of May 22, 1998.

       10.19.2*         Offer letter by and between Registrant and Robert W. Wrubel, as amended, dated June 1, 1999.

         10.20*         Common Stock and Warrant Purchase Agreement by and between the Registrant, and each of Daniel H. Miller, Roger A.
                          Strauch and The Roda Group Venture Development Company,
                          LLC. dated as of August 20, 1997.

         10.21*         Common Stock Subscription Agreement, by and between the
                          Registrant and certain investors of the Registrant dated
                          as of June 26, 1998.

         10.22*         Common Stock Subscription Agreement, by and between the
                          Registrant and certain investors of the Registrant dated
                          as of August, 1998.

         10.23*         Series A Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated as of November 13, 1998.

         10.24*         Series B Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated as of February 24, 1999.

         10.25*         Asset Purchase Agreement by and between the Registrant and
                          Lumina Decision Systems, Inc. dated as of April 16, 1999.

         10.26*         Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

         10.27*         Assignment and Assumption of Standard Commercial Office
                          Lease for EAT/Work development by and between the Rod
                          Group Development Company, LLC and the Registrant dated as of January 1, 1999 (relating to 918 Parker Street,
                          Suite A-1-1 and A-1-2, Berkeley, CA).

         10.28*         Office Lease by and between Emery Station Associates, L.L.C.
                          and the Registrant dated as of April 29, 1999.

         10.29*         Offer Letter by and between the Registrant and George
                          Lichter dated as of May 27, 1999.

         10.30*         Master Lease Agreement by and between the Registrant and
                          Comdisco, Inc. dated as of June 15, 1999.

         10.31*         Forms of Promissory Note and Stock Pledge Agreement for
                          loans to executive officers.

        10.32**         Agreement and Plan of Merger and Reorganization by and
                          between Net Effect Systems, Inc. and Neutral Acquisition
                          Corp. dated November 19, 1999.

         10.33+         Agreement and Plan of Merger and Reorganization by and
                          between Direct Hit, Inc. and Answer Acquisition Corp.
                          signed January 25, 1999.

          10.34         Offer letter by and between Registrant and Enrique Salem
                          dated               .

         10.35+         Registration Rights Agreement between Registrant and
                          Stockholders of Net Effect System, Inc. dated
                          November 19, 1999.

         10.36+         Registration Rights Agreement between Registrant and
                          Stockholders of Direct Hit, Inc. signed January 25, 1999.

       EXHIBIT          DESCRIPTION
---------------------   -----------
           23.1         Consent of Ernst & Young LLP, Independent Auditors.

           23.2         Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

           24.1         Power of attorney. Reference is made to Page II-6.

           27.1         Financial Data Schedule.

* Previously filed on Registrant's S-1 Registration Statement, filed with the Securities and Exchange Commission on June 30, 1999.

** Previously filed on Registrant's 8-K, as filed with the Securities and Exchange Commission on November 18, 1999.

+   To be filed by Amendment.